Exhibit 2.1

THE EXHIBITS AND SCHEDULES TO THIS EXHIBIT HAVE BEEN EXCLUDED BECAUSE THE INFORMATION CONTAINED THEREIN IS BOTH NOT MATERIAL AND OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

STOCK PURCHASE AGREEMENT

by and among

CARRIER GLOBAL CORPORATION

CARRIER INVESTMENTS UK LIMITED

CHUBB LIMITED

and

API GROUP CORPORATION

Dated as of July 26, 2021

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-ii-

-iii-

-iv-

Exhibits

Exhibit A: Form of Share Transfer Form

Exhibit B: Form of Transition Services Agreement

Schedules

Schedule I: Carrier Assets

Schedule II: Chubb Assets

Schedule III: Accounting Principles

Schedule IV: Data Room Index

Parent Disclosure Schedule

Purchaser Disclosure Schedule

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 26, 2021, is by and among Carrier Global Corporation, a Delaware corporation (“Parent”), Carrier Investments UK Limited, a UK limited company (the “Seller”), Chubb Limited, a UK limited company (the “Company”), and APi Group Corporation, a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, the Seller is the legal and beneficial owner of two hundred (200) subscriber shares of the Company with nominal value of £0.01 each, and eight hundred twenty-nine million, fourteen thousand eight hundred sixty-nine (829,014,869) ordinary shares of the Company with nominal value of £0.18 each, which together represent all of the issued and outstanding share capital of the Company (collectively, the “Shares”);

WHEREAS, as a material inducement to Purchaser’s agreement to enter into this Agreement and consummate the transactions contemplated hereby, Parent and its Subsidiaries will take actions to consummate the Pre-Closing Restructuring (as hereinafter defined), in accordance with Section 5.15 and the Pre-Closing Restructuring Agreements (as hereinafter defined);

WHEREAS, Seller desires, following the consummation of the Pre-Closing Restructuring, to sell and transfer to Purchaser, and Purchaser desires to purchase from Seller, the Shares for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any claim, action, suit, arbitration, litigation or proceeding.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that, from and after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of the Seller or any of the Seller’s Affiliates, (b) neither the Seller nor any of the Seller’s Affiliates shall be considered an Affiliate of any Transferred Entity and (c) neither the Seller nor any of the Seller’s Affiliates shall be considered an Affiliate of Purchaser or any of its Affiliates, and neither Purchaser nor any of its Affiliates shall be considered an Affiliate of the Seller or any of the Seller’s Affiliates.

“Ancillary Agreements” shall mean the Transition Services Agreement and the Share Transfer Form.

“Benefit Plan” shall mean each compensation or benefits plan, program, agreement or arrangement, including any employment agreement, cash or equity-based bonus or incentive arrangement, severance or retention arrangement, vacation policy, pension or retirement plan, deferred compensation plan, superannuation plan, gratuity, jubilee, provident fund, profit-sharing plan, or health and welfare plan (i) sponsored, maintained or contributed to by any Transferred Entity or with respect to which any Transferred Entity has any Liability or (ii) sponsored, maintained or contributed to by Parent, the Seller or any of their respective Affiliates for the benefit of any Business Employee or former employee of the Business or any individual independent contractor of any Transferred Entity, other than any plan, program or arrangement sponsored by a Governmental Entity.

“Business” shall mean the fire and electronic security services business, as conducted immediately prior to the Closing by or through the Fire & Security business segment of Parent and its Subsidiaries, consisting of (a) the installation, servicing and maintenance of (i) electronic security, personal emergency and people-monitoring systems and devices; and (ii) fire safety systems; (b) the remote monitoring through manned monitoring centers of (i) electronic security systems, (ii) personal emergency and people-monitoring devices, and (iii) fire notification alarms; and (c) ancillary work performed by the technicians who conduct the activities described in the foregoing clauses (a) and (b); provided that, for the avoidance of doubt, the Business shall be deemed not to include the manufacture or sale of any of the devices or systems described in the foregoing clauses (a) and (b).

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York, are required or authorized by Law to be closed.

“Business Employee” shall mean each (a) Transferred Entity Employee and (b) other individual listed on Section 1.1(a)(i) of the Parent Disclosure Schedule. Notwithstanding the foregoing, no individual listed on Section 1.1(a)(ii) of the Parent Disclosure Schedule shall be considered a Business Employee.

“Business Environmental Permit” shall mean any Permit required to operate the Business or occupy and use the Business Owned Real Property or Business Leased Real Property under any applicable Environmental Law.

“Business Government Bid” shall mean any offer, quotation, bid or proposal to sell products or services to any Governmental Entity or any prime contractor, in each case, made prior to the Closing Date which, if accepted, would reasonably be expected to result in a Business Government Contract.

“Business Government Contract” shall mean any Contract for the sale of goods or services that is by or between any Transferred Entity or any member of the Parent Group with respect to the Business, on the one hand, and any (a) Governmental Entity, (b) prime contractor of a Governmental Entity in its capacity as a prime contractor or (c) higher-tier subcontractor with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase, delivery or work order under a Business Government Contract shall not constitute a separate Business Government Contract, for purposes of this definition, but will be considered part of the Business Government Contract to which it relates.

“Business Intellectual Property” shall mean (a) the Intellectual Property owned and/or used by the Transferred Entities which, for the avoidance of doubt, shall not include the Parent Names or any Intellectual Property with respect thereto and (b) any Intellectual Property set forth on Schedule II.

“Business Material Adverse Effect” shall mean any event, change, development or effect that, individually or in the aggregate, has, or could reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Business and the Transferred Entities, taken as a whole; provided, that no such event, change, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, a Business Material Adverse Effect: (a) the general conditions and trends in the industries or businesses in which the Business is operated or in which any of the Transferred Entities operate, including competition in geographic or product areas, (b) general political, economic, financial or capital markets conditions (including interest rates, exchange rates, commodity prices, costs of goods, tariffs, trade wars and credit markets), (c) any act of civil unrest, war, sabotage, cyberattacks, terrorism or military actions, or the escalation thereof, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, (d) any conditions resulting from natural or manmade disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) or public health emergencies (as declared by the World Health Organization, the Health and Human Services Secretary of the United States, Public Health England or the European Centre for Disease Prevention and Control), or other acts of God, (e) compliance by the Seller or the Transferred Entities with applicable Law or with their covenants and agreements contained in this Agreement (including the impact thereof on the relationships, contractual or otherwise, of the Business or the Transferred Entities with customers, employees, suppliers or partners), (f) the failure of the financial or operating performance of the Transferred Entities to meet internal or published, Parent’s or analyst projections, forecasts, estimates, predictions or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Business Material Adverse Effect; provided, further, that this clause (f) shall not be construed as implying that the Seller is making any representation or warranty hereunder with respect to any internal, Parent or analyst projections, forecasts or budgets), (g) any matter disclosed in the Parent Disclosure Schedule, (h) any action taken or omitted to be taken by or at the written request or with the written consent of Purchaser or that is required or permitted by this Agreement, (i) the execution, announcement or pendency of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of the Purchaser), compliance with or performance under the terms hereof or thereof or the announcement, pendency or consummation of the transactions contemplated hereby or thereby, including the impact thereof on the relationships, contractual or otherwise, of the Business with employees, labor unions, works councils, financing sources, customers, suppliers, partners or other business relationships, (j) changes in any Laws (including COVID-19

Measures) or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof or (k) the Retained Businesses, Carrier Assets or Carrier Liabilities; provided, further, that any such event, change, development or effect resulting from clauses (a), (b), (d) or (j) immediately above (excluding any such event, change, development or effect arising from, resulting from or related to COVID-19 or any COVID-19 Measure) shall be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur to the extent (and only to the extent) that such event, change, development or effect has a disproportionate effect on the Business and the Transferred Entities, taken as a whole, compared to other participants in the industries in which the Business and the Transferred Entities conduct their businesses.

“Business Territories” shall mean the United Kingdom, France, Ireland, Belgium, Germany, Netherlands, Switzerland, Austria, Spain, Hong Kong, Luxembourg, Macau, Monaco, China, Singapore, Australia, New Zealand, India, Singapore, Thailand and Canada.

“Carrier Assets” shall mean,

(a) the fire and security products businesses of Parent and its Affiliates (including the businesses of Parent and its Affiliates conducted under the Lenel, S2, Aritech, Marioff, Edwards, De-tronics, Kidde, Kidde-Fenwal, Fireye, GST Fenwal, Autronica, Interlogix, UTEC, Supra and Onity brands and any other brands or marks listed in Section 5.13 or Section 5.14(b)(vi));

(b) all cash and cash equivalents of Parent and its Subsidiaries (other than Cash reflected in Net Indebtedness on the Final Closing Statement);

(c) except for the Business Owned Real Property and Business Leased Real Property, all of Parent’s and its Subsidiaries’ (other than the Transferred Entities) right, title and interest in owned and leased real property and other interests in real property including all such right, title and interest under each real property lease pursuant to which any of them leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(d) except for the Transferred Contracts and the Contracts with respect to Business Leased Real Property, all Contracts;

(e) all causes of action (including counterclaims) and defenses (i) against third parties to the extent relating to any of the Carrier Assets or the Carrier Liabilities as well as any books, records and privileged information relating thereto and (ii) relating to any period prior to or through the Closing to the extent that the assertion of such cause of action or defense is necessary or useful in defending any claim that may be asserted against Parent or any of its Affiliates or for which indemnification may be sought by any of the Parent Indemnified Parties pursuant to Article X;

(f) except for the Business Intellectual Property, all Intellectual Property (including rights to the Parent Names);

(g) all nontransferable Permits, including Business Environmental Permits and any Permits held by Parent or any of its Subsidiaries that are not exclusively related to the Business;

(h) all Tax Returns (other than Tax Returns exclusively of a Transferred Entity), and all refunds of or credits relating to any Tax of Parent and its Subsidiaries or any of their Affiliates (other than the Transferred Entities) for the Pre-Closing Period (or portions thereof);

(i) without limiting the Company’s rights expressly provided under Section 5.10, all policies and programs of or agreements for insurance and interests in insurance pools and programs (in each case including self-insurance and insurance from Affiliates) (collectively, “Insurance Policies”) and all rights of any nature with respect to any Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(j) all interests of Parent and its Subsidiaries under this Agreement and the Ancillary Agreements;

(k) all personnel and employment records for employees and former employees of Parent and its Subsidiaries or the Transferred Entities who are not Business Employees;

(l) any other assets, properties, rights, agreements, contracts, instruments and claims of Parent and its Subsidiaries or the Transferred Entities to the extent not exclusively related to the Business, wherever located, whether tangible or intangible, real, personal or mixed;

(m) (i) all corporate minute books (and other similar corporate records) and stock records of Parent and its Subsidiaries (other than the Transferred Entities), (ii) any books and records relating to the Carrier Assets, (iii) any books and records or other materials of or in the possession of Parent and its Subsidiaries or the Transferred Entities that (A) any of Parent and its Subsidiaries are required by Law to retain (copies of which, to the extent exclusively related to the Business and as permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request), (B) any of Parent and its Subsidiaries reasonably believes are necessary to enable Parent and its Subsidiaries to prepare and/or file Tax Returns (copies of which, to the extent related to the Business and as permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request) or (C) any of Parent and its Subsidiaries or the Transferred Entities are prohibited by Law from delivering to Purchaser (including by transfer of equity of the Transferred Entities), including any books and records, reports, information or other materials that disclose in any manner the contents of any other books and records, reports, information or other materials that Parent or any of its Affiliates (including the Transferred Entities) is prohibited by Law from delivering to Purchaser (including by transfer of equity of the Transferred Entities) or (iv) any copies of any books and records that Parent and its Affiliates retain pursuant to Section 5.1(d); and

(n) (i) all records and reports prepared or received by Parent or any of its Affiliates in connection with the sale of the Business or the transactions contemplated hereby, including all analyses relating to the Business or Purchaser so prepared or received, (ii) all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and all bids and expressions of interest received from third parties with respect thereto and (iii) all privileged communications described in Section 11.12.

“Carrier Liabilities” shall mean, (a) any Liability that is not a Chubb Liability, (b) any Liability, whether arising prior to, on or after the Closing Date, relating to, arising out of, or resulting from the Pre-Closing Restructuring and (c) any Parent Transaction Expenses.

“Cash” shall mean all cash amounts of the Transferred Entities which otherwise are considered “Cash and Cash Equivalents” under GAAP, (a) plus, without duplication, all deposits in transit, and (b) less, without duplication, (i) all payments made but not yet cleared and (ii) all Taxes or related penalties associated with the transfer of Cash outside of the jurisdiction in which it is held.

“Chubb Assets” shall mean, as the same shall exist immediately prior to the Closing, all rights, assets and properties listed on Schedule II.

“Chubb Liabilities” shall mean all Liabilities of Parent and its Subsidiaries (other than any Liability that is the responsibility of Parent, Seller or any of their respective Affiliates (other than the Transferred Entities)) pursuant to the terms of this Agreement, including pursuant to Section 10.2.

(a)

to the extent arising from or related to the Chubb Assets or the Business, as the same shall exist on or after the Closing Date and irrespective of whether the same shall arise prior to, on or following the Closing Date;

(b)	related to the Chubb Assets or the Business reflected in Working Capital on the Final Closing Statement;

(c)	related to the Chubb Assets or the Business arising under any of the Transferred Contracts;

(d)

for Taxes (other than (i) Pre-Closing Restructuring Taxes or (ii) the amount of any current Taxes taken into account in calculating Working Capital) imposed in respect of any Chubb Assets, the Business or any Transferred Entity for any taxable period (or portion thereof);

(e)

whether arising prior to, on or after the Closing Date, (i) (A) under Environmental Laws, including those relating in any way to the environment or natural resources, human health and safety or Regulated Substances other than, in the case of this clause (i)(A), those Liabilities included under clause (f) of the definition of Indebtedness and (B) arising from or relating in any way to the Chubb Assets, the Business or otherwise to any past, current or future businesses, operations or properties of or associated with the Chubb Assets or the Business (including any businesses, operations or properties for which a current or future owner or operator of the Chubb Assets or the Business may be alleged to be responsible as a matter of Law, contract or otherwise) or (ii) relating to the use, application, malfunction, defect, design, operation, performance or suitability of any product sold or distributed prior to the Closing by, or service rendered prior to the Closing related to the Business (including any products for which a current or future owner or operator of the Chubb Assets or the Business may be alleged to be responsible as a matter of Law, contract or otherwise);

(f)

whether arising prior to, on or after the Closing Date, (i) relating to, arising out of, or resulting from the employment or services, or termination of employment or services of each current and former employee and other service provider who provides or provided services to the Business, including any Liabilities assumed under Article VI, and (ii) with respect to each Transferred Entity Benefit Plan; and

(g)

any loss, liability, contribution, cost and expense incurred, sustained or paid by Parent or its applicable Affiliate following the Closing arising out of or in connection with any exercise by the U.K. Pensions Regulator of its powers under sections 38 to 51 of the U.K. Pensions Act 2004, where such exercise (i) results in Parent or any of its Affiliates contributing to or otherwise financially supporting the Chubb Pension Plan or the Chubb Security Pension Fund; and (ii) relates to an act or omission of Purchaser or its Affiliates after the Closing.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company Software” shall mean all non-standard proprietary software used by each Transferred Entity, including the source and object code.

“Computer Systems” shall mean the computer software, hardware and information and communication technology owned, used or required to be used by any Transferred Entity and all components of any of them, including the Company Software.

“Competition and Foreign Investment Expenses” shall mean any filing fees with respect to the notifications required under any Competition and Foreign Investment Laws incurred by a party or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

“Confidentiality Agreement” shall mean the nondisclosure agreement, dated as of May 22, 2021, by and between Parent and Purchaser.

“Contract” shall mean any written and legally binding lease, contract, license, arrangement, option, instrument or other agreement, other than a Permit.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“COVID-19” shall mean SARS-CoV-2 virus and COVID-19 disease, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Law, Order, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act, and any other action taken or omitted to be taken that Parent reasonably determines to be necessary or prudent for the Business or the Transferred Entities to take in connection with or in response to COVID-19.

“Data Protection Laws” shall mean all applicable Laws relating to Personal Data, information security, and privacy matters including the following:

(a) The Data Protection Act 2018;

(b) Regulation (EU) 2016/679 (GDPR) as it is saved and incorporated into UK law by the European Union (Withdrawal) Act 2018 and as modified by the Data Protection Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019;

(c) Directive 2002/58/EC on Privacy and Electronic Communications and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (as amended); and

(d) any applicable Laws that amend, supplement, supersede, repeal or replace the foregoing, that implement their provisions in national law or are intended to ensure the continued application of their provisions.

“Data Room” shall mean the confidential online database maintained by Datasite, the index of which as of the date hereof is attached hereto as Schedule IV.

“Dutch Transferred Entity” shall mean any Transferred Entity incorporated, registered or organized under the Laws of the Netherlands.

“Environment” shall mean soil, sediments, land, surface water, groundwater, soil, water, vegetation, wetland, natural resource or air.

“Environmental Condition” shall mean a pollution or contamination resulting from the known or unknown release of a Regulated Substance into the Environment on, in, under or within any property, but does not include the presence of a Regulated Substance in locations and at concentrations that have naturally occurred or, other than as relating to the Specified Matter, that do not require Remedial Action pursuant to Environmental Laws or in respect of which no Liability may exist.

“Environmental Laws” shall mean any Law relating to the pollution, contamination or protection of the environment, human health and safety, including the use, handling, transportation, treatment, storage, disposal, presence, release or discharge of Regulated Substances and the creation of any nuisance.

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“Excluded Information” shall mean (a) pro forma financial statements or pro forma financial information, (b) information regarding any post-Closing or pro forma capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing, (c) any description of all or any portion of the Debt Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes,” and other information customarily provided by financing sources or their counsel, (d) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing, or (e) any financial statements or other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of nonconvertible high-yield debt securities under Rule 144A.

“Financing Sources” shall mean (a) the agents, arrangers, lenders, limited partners, equity investors and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing or any other debt or equity financing in connection with the transactions contemplated hereby, including the parties to any commitment letters, purchase agreements, joinder agreements, indentures, credit agreements or other agreements entered into in connection therewith or relating thereto, together with (b) their respective Affiliates and their and their respective Affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives and their respective successors and assigns.

“Fraud” shall mean common law fraud under the Laws of the State of Delaware.

“GAAP” shall mean generally accepted accounting principles in the United States in effect (i) with respect to financial information for periods ending on or after the Closing Date, as of the Closing Date, and (ii) with respect to financial information for periods ending prior to the Closing Date, as of the dates of the relevant balance sheets included therein.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state, provincial, or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Income Tax” means any Tax imposed on or measured by reference to overall gross or net income or receipts, and franchise, net worth, capital, withholding (to the extent imposed in lieu of Taxes denominated as “income” Taxes) and similar Taxes.

“Indebtedness” shall mean, without duplication, in each case as of immediately prior to the Closing: (a) any indebtedness for borrowed money of any Transferred Entity, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes or debentures; (b) any obligations of any Transferred Entity in respect of letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder; (c) any obligations of any Transferred Entity arising under any swap or hedging Contract; (d) any obligations of the Transferred Entities arising under purchase money mortgages, indentures, deeds of trust or other purchase money liens or conditional sale or other title retention agreements; (e) any indebtedness of the Transferred Entities secured by any mortgage, indenture or deed of trust upon any asset; (f) all amounts owed by any Transferred Entity to any Person under any earn-out or similar performance payment and any other amounts outstanding in respect of past acquisitions (assuming the maximum amount of any such earn-out or similar performance payment is payable); (g) the obligations, costs, Liabilities, and deductions set forth on Section 1.1(b) of the Parent Disclosure Schedule, (h) all net outstanding intercompany obligations owing by any Transferred Entity to any member of the Parent Group of a type required to be satisfied at or prior to Closing pursuant to Section 5.7 and that were not so satisfied; and (i) any interest, fee or other expense regarding any of the foregoing; provided, that Indebtedness shall not include (x) any intercompany indebtedness owing by one Transferred Entity to another Transferred Entity or (y) any Carrier Liabilities.

“Intellectual Property” shall mean any and all statutory and/or common law rights throughout the world in, arising out of, or associated with the following: (a) all issued or pending United States and foreign patents, statutory invention registrations, or similar rights anywhere in the world in inventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations (“Marks”); (c) World Wide Web addresses and domain names (“Internet Properties”); (d) copyrights, registrations, and any equivalent rights in works of authorship, rights in databases and software; (e) registered and unregistered designs and design rights (“Designs”); (f) confidential information, trade secrets, and rights under the law of breach of confidence and misuse of private information and equivalents and other rights in know-how that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”), and (g) all other intellectual property rights or proprietary rights in intangible property of any kind however designated that may subsist anywhere in the world whether arising by operation of law, treaty, contract, conduct or otherwise, and, in relation to any aforementioned right, all registrations, applications, rights to apply, rights to priority, claims to entitlement, rights in co-ownership, renewals, extensions, continuations, divisions or reissues thereof, rights under licenses, consents, orders, judgments or undertakings and all rights to bring action for infringement past, present and future.

“Knowledge of Parent” shall mean the actual knowledge without independent investigation (and in no event encompassing constructive, imputed or similar concepts of knowledge) of the Persons listed on Section 1.1(c) of the Parent Disclosure Schedule.

“Knowledge of Purchaser” shall mean the actual knowledge without independent investigation (and in no event encompassing constructive, imputed or similar concepts of knowledge) of the Persons listed on Section 1.1(a) of the Purchaser Disclosure Schedule.

“Law” shall mean any federal, state, provincial, local, foreign or supranational law, statute, regulation, ordinance, rule, Order or decree by any Governmental Entity.

“Liability” shall mean all indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, asserted or unasserted, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Liens” shall mean all liens, pledges, charges, claims, deeds of trust, leases, subleases, options rights of first refusal or first offer, rights-of-way, rights of setoff, easements, restrictions on transfer, restrictive covenants, servitudes, defects in title, pledges, conditions, encroachments or other survey defects, adverse rights or claims, security interests, purchase agreements, options, restrictions on transfer or other encumbrances of any kind or nature whatsoever.

“Losses” shall mean all losses, demands, claims, Taxes and Liabilities (including reasonable attorney’s, accountant’s or other advisor’s fees), actually incurred or suffered by a Parent Indemnified Party or a Purchaser Indemnified Party, as applicable, in each case excluding the items set forth in Section 10.7.

“Net Indebtedness” shall mean an amount, which may be positive or negative, equal to (a) Indebtedness minus (b) Cash.

“Order” shall mean any outstanding order, judgment, writ, injunction, determination, stipulation, award or decree.

“Parent Group” shall mean Parent and the Seller and their respective Affiliates (other than any Transferred Entity).

“Parent Transaction Expenses” shall mean, without duplication, all liabilities incurred by the Transferred Entities and any member of the Parent Group for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including: (a) any fees and expenses of consultants, investment bankers, brokers, financial advisors, attorneys, accountants or other advisors, and any fees payable by such parties to any Governmental Entity or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; (b) all transaction-related bonuses, retention payments, severance and similar amounts payable to employees of the Transferred Entities solely upon Closing, plus the employer portion of payroll Taxes to be imposed thereon (other than as a result of Purchaser’s decision to terminate employees at or after

Closing); (c) the cash portion of all Pro-Rated Performance Awards required to be satisfied by Parent in accordance with Section 6.2(c); (d) fifty percent (50%) of all Competition and Foreign Investment Expenses; (e) one hundred percent (100%) of all fees, costs and expenses incurred in connection with the issuance of the D&O Tail; and (f) one hundred percent (100%) of all Transfer Taxes relating or with respect to the Pre-Closing Restructuring, in each case, except as otherwise accrued and taken into account in Working Capital.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Entity.

“Permitted Liens” shall mean (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business and securing amounts that are not delinquent, Liens arising under original purchase price conditional sales contracts securing (and only securing) all or part of the purchase price owed to the seller in respect of the relevant property acquired by the buyer in the ordinary course of business (other than as a result of any performance, default or breach of law) and equipment leases with third parties entered into in the ordinary course of business, (b) Liens for Taxes, assessments or other governmental charges or levies that are not due or payable or that are being contested by appropriate Actions or as to which adequate reserves have been established on the Audited Financial Statements, (c) Liens disclosed on or reflected in the Business Audited Financial Statements, (d) defects or imperfections of title which do not adversely affect good, marketable and insurable title, (e) disclosed leases, subleases and similar agreements with respect to the Business Leased Real Property or Business Owned Real Property, (f) Liens listed in Schedule B of the applicable title insurance policies, and any easements, covenants, rights-of-way, restrictions of record and other similar non-monetary charges not materially interfering with the ordinary conduct of the Business as a whole and which do not adversely affect good, marketable and insurable title, (g) zoning, building and other similar restrictions, (h) Liens that have been placed by any developer, landlord or other third party on property owned by third parties or Liens in favor of the landlords and licensors under leases and licenses, not materially interfering with the ordinary conduct of the Business as a whole, (i) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (j) Liens not created by Parent or any of its Subsidiaries that affect the underlying fee interest of any Business Leased Real Property, (k) Liens created under federal, state or foreign securities Laws and (l) licenses or other rights granted to Intellectual Property.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Personal Data” shall mean any data or information relating to an identified or identifiable individual, including any data or information that, alone or in combination with other data or information, can, directly or indirectly, be associated with or used to identify an individual (including any part of such individual’s first and last names, home address, telephone number, email address, government issued identifier (including social security number, driver’s license number, passport number), credit card or other financial information, billing and transactional information, contact preferences, medical, health or insurance information, gender, date of birth, educational or employment information, and marital or other status, behavioral information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual, or such Person’s vehicle, browser or device), or any other data or information that constitutes personal data, personally identifiable information, personal information or similar defined term under any privacy policy of any of the Transferred Entities.

“Post-Closing Period” shall mean any taxable period beginning after the Closing Date.

“Pre-Closing Period” shall mean any taxable period ending on or prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Restructuring Taxes” shall mean any Taxes imposed in connection with the Pre-Closing Restructuring, including without limitation all Income Taxes, Transfer Taxes and any other Taxes.

“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to, or materially delay, the ability of Purchaser to perform its obligations under this Agreement or to consummate the Closing.

“Regulated Substance” shall mean any (a) hazardous substance or material as defined by any Environmental Law, (b) gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum product, (c) asbestos and any other substance or material capable of causing harm and (d) polychlorinated biphenyls, methane, radon or the Specified Matter.

“Remedial Action” shall mean any and all actions to (a) investigate, sample, clean up, remediate, remove, treat, monitor, contain or in any other way address any Regulated Substance in the environment, (b) prevent the release or threat of release or minimize the further release of a Regulated Substance so it does not migrate or endanger human health or welfare or the environment, and (c) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care. The term “Remedial Action” includes any action that constitutes a “removal,” “remedial action”, “remediation” or “response” (or equivalent terms) as defined by local Environmental Laws; and a “corrective action” (or equivalent term) as defined in local Environmental Laws.

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective directors, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Retained Businesses” shall mean the businesses of the Parent Group and its Affiliates (other than the Business).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean each Benefit Plan that is not a Transferred Entity Benefit Plan.

“Share Transfer Form” shall mean the stock transfer form substantially in the same form as Exhibit A hereto, pursuant to which the transfer of the Shares shall be effected.

“Specified Matter” shall mean the items identified on Section 1.1(e) of the Parent Disclosure Schedule.

“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subject Jurisdiction” shall mean France.

“Subject Jurisdiction Business” shall mean the portion of the Business conducted in the Subject Jurisdiction.

“Subject Jurisdiction Chubb Assets” shall mean all of the rights, assets and properties of Parent and its Subsidiaries exclusively used in the Subject Jurisdiction Business.

“Subject Jurisdiction Chubb Liabilities” shall mean all of the Chubb Liabilities exclusively related to the Subject Jurisdiction Business.

“Subject Jurisdiction Employees” shall mean the Business Employees that are exclusively located in the Subject Jurisdiction.

“Subject Jurisdiction Transferred Entities” shall mean the Transferred Entities that exclusively conduct business in, or are organized under the Laws of, the Subject Jurisdiction.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Target Working Capital Amount” shall mean $173,000,000.

“Tax” shall mean any tax of any kind, including any federal, state, provincial, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, indirect transfer (including, but not limited to, Transfer Taxes), registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, parafiscal, escheat, unclaimed property, environmental or withholding tax, any other duty, assessment or governmental charge, together with all interest and penalties and other increases imposed with respect to such amounts and any Liability for the payment of any of the foregoing Taxes of another Person pursuant to any agreement, Contract, applicable Law or otherwise, including Liability for (i) Taxes arising as a result of being (or ceasing to be) a member of any affiliated, combined or unitary group of entities, (ii) as a result of any transferee or secondary Liability, (iii) resulting from any obligation to indemnify another Person, or (iv) any assumed Liability.

“Tax Claim” shall mean any claim, audit, assessment, reassessment, examination or inquiry with respect to Taxes of the Transferred Entities made by any taxing authority.

“Tax Proceeding” shall mean any audit, assessment, reassessment, examination, contest, litigation or other proceeding with or against any taxing authority.

“Tax Return” shall mean any return, declaration, designation, election, schedule, report, claim for refund or information return or statement required to be filed or required to be filed with any taxing authority relating to Taxes, including any schedules or information required to be attached to any Tax Return and any amendment of any Tax Return.

“Tax Sharing Agreement” shall mean any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract, including any agreement or Contract providing for the sharing, transfer or surrender of any losses, credits or other reliefs for any Tax purpose, but excluding in each case (i) customary commercial agreements the primary purpose of which does not relate to Taxes and (ii) that certain Tax Matters Agreement by and among Raytheon Technologies Corporation (formerly known as United Technologies Corporation)(“RTX”), Parent and Otis Worldwide Corporation, dated as of April 2, 2020.

“Transfer Taxes” shall mean any sales, use, transfer, indirect transfer, real property transfer, registration, documentary, stamp, value added, excise, recording, or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement.

“Transferred Contract” shall mean (i) any contract or agreement to which a Transferred Entity is a party and (ii) any contract or agreement that is a Chubb Asset.

“Transferred Entity” shall mean the Company and each Person to be a Subsidiary of the Company as of the Closing, which Persons are listed on Section 3.1 of the Parent Disclosure Schedule.

“Transferred Entity Benefit Plan” shall mean each Benefit Plan that is (i) sponsored, maintained or contributed to solely by one or more Transferred Entities, or (ii) that is exclusively for the benefit of the Business Employees and/or former employees of the Business. For the avoidance of doubt, the Benefit Plans listed on Section 1.1(f) of the Parent Disclosure Schedules shall be considered a Transferred Entity Benefit Plan.

“Transferred Entity Employee” shall mean each employee (including any employee on an approved leave of absence) of a Transferred Entity as of immediately prior to the Closing.

“Transferred Information” shall mean any Personal Data to be disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) as a result of or in conjunction with the transactions contemplated herein, and includes all such Personal Data disclosed to the Recipient prior to the execution of this Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing substantially in the form of Exhibit B hereto and including Schedules thereto to be agreed between Parent and Purchaser pursuant to Section 5.20.

“United States” shall mean the United States of America, including any State thereof and the District of Columbia.

“VAT” shall mean (i) within the U.K., any value added tax imposed by the VAT Act 1994 or any regulations promulgated thereunder, (ii) any Tax levied in accordance with (but subject to derogations from ) EU Directive 2006/112/EC and (iii) any similar Tax levied by reference to added value, turnover or sales.

“Willful Breach” shall mean any breach of this Agreement that is the consequence of an action or omission by any party that knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement.

“Working Capital” shall mean (a) the current assets of the Business, as of immediately prior to the Closing, that are included in the line item categories of current assets specifically identified in Annex A of Schedule III reduced by (b) the current liabilities of the Business, as of immediately prior to the Closing, that are included in the line item categories of current liabilities specifically identified in Annex A of Schedule III, in each case calculated in accordance with the Accounting Principles; provided that in no event shall “Working Capital” include (A) any amounts to the extent included in or with respect to (i) Indebtedness, Cash or Parent Transaction Expenses, (ii) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to the Closing pursuant to Section 5.7 or Section 5.8, (iii) Carrier Assets or Carrier Liabilities, or (iv) Liabilities or payments that are expressly required to be paid at or following the Closing by Parent or the Seller or any of their Affiliates pursuant to this Agreement or (B) any amounts in respect of any line items not specifically identified in Annex A of Schedule III; provided, further, that in no event shall “Working Capital” include any amounts with respect to deferred income Tax assets or deferred income Tax Liabilities.

Section 1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section

Accounting Principles	2.4(b)
Agreement	Preamble
Allocation Schedule	87
Anticorruption Laws	3.8(b)
Baes Purchase Price	2.2
Business Audited Financial Statements	3.5(a)(i)
Business Financial Statements	3.5(a)(ii)
Business Leased Real Property	3.12(a)
Business Material Contracts	3.15(a)
Business Owned Real Property	3.12(a)

Cash Incentive Compensation	6.6
Claim	92
Clearances	3.16(a)(iii)
Closing	2.1
Closing Date	2.3(a)
Closing Date Inputs	81
Closing Purchase Price	2.2
Closing Structure	5.15(b)
Closing Working Capital Adjustment Amount	2.2
Combined Tax Return	7.1(a)
Company	Preamble
Competing Business	5.14(b)
Competition and Foreign Investment Laws	5.3(e)
CR Improvement Plan	5.19
Current Representation	11.12(a)
D&O Indemnified Persons	5.10(b)
D&O Tail	5.10(b)
Databooks	3.5(a)(ii)
Designated Person	11.12(a)
DPO	48
Enforceability Exceptions	3.3
Estimated Closing Statement	2.4(a)
Expiry Date	6.12(ii)(vi)
Final Closing Statement	2.6(c)
Final Purchase Price	2.7
Financing	82
HMRC	31
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Independent Accounting Firm	2.6(c)
Initial Closing Statement	2.5(a)
Insurance Policies	5
International Data Transfers	49
Internet Properties	1.1
Legal Restraints	8.1(b)
Management Accounts	3.5(a)(ii)
Marks	1.1
Material Customer	3.15(c)
Material Suppliers	43
Money Laundering Laws	27
Net Indebtedness Adjustment Amount	2.2
Notice of Disagreement	2.6(a)
Outside Date	90
Parent	Preamble
Parent Disclosure Schedule	III
Parent Guarantees	5.9(a)

Parent Indemnified Parties	10.3
Parent Names	5.13(a)
Parent Releasees	11.14(a)
Parent Releasors	11.14(b)
Parent Severance Policy	6.2(b)
Patents	1.1
Performance Guarantees	5.9(a)
Post-Closing Adjustment	2.7
Post-Closing Representation	11.12(a)
Potential Contributor	10.4(c)
Pre-Closing IBNR Claims	5.10(a)
Pre-Closing Restructuring	5.15(b)
Pre-Closing Restructuring Agreements	5.15(c)(i)
Purchaser	Preamble
Purchaser Disclosure Schedule	IV
Purchaser Indemnified Parties	10.2
Purchaser Releasees	11.14(b)
Purchaser Releasors	11.14(a)
Quality of Earnings Report	3.5(a)(ii)
R&W Insurance Policy	Section 5.16
Required Approval	8.1(a)
Resolution Period	2.6(b)
Sale	2.1
Section 338(g) Elections	86
Seller	Preamble
Shared Location	5.5(a)
Shares	Recitals
Subject Jurisdiction Closing	79
Subject Jurisdiction Purchase Price	79
Subject Jurisdiction Put Option	6.12
Subject Jurisdiction Transfer Agreements	81
Third Party Claim	10.4(a)
Third Party Consents	5.5(a)
Third Party Rights	5.15(d)
Trade Secrets	1.1
Transferred Business Employee	6.1
Transferred Entity Indemnified Guarantees	5.9(b)
Transferred Entity Permits	3.9(a)
Works Councils	6.12(ii)(vi)

ARTICLE II

THE SALE

Section 2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Parent shall, or shall cause the Seller to, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Shares (the “Sale”); provided, however, that (a) the sale of the Subject Jurisdiction Chubb Assets and the Subject Jurisdiction Transferred Entities and (b) the assumption by Purchaser (or one or more of its Affiliates) of the Subject Jurisdiction Chubb Liabilities, in each case with respect to any Subject Jurisdiction Business, are subject to Seller’s exercise of the applicable Subject Jurisdiction Put Option in accordance with Section 6.12.

Section 2.2 Closing Purchase Price(a) . In consideration for the Shares, at the Closing, Purchaser shall deliver to the Seller, in cash, an aggregate amount equal to (a) $3,100,000,000 (subject to adjustment pursuant to Section 6.12(c)(ii)) (the “Base Purchase Price”), plus (b) the difference of (i) the Closing Working Capital Adjustment Amount, minus (ii) the Net Indebtedness Adjustment Amount (which difference, determined pursuant to this clause (b), may be positive or negative). The aggregate amount determined pursuant to the first sentence of this Section 2.2 is referred to as the “Closing Purchase Price”. “Closing Working Capital Adjustment Amount” shall mean an amount, which may be positive or negative, that shall be equal to (i) the amount of Working Capital set forth in the Estimated Closing Statement, minus (ii) the Target Working Capital Amount. “Net Indebtedness Adjustment Amount” shall mean an amount, which may be positive or negative, if any, of Net Indebtedness set forth in the Estimated Closing Statement.

Section 2.3 Closing.

(a) The Closing shall take place (i) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1265 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., New York time, on the first Business Day of the month following the month during which all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, provided that, if the date of such satisfaction or waiver is one of the last four (4) Business Days of any month, then either Parent or Purchaser may elect to defer the Closing to the first Business Day of the second month following the month during which such date occurs, or (ii) at such other place, time or date as may be mutually agreed upon in writing by Parent and Purchaser. The date on which the Closing occurs is referred to as the “Closing Date.”

(b) At the Closing:

(i) Parent shall, or shall cause the Seller to:

(A) convey to Purchaser all of the Seller’s right, title and interest in the Shares, together with a duly executed Share Transfer Form therefor;

(B) deliver to Purchaser the certificate required to be delivered pursuant to Section 8.2(c); and

(C) deliver to Purchaser a duly executed counterpart to each of the Ancillary Agreements to which any member of the Parent Group or any Transferred Entity is a party, which was not executed and delivered on the date hereof.

(ii) Purchaser shall:

(A) deliver to the Seller by wire transfer, to an account or accounts designated by Parent prior to the Closing, immediately available funds in an aggregate amount equal to the Closing Purchase Price;

(B) deliver to Parent the certificate required to be delivered pursuant to Section 8.3(c); and

(C) deliver to Parent on behalf of the Seller a duly executed counterpart to each of the Ancillary Agreements to which Purchaser or any of its Subsidiaries is a party, which was not executed and delivered on the date hereof.

Section 2.4 Closing Working Capital and Net Indebtedness Adjustments.

(a) Not less than three (3) Business Days prior to the anticipated Closing Date, Parent shall provide Purchaser with a good faith estimate of each of (i) Working Capital, (ii) Cash and (iii) Indebtedness (collectively, the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth (i) Parent’s determination of the Closing Working Capital Adjustment Amount and Net Indebtedness Adjustment Amount and the Closing Purchase Price after giving effect to the Closing Working Capital Adjustment Amount and Net Indebtedness Adjustment Amount and (ii) the account or accounts to which Purchaser shall transfer the Closing Purchase Price pursuant to Section 2.3.

(b) The Estimated Closing Statement shall be prepared in good faith in accordance with the Accounting Principles attached as Schedule III hereto (the “Accounting Principles” ). For illustrative purposes only, Annex A of Schedule III sets forth a calculation of Working Capital as of December 31, 2020.

Section 2.5 Post-Closing Statements.

(a) Within fifty (50) Business Days after the Closing Date, Parent shall prepare in good faith and deliver to Purchaser a statement of (i) Working Capital, (ii) Cash and (iii) Indebtedness (collectively, the “Initial Closing Statement”); provided that if Purchaser and the Transferred Entities fail to provide access in accordance with Section 2.5(b), such time period shall be automatically extended by the length of time it takes Purchaser and the Transferred Entities to provide such access. The Initial Closing Statement shall be prepared in good faith in accordance with the Accounting Principles, applied consistently with their application in connection with the preparation of the Estimated Closing Statement.

(b) Following the Closing through the date that the Initial Closing Statement has become final and binding in accordance with Section 2.6(c), Parent and its Representatives shall be permitted to reasonable access and review, during normal business hours, of the books, records and work papers, and shall be permitted reasonable access to the underlying assets and premises, of the Transferred Entities and Purchaser that are reasonably related to the calculations of Working Capital and Net Indebtedness, and Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) and its and their respective employees, accountants and other Representatives to, cooperate with and assist Parent and its Representatives in connection with such review, including by providing access to such books, records, work papers, assets and premises and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours.

(c) Purchaser agrees that, following the Closing through the date that the Initial Closing Statement becomes final and binding in accordance with Section 2.6(c), Purchaser will (and shall cause its Affiliates and Representatives to) preserve and maintain in all material respects, all accounting books, records, policies or procedures on which the Business Audited Financial Statements or the Initial Closing Statement are based, or on which the Final Closing Statement is to be based.

Section 2.6 Reconciliation of Initial Closing Statement.

(a) Purchaser shall notify Parent in writing no later than forty (40) Business Days after Purchaser’s receipt of the Initial Closing Statement if Purchaser disagrees with the Initial Closing Statement, which notice shall describe the basis for such disagreement (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Parent within such period, then the Initial Closing Statement shall become final and binding upon the parties in accordance with Section 2.6(c). If a Notice of Disagreement is delivered to Parent within such period, then only such portions of the Initial Closing Statement that Purchaser does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the parties in accordance with Section 2.6(c).

(b) During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Parent and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement.

(c) If, at the end of the Resolution Period, Parent and Purchaser have been unable to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement, Parent and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement to Deloitte Touche Tohmatsu Limited or, if such firm is unwilling or unable to fulfill such role, (i) another internationally-recognized independent certified public accounting firm mutually acceptable to Parent and Purchaser or (ii) if Parent and Purchaser are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Parent and Purchaser shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (Deloitte Touche Tohmatsu Limited, the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”). Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and based solely on the definitions and other applicable provisions of this Agreement, and the written submissions of the parties (which written submissions shall be distributed by the Independent Accounting Firm to each party), of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement that Parent and Purchaser have submitted to the Independent Accounting Firm. The Independent Accounting Firm shall act as an expert and not as an arbitrator. With respect to each disputed matter, such determination, if not in accordance with the position of either Parent or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Parent in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter, and such determinations shall be set forth in a written statement setting forth in reasonable detail the basis for the Independent Accounting Firm’s determination with respect to each disputed matter. None of Purchaser, the Seller, the Company, nor any of its or their Representatives shall have ex parte communications with the Independent Accounting Firm relating to this Section 2.6(c) or this Agreement, and the Independent Accounting Firm shall not conduct an independent investigation in respect of its determination. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement and shall not consider any events or developments that occurred after the Closing. The Initial Closing Statement as finally determined either through agreement of the parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), shall be the “Final Closing Statement.”

(d) The fees and expenses of the Independent Accounting Firm, and of any expert, consultant or legal advisor retained by Purchaser or Parent in connection with the Notice of Disagreement and resolution thereof, shall be borne by Purchaser and Parent in a proportion as is appropriate to reflect their relative success in the resolution of the dispute; for example, if Purchaser challenges the calculation of the Final Purchase Price by an amount of $100,000, but the Independent Accounting Firm determines that Purchaser has a valid claim for only $70,000, then Parent shall bear seventy percent (70%) of such fees and expenses and Purchaser shall bear the other thirty percent (30%) of such fees and expenses. During the review by the Independent Accounting Firm, each of Purchaser and Parent shall, and shall cause its respective Subsidiaries (including, in the case of Purchaser, the Transferred Entities) and its and their respective employees, accountants and other Representatives to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c); provided, that the accountants of Parent or Purchaser shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such Independent Accounting Firm has signed a customary agreement relating to such access to work papers. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator.

(e) The process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of any of the parties and their respective Affiliates for any disputes related to the Closing Working Capital Adjustment Amount and Net Indebtedness Adjustment Amount, the Post-Closing Adjustment, and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement; provided, however, that this Section 2.6(e) shall not prohibit Parent or Purchaser, as applicable, from instituting an Action to enforce any final determination of the Final Purchase Price by the Independent Accounting Firm pursuant to this Section 2.6(e), and in accordance with Section 11.3. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of manifest error or fraud. It is the intent of the parties to have any final determination of the Final Purchase Price by the Independent Accounting Firm proceed in an expeditious manner; provided, however, any deadline or time period contained herein may be extended or modified by the written agreement of Parent and Purchaser, and the parties agree that the failure of the Independent Accounting Firm to conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm which otherwise conforms to the terms of this Section 2.6.

Section 2.7 Post-Closing Adjustment. The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to the sum of (a) (i) the amount of Working Capital set forth in the Final Closing Statement, minus (ii) the amount of Working Capital set forth in the Estimated Closing Statement, plus (b) (i) the amount of Net Indebtedness set forth in the Estimated Closing Statement minus (ii) the amount of Net Indebtedness set forth in the Final Closing Statement. If the Post-Closing Adjustment is a positive amount, then Purchaser shall pay in cash to the Seller (or one or more Affiliates designated by Parent) the absolute value of the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then the Seller (or an Affiliate designated by Parent) shall pay in cash to Purchaser the absolute value of the amount of the Post-Closing Adjustment. The Closing Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.” Any such payment pursuant to this Section 2.7 shall be made by wire transfer of immediately available funds within five (5) Business Days after the determination of the Final Closing Statement to an account designated in writing by the party entitled to the payment within three (3) Business Days after the determination of the Final Closing Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (a) disclosed in the reports, schedules, forms, statements and other documents filed by Parent with, or furnished to, the SEC and publicly available at least two (2) Business Days prior to the date of this Agreement or (b) disclosed in the disclosure schedule delivered to Purchaser prior to the execution of this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Parent hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Seller is and each Transferred Entity (i) is or will be as of the Closing a corporation or other legal entity duly organized, validly existing for an unlimited duration and in good standing under the Laws of the jurisdiction of its organization and (ii) is carrying on its business as now being conducted in accordance with its memorandum and articles of association, by-laws or equivalent constitutional documents, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole. The statutory books and records of each Transferred Entity have been properly kept and contain an accurate and complete record of the matters with which they should deal and no notice or allegation that any of them is incorrect or should be rectified has been received, in each case except as would not result in a Business Material Adverse Effect. Each Transferred Entity has or will have as of the Closing all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted. Each Transferred Entity is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not have a Business Material Adverse Effect. Section 3.1 of the Parent Disclosure Schedule sets forth a list of all Transferred Entities. Parent has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the bylaws, or equivalent organizational documents, each as amended to date, of each Transferred Entity, except as would not have a Business Material Adverse Effect. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect, in each case except as would not have a Business Material Adverse Effect. To the Knowledge of Parent, no Transferred Entity is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

(b) Except as would not have a Business Material Adverse Effect, no Dutch Transferred Entity is subject to the Dutch statutory regime with respect to large companies (structuurregime), whether full or mitigated, on a voluntary or compulsory basis, and no filings in respect thereof have been made or are required to be made.

Section 3.2 Capitalization of the Transferred Entities.

(a) The Shares are duly authorized, validly allotted and issued, fully paid and nonassessable and owned by the Seller, free and clear of all Liens (other than restrictions imposed by securities laws applicable to securities generally and rights of Purchaser under this Agreement). Except for the Shares, there are no Equity Interests of the Company issued or outstanding. No unissued shares of the Company are under option or agreed conditionally or unconditionally to be placed under option.

(b) Section 3.2(b) of the Parent Disclosure Schedule sets forth all of the authorized and issued Equity Interests of the Transferred Entities and there are no other Equity Interests of any Transferred Entity. The Company owns, directly or indirectly, all of the Equity Interests in the Transferred Entities (other than the Company) free and clear of all Liens (other than restrictions imposed by securities laws applicable to securities generally and rights of the Purchaser under this Agreement). All of the Equity Interests in the Transferred Entities constitute the entire issued and outstanding share capital of the Transferred Entities and are duly authorized, validly allotted and issued, fully paid and nonassessable. No unissued shares of any Transferred Entity are under option or agreed conditionally or unconditionally to be placed under option.

Section 3.3 Authority Relative to this Agreement. Parent, the Seller and the Company have all necessary corporate or similar power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. This Agreement has been duly and validly executed and delivered by Parent, the Seller and the Company, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a valid, legal and binding agreement of Parent, the Seller and the Company, enforceable against Parent, the Seller and the Company in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (the “Enforceability Exceptions”). Each member of the Parent Group has all necessary corporate or similar power and authority to execute, deliver and perform each Ancillary Agreement to which it is a party in accordance with the terms thereof. At the Closing, each Ancillary Agreement executed and delivered by the member of the Parent Group party thereto will be duly and validly executed and delivered by such member of the Parent Group, and, assuming the due authorization, execution and delivery of each Ancillary Agreement by Purchaser or its applicable Subsidiaries, will constitute, a valid, legal and binding agreement of the applicable members of the Parent Group, enforceable against them in accordance with the terms thereof, subject to the Enforceability Exceptions.

Section 3.4 Consents and Approvals; No Violations. Except as set forth on Section 3.4 of the Parent Disclosure Schedule, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity or third party is required on the part of Parent, the Seller or the Company for the execution, delivery and performance by Parent, the Seller or the Company of this Agreement or by Parent or any member of the Parent Group thereof of any Ancillary Agreement to which it is a party or the consummation by Parent, the Seller or the Company thereof of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of any Competition and Foreign Investment Laws; (b) compliance with any Permits relating to the Business; or (c) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have a Business Material Adverse Effect. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of this Agreement by Parent, the Seller or the Company or any Ancillary Agreement by Parent or any applicable Subsidiary thereof, nor the consummation by Parent or any Subsidiary thereof of the transactions contemplated hereby or thereby, will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Parent, the Seller or any Transferred Entity, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Business Material Contract, or (iii) violate any Law applicable to any Transferred Entity or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not have a Business Material Adverse Effect.

Section 3.5 Financial Statements; Liabilities.

(a) (i) Section 3.5(a)(i) of the Parent Disclosure Schedule sets forth the audited combined statement of operations of the Business for the years ended December 31, 2019 and 2020 and the unaudited combined balance sheet of the Business as of December 31, 2019 and 2020 (together with any notes thereto, the “Business Audited Financial Statements”). The Business Audited Financial Statements (A) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) present fairly, in all material respects, the combined financial position and the combined results of operations of the Business, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein.

(ii) The Vendor Due Diligence Report, Volume 1 issued by Ernst & Young Chartered Accountants (“EY”) dated June 1, 2021 and the Q1 FY21 and Q2 FY21 update databooks issued by EY (the “Databooks” ) dated July 1, 2021 and July 25, 2021, respectively (the “Quality of Earnings Report” and, together with the Business Audited Financial Statements, the “Business Financial Statements”), has been delivered to Purchaser prior to the date of this Agreement. Parent directed EY to prepare the Quality of Earnings Report based on management-prepared accounts, as of June 30, 2021 (the “Management Accounts”), that were prepared based on the books and records of Parent and are true and accurate in all material respects.

(iii) The Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the Business has not operated on a standalone basis and has historically been reported within Parent’s consolidated financial statements, and (B) the Business Financial Statements assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arms-length transactions or that the Business would incur on a standalone basis.

(b) To the Knowledge of Parent, there are no liabilities or obligations of the Transferred Entities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a combined balance sheet of the Business, other than those that (i) are reflected or reserved against on the Business Audited Financial Statements or reflected in the determination of Working Capital or Net Indebtedness; (ii) have been incurred in the ordinary course of business since March 31, 2021; (iii) are incurred in connection with the transactions contemplated hereby or the announcement, negotiation, execution or performance of this Agreement, the Ancillary Agreements or the Closing; (iv) have been discharged or paid off;; (v) constitute Carrier Liabilities; or (vi) would not have a Business Material Adverse Effect.

Section 3.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement (including the Pre-Closing Restructuring, and including any actions reasonably taken as a result of, or in reaction to COVID-19 or COVID-19 Measures), (a) since March 31, 2021 and through the date of this Agreement, the Business has been operated in the ordinary course in all material respects and (b) since March 31, 2021, there has not occurred any Business Material Adverse Effect. Except as would not have a Business Material Adverse Effect, since June 30, 2021, no Transferred Entity has taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of Purchaser under, Section 5.4(a).

Section 3.7 Litigation.

(a) As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Parent, threatened against the Parent or any Transferred Entity, or arising out of or relating to the Business, which, if decided adversely to the Parent or such Transferred Entity or in respect of the Business would have a Business Material Adverse Effect or will materially and adversely affect the ability of the Parent or the Seller to consummate the transaction contemplated hereby, and (b) no Transferred Entity (nor any member of the Parent Group solely with respect to the Business) is subject to any outstanding Order of any court, tribunal, arbitrator or Governmental Entity, except as would not have a Business Material Adverse Effect.

(b) To the Knowledge of Parent, neither the Parent, the Transferred Entities, nor any current or former employee, advisor, consultant or director of the Parent, or the Transferred Entities, has identified or been made aware of any fraud or Willful Breach, whether or not material, that involves the Transferred Entities’ management or other current or former employees, consultants, advisors or directors of the Transferred Entities, or any claim or allegation regarding any of the foregoing.

(c) To the Knowledge of the Parent, no matter or circumstances exist which may give rise to any criminal or material tort, civil or administrative Liability of any Transferred Entity which would have a Business Material Adverse Effect.

Section 3.8 Compliance with Laws.

(a) (i) None of the Transferred Entities or, solely with respect to the Business, Parent or its other Subsidiaries, is, or since the date that is three (3) years prior to the date hereof has been, in violation of any Laws or Order issued by a Governmental Entity and (ii) neither Parent nor any of its Subsidiaries has, since the date that is three (3) years prior to the date hereof, received any written notice alleging any such violation in connection with the Business, in each case except as would not have a Business Material Adverse Effect.

(b) Except as would not have a Business Material Adverse Effect, (i) neither the Parent nor any of its Subsidiaries has violated, in connection with the Business, any applicable Law relating to anti-bribery or anticorruption, including without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Prevention of Bribery Ordinance (Cap. 201 of the Laws of Hong Kong), the Loi Sapin II pour la transparence de la vie économique (Sapin 2), and other similar Laws in applicable jurisdictions, in each case, as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) to the Knowledge of Parent, no director, officer, agent, employee, representative, consultant or other Person acting for or on behalf of Parent or any of its Subsidiaries has, with respect to the Business, violated any Anticorruption Law, and (iii) through the date hereof, neither Parent nor any of its Subsidiaries has, with respect to the Business, received any written notice alleging any such violation of any Anticorruption Law nor has any Transferred Entity been subject to and/or had cause to undertake an investigation, inquiry and/or review into allegations relating to the same.

(c) To the Knowledge of Parent, the operations of each of the Transferred Entities are, and during the past five (5) years have been, conducted in compliance with all anti-money laundering laws and all related financial record keeping and reporting requirements, rules, regulations and guidelines (collectively “Money Laundering Laws”) in all material respects and no investigation, action, suit or proceeding before any Governmental Entity involving any of the Transferred Entities with respect to Money Laundering Laws is pending or, to the Knowledge of the Parent, threatened and nor has any Transferred Entity been subject to and/or had cause to undertake such an investigation, inquiry and/or review into allegations relating to the same.

(d) To the Knowledge of Parent, the Transferred Entities have complied with all applicable reporting obligations relating to sanctions and terrorism including to the UK Office of Financial Sanctions Implementation (OFSI) and the UK National Crime Agency including the United Kingdom Financial Intelligence Unit. The Transferred Entities have not had cause to make any authorised disclosure(s) under Sections 327, 328 and/or 329 of the Proceeds of Crime Act 2002 (UK).

(e) Except as would not have a Business Material Adverse Effect, the Transferred Entities are and have been in compliance with: (A) all applicable sanctions laws and regulations, including the U.S. economic sanctions laws and regulations administered by the United Kingdom, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the United Nations Security Council; (B) any laws or regulations regarding the importation of goods, including the U.S. import laws and regulations administered by U.S. Customs and Border Protection; (C) all applicable export controls laws and regulations, including those administered by the United Kingdom, the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), the International Traffic in Arms Regulations (“ITAR”) Administered by the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”); and (D) the anti-boycott regulations administered by BIS and the U.S. Department of the Treasury.

(f) Except as would not have a Business Material Adverse Effect, the Transferred Entities have instituted and maintained appropriate policies and procedures designed to ensure compliance by each such Transferred Entity with all applicable anti-corruption, anti-bribery, sanctions, terrorism and anti-money laundering laws and all related financial record keeping and reporting requirements, rules, regulations and guidelines and to prevent breaches of such laws.

Section 3.9 Permits.

(a) The Transferred Entities hold or will hold as of the Closing all Permits necessary for the conduct of the Business as conducted on the date hereof (the “Transferred Entity Permits”), except for failures to hold such Transferred Entity Permits that would not have a Business Material Adverse Effect. Except where the failure to so comply would not have a Business Material Adverse Effect, (a) the Transferred Entities are in compliance with the terms of the Transferred Entity Permits and (b) each such Transferred Entity Permit is valid, subsisting and in full force and effect.

(b) Except where the failure to so comply would not have a Business Material Adverse Effect, neither the Parent nor any of the Transferred Entities has received any written notice or other written communication from any Governmental Entity regarding (i) any actual or possible violation of any material Transferred Entity Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Transferred Entity Permit, and to the Knowledge of the Parent, no such written notice or other written communication is forthcoming. Except where the failure to so comply would not have a

Business Material Adverse Effect, the Transferred Entities each have complied with all of the terms of the Transferred Entity Permits and none of the Transferred Entity Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Agreement.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Parent Disclosure Schedule sets forth a list, as of the date hereof, of each Transferred Entity Benefit Plan that is (i) a defined benefit pension plan, defined contribution plan, (ii) a material Transferred Entity Benefit Plan (other than any employment agreement or other individual compensatory agreement) maintained in a Material Jurisdiction, or (iii) that is an employment agreement with the President of the Business as of the date hereof, or any Business Employee who directly reports to the President of the Business as of the date hereof or that provides any material severance benefits in excess of those required by applicable Law. With respect to each such Transferred Entity Benefit Plan, the Parent has made available to Purchaser a copy thereof (provided that compensation amounts and other personal information may be redacted from each applicable employment agreement) and the most recent actuarial valuation report, if applicable. For purposes of this Section 3.10(a), “Material Jurisdiction” means each of Australia, Canada, France, the Netherlands, Belgium, Luxembourg, Hong Kong and the United Kingdom.

(b) Except as would not have a Business Material Adverse Effect, each Transferred Entity Benefit Plan has been established, maintained, registered, funded, qualified, invested and operated in compliance with applicable Law and all contributions or premiums required to be made by any Transferred Entity or the Seller or any of their Affiliates to any Transferred Entity Benefit Plan have been timely made or accrued. Except as would not have a Business Material Adverse Effect, with respect to each Transferred Entity Benefit Plan, (i) all required filings and reports have been made in a timely manner with all Governmental Entities, (ii) all obligations of the Transferred Entities (whether pursuant to the terms thereof or any applicable Laws) that have become due as of the date hereof have been satisfied, and there are no outstanding defaults or violations by any Transferred Entities with respect to such obligations, (iii) no material Taxes, penalties or fees are owing, assessable and delinquent under any such Benefit Plan and (iv) to the Knowledge of Parent, no event has occurred with respect to any registered Benefit Plan which would result in the revocation of the registration of such Benefit Plan, or which would entitle any Person (without the consent of the sponsor of such Benefit Plan) to wind up or terminate any such Benefit Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the Tax status of any such Benefit Plan.

(c) Except as would not have a Business Material Adverse Effect, the Seller has made available to Purchaser true, correct and complete copies of all documents governing or relating to the Transferred Entity Benefit Plans and the Seller Benefit Plans (or if oral, summaries thereof), together with all related documentation including the agreements under which each Transferred Entity is included in the scheme as a participating employer, funding agreements, summary plan descriptions, letters of credit, financial statements and asset statements and all material, non-routine correspondence with any Governmental Entities or other relevant Persons (including in respect of any pending action, investigation, examination or claim relating to any Transferred Entity Benefit Plan), all explanatory literature and announcements issued to its members or prospective members, and any written terms and conditions or contracts for employees giving a right to participate in the Transferred Entity Benefit Plans or which otherwise make reference to the Transferred Entity Benefit Plans, in each case for the current year and the previous six (6) years. Except as would not have a Business Material Adverse Effect, all the benefits that the Transferred Entity Benefit Plans provide are described accurately and in full detail in these documents and no changes or events have occurred or are expected to occur which would affect the information contained in the financial statements or asset statements required to be provided to the Purchaser pursuant to this Section 3.10(c).

(d) Apart from the Seller Benefit Plans and the Transferred Entity Benefit Plans, to the Knowledge of Parent, none of the Transferred Entities have, and none of them have had, any arrangements (legally binding or otherwise) for providing or contributing towards benefits on retirement, leaving service, death, disability, illness or injury for or in respect of any current or former employee or officer of any Transferred Entity or their dependants and no Transferred Entity has provided or promised to provide any ex-gratia pension benefits, lump sums or similar benefits for any current or former employee or officer of any Transferred Entity or their dependants. Except as would not have a Business Material Adverse Effect, no Transferred Entity provides or contributes towards, and has not undertaken to provide or contribute towards, any such benefits in respect of any current or former employee or officer of any Transferred Entity except through the Transferred Entity Benefit Plans. Except as would not have a Business Material Adverse Effect, no announcement has been made of an intention to establish any new arrangement for providing or contributing towards any such benefits. To the Knowledge of Parent, no undertaking or assurance has been given as to the continuance, improvement or increase of any benefit under any of the Transferred Entity Benefit Plans or of a kind set out above.

(e) Except as would not have a Business Material Adverse Effect: (i) every employee or officer and former employee or officer of any Transferred Entity entitled to join a Transferred Entity Benefit Plan was offered membership of that Transferred Entity Benefit Plan as of the date on which he became entitled and therefore there are no back contributions due by any Transferred Entity to any of the Transferred Entity Benefit Plans; and (ii) only employees or former employees (or any spouses, dependants, survivors or beneficiaries of any such employees or former employees) of a Transferred Entity are entitled to participate in the Transferred Employee Benefit Plans and no entity other than such Transferred Entity is a participating employer under any Transferred Employee Benefit Plan.

(f) Except as would not have a Business Material Adverse Effect: (i) the Seller has notified the Purchaser of the rates of contributions which it and the members are currently paying to the Transferred Entity Benefit Plans and the definition(s) of earnings used to calculate contributions, any proposed changes to the rates or definition(s) of earnings (including without limitation details of any salary/pay increases), the dates contributions are due to be paid, whether contributions are due in advance or in arrears, and details of any additional or special contributions paid by employees of any Transferred Entity, or to the Transferred Entity Benefit Plans by any Transferred Entity, within the three years prior to the date of the Agreement; and (ii) the Seller has given the Purchaser full details of any proposed amendments to any of the Transferred Entity Benefit Plans. All contributions or premiums with regard to any of the pensions of the employees of the Transferred Entities that are due on or before date of this Agreement or relate to the period prior to date of this Agreement have been fully paid or are adequately provided for in the Business Financial Statements or Management Accounts (as applicable).

(g) Except as would not have a Business Material Adverse Effect, all legal, actuarial and other professional fees, charges or expenses (including taxes or levies) in respect of the Transferred Entity Benefit Plans which have become due have been paid.

(h) To the Knowledge of Parent and except as would not have a Business Material Adverse Effect, all benefits (other than a refund of a member’s contributions) payable under the Transferred Entity Benefit Plans on death before normal retirement age are insured with an insurance company of good repute for their full amount and on normal commercial terms for people in good health. To the Knowledge of Parent and except as would not have a Business Material Adverse Effect, nothing has been done or left undone which might entitle the insurance company to avoid or limit its liability under any contract covering these benefits. To the Knowledge of Parent and except as would not have a Business Material Adverse Effect, the level of insurance reserves under each insured Transferred Entity Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(i) Except as would not have a Business Material Adverse Effect and to the Knowledge of Parent, all benefits payable otherwise than under the Transferred Entity Benefit Plans on the disability, illness or injury of any of the any employee or officer of any Transferred Entity are insured with an insurance company of good repute for their full amount and on normal commercial terms for people in good health. Except as would not have a Business Material Adverse Effect, Seller has given the Purchaser full details of the current premiums for this insurance, copies of the insurance contracts and copies of all literature issued to the employees of each Transferred Entity about these benefits.

(j) Subject to the requirements of applicable Laws and, in respect of the Chubb Pension Plan and the Chubb Security Pension Fund the terms of the relevant governing documentation or the terms of any Transferred Entity Benefit Plan, no provision of any Transferred Entity Benefit Plan or of any agreement in any way limits, impairs, modifies or otherwise affects the right of a Transferred Entity to unilaterally amend or terminate any Transferred Entity Benefit Plan, and no commitments to improve or otherwise amend any Transferred Entity Benefit Plan have been made, in each case except as would not have a Business Material Adverse Effect.

(k) Except as would not have a Business Material Adverse Effect: (i) no amount is or could become due as a result of the transactions contemplated by this Agreement from the Company or any other Transferred Entity by virtue of Section 75 or Section 75A of the Pensions Act 1995 as amended by subsequent Regulations as a result of Closing; and (ii) the Chubb Pension Plan and Chubb Security Pension Fund are registered pension schemes as defined in Section 150(2) of the Finance Act 2004. To the Knowledge of Parent, there is no reason why any such classification as a registered pension scheme could be withdrawn and the United Kingdom HM Revenue and Customs (“HMRC”) might de-register the scheme. Except as would not have a Business Material Adverse Effect, the United Kingdom Transferred Entity Benefit Plans are and have always been managed in accordance with the requirements and guidance of the United Kingdom Pensions Regulator and HMRC.

(l) There are no proceedings or disputes about benefits (or a failure to provide benefits) under any of the Transferred Entity Benefit Plans and no claims (routine benefit claims excepted), mediations, arbitrations or court cases have been raised or brought previously in relation to the Transferred Entity Benefit Plans nor are any such proceedings pending, currently in process or have been made or threatened against the trustees of any of the Transferred Entity Benefit Plans or any participating employer in relation to any of the Transferred Entity Benefit Plans, in each case except as would not have a Business Material Adverse Effect and, to the Knowledge of Parent, there are no circumstances which might give rise to such a claim. To the Knowledge of Parent, no claims or complaints or reports in respect of any Transferred Entity Benefit Plan have been made to the United Kingdom Pensions Ombudsman, Financial Services Ombudsman, The Pensions Advisory Service, Pension Protection Fund, Pensions Regulator, or any other Governmental Entity.

(m) No current or former employee or officer of any Transferred Entity whose employment transferred to or has transferred to the Company under legislation or regulations on the transfer of undertakings or otherwise was a member of or entitled to be or become a member of any final salary or defined benefit occupational pension scheme and therefore no current or former employee or officer of any Transferred Entity has any rights to early retirement or to other enhanced rights, including pension rights on redundancy, in each case except as would not have a Business Material Adverse Effect.

(n) To the Knowledge of Parent, neither the United Kingdom Pensions Regulator nor any other Governmental Entity has cause to make or issue any Order against the Company or any other Transferred Entity relating to any of the Transferred Entity Benefit Plans or any current or former employee or officer of the Company or any other Transferred Entity.

(o) Except as would not have a Business Material Adverse Effect, no Transferred Entity is, and at no time in the twelve months prior to the date of this Agreement has been, an associate of or connected with (within the meeting of s.51 Pensions Act 2004 or equivalent legislation in the applicable jurisdiction) any employer in relation to any occupational pension scheme, other than any scheme to which ss.38 to 56 Pensions Act 2004 (or equivalent legislation in the applicable jurisdiction) do not apply.

(p) Except as would not have a Business Material Adverse Effect, no Transferred Entity has at any time entered into any guarantee, indemnity, apportionment arrangement or withdrawal arrangement in relation to the Transferred Entity Benefit Plans or any other occupational pension scheme.

(q) Except as would not have a Business Material Adverse Effect, the benefits payable under the Transferred Entity Benefit Plans consist exclusively of money purchase benefits (as defined in section 181 of the Transferred Entity Benefit Plans Act 1993, or equivalent legislation in the applicable jurisdiction), and no Transferred Entity Benefit Plan is or has ever been, and neither the Company, any Transferred Entity nor the Seller has any liability in respect of: (i) any other defined benefit arrangement nor has it made any other defined benefit promise; (ii) a “registered pension plan” containing a “defined benefit provision”, as those terms are defined respectively in subsections 248(1) and 147.1(1) of the Income Tax Act (Canada); (iii) a “retirement compensation arrangement”, as that term is defined in subsection 248(1) of the Income Tax Act (Canada); or (iv) a plan providing health and welfare benefits to retired or other former employees or to the beneficiaries or dependants of such retired or other former employees, except to the minimum extent required by applicable employment standards Laws. Except as would not have a Business Material Adverse Effect, no Seller Benefit Plan or Transferred Entity Benefit Plan is intended to be, nor has ever been found or alleged by a Governmental Entity to be, a “salary deferral arrangement”, as that term is defined in subsection 248(1) of the Income Tax Act (Canada).

(r) Except as would not have a Business Material Adverse Effect: (i) no contribution notice or financial support direction under the Pensions Act 2004 or equivalent legislation in the applicable jurisdiction has been issued or to the Knowledge of the Parent threatened to the Company, any other Transferred Entity or any other Person in respect of any of the Transferred Entity Benefit Plans and there is no fact or circumstance likely to give rise to any such notice or direction; (ii) no acts, omissions or other events in relation to the Transferred Entity Benefit Plans have been reported to the United Kingdom Pensions Regulator or other Governmental Entity under sections 69 or 70 of the Pensions Act 2004 or equivalent legislation in the applicable jurisdiction and there is no fact or circumstance likely to give rise to any such report; (iii) the execution and delivery of, and performance by Parent and Seller of, this Agreement and the consummation of the transactions contemplated hereby will not: (A) accelerate the time of payment or vesting under any Transferred Entity Benefit Plan; (B) result in an obligation to fund (through a trust or otherwise) any compensation or benefits under any Transferred Entity Benefit Plan; (C) increase any amount payable under any Transferred Entity Benefit Plan; or (D) result in the acceleration of any other material obligation pursuant to any Transferred Entity Benefit Plan.

(s) The Company has complied in all material respects with its automatic enrolment obligations as required by the Pensions Act 2008. Except as would not have a Business Material Adverse Effect, no notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company. Except as would not have a Business Material Adverse Effect, the Seller has made available to Purchaser true, correct and complete copies of:

(i) all documents relating to the staging date for the Company;

(ii) all correspondence between the Company and the Pension Regulator regarding auto-enrolment including details of its registration in accordance with regulation 3 of the Employers’ Duties (Registration and Compliance) Regulations 2010;

(iii) all records kept in accordance with regulations 5 to 8 of the Employers’ Duties (Registration and Compliance) Regulations 2010;

(iv) if a personal pension scheme was used as a qualifying scheme (within the meaning of section 16(1) of the Pensions Act 2008), any agreements between the provider and the jobholder under section 26 of the Pensions Act 2008; and

(v) a list of all jobholders who have opted out together with the opt-out notices in respect of those jobholders.

(t) Parent has provided information on an anonymized basis with respect to Business Employees who are the holders of Parent LTIP Awards and promptly following the date hereof, Parent shall provide, to the extent not in conflict with privacy laws, a list, as of such date, of the following with respect to each Parent LTIP Award: (i) the name of the holder thereof, (ii) for equity-based awards, the number of shares of common stock of Parent subject to such Parent LTIP Award, (iii) for cash-based awards, the methodology for determining the award, (iv) the grant date of such Parent LTIP Award, (v) the vesting schedule of such Parent LTIP Award and (vi) any accelerated vesting provisions applicable to such Parent LTIP Award.

Section 3.11 Employees; Labor Matters.

(a) Section 3.11(a) of the Parent Disclosure Schedule sets forth a list, as of the date of this Agreement, of each collective bargaining Contract, material works council Contract, all applicable industry-wide collective agreements (“accords et conventions de branche” and “accords interprofessionnels”), any other agreements with any employee representative body or trade union, any practice (“usage”) or unilateral undertaking (“engagement unilateral”) and other labor Contract, in each case in a Material Jurisdiction, and to which any Transferred Entity is a party or to which any Business Employee identified as of the date hereof is subject.

(b) There is no material employment contract with a Business Employee whose annual base compensation is in excess of $200,000 which can be terminated for a significantly higher amount than provided for by the collective bargaining Contracts, except as otherwise disclosed on Section 3.10(a) of the Parent Disclosure Schedules.

(c) Except as would not have a Business Material Adverse Effect, to the Knowledge of Parent: (i) each Transferred Entity has complied with the terms of applicable Laws and such collective bargaining Contracts pertaining to the employment or termination of employment of the Business Employees (whether current employees or employees who have been dismissed or whose employment contracts have been terminated over the last five (5) years and employee representation requirements); (ii) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any Business Employees identified as of the date hereof; (iii) no demand for recognition of any Business Employees identified as of the date hereof has been made by, or on behalf of, any labor union; and (iv) during the three (3)-year period immediately prior to the date of this Agreement, there have been no material strikes or lockouts at the Business.

(d) Except as would not have a Business Material Adverse Effect: (i) each Transferred Entity has at all times complied with all its obligations to or in respect of each Transferred Entity Employee and any former employee of a Transferred Entity, and the employers of the Business Employees have so complied in respect of each Business Employee, in each case arising out of or in connection with their terms and conditions of employment and/or under all applicable Laws relating to employment matters including, without limitation, retirement scheme or benefits, and no amount due to or in respect of any Transferred Entity Employee, any former employee of a Transferred Entity or any Business Employee is in arrears and unpaid (other than salary for the month current at the date of this Agreement).

(e) Except as would not have a Business Material Adverse Effect: (i) in respect of the period of two (2) years prior to the date of this Agreement, holiday pay for periods of holiday taken by all Transferred Entity Employees and Business Employees under all applicable Laws, including regulation 13 of the Working Time Regulations 1998 (SI 1998/1833) has been calculated in accordance with applicable Laws including the Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organisation of working time; and (ii) relation to the Subject Jurisdiction Transferred Entities, in respect of the period of three (3) years prior to the date of this Agreement, holiday pay for periods of holiday taken by all Business Employees under applicable Laws has been calculated in accordance with the applicable French Labour Code.

(f) Except as would not have a Business Material Adverse Effect: (i) the Transferred Entities are in compliance with their legal and regulatory employment obligations including in respect of employees’ representation and election of staff delegates, minimum wages salary, health and safety, working time, professional risk assessment (“évaluation des risques professionnels”), hardworking (“pénibilité”), professional related bonus, professional meeting (“entretiens professionnels”), compensation, employee benefit, profit sharing, retirement indemnities (“indemnités de fin de carrière”) and retirement schemes, internal rules, termination of employment and welfare schemes; and (ii) the social security charges for which Transferred Entities are liable have been paid in full within the time limits in accordance with applicable law or have been sufficiently provided for in the 2020 annual accounts of the Transferred Entities and in the Business Audited Financial Statements in accordance with the Accounting Principles (as applicable).

(g) Except as would not have a Business Material Adverse Effect, no Transferred Entity has dismissed 20 or more employees on grounds of redundancy within a 90-day period during the 12 months ending on the date of this Agreement and no collective or multiple dismissal is currently being envisaged by any Transferred Entity and no Transferred Entity has entered into any social plan that still has outstanding liabilities on the date of this Agreement.

(h) Except as would not have a Business Material Adverse Effect, no Transferred Entity has been a party to a “relevant transfer” (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) or any other applicable Laws with respect to any Business Territories at any time during the three (3) years ending on the date of this Agreement.

(i) Except as would not have a Business Material Adverse Effect, there are no and, during the three (3) years ending on the date of this Agreement, there have not been any, claims, disputes, enquiries or investigations by or relating to any Transferred Entity Employee, any former employee of any Transferred Entity or any Business Employee in which compensation payable did or could be expected to exceed $100,000 or otherwise could be considered damaging to the reputation of any Transferred Entity and, to the Knowledge of Parent, there is no matter, event or circumstance which could give rise to any such claim, dispute, enquiry or investigation.

(j) Except as would not have a Business Material Adverse Effect, there are no material charges pending under applicable occupational health and safety legislation and each Transferred Entity has complied in all material respects with any orders issued under applicable occupational health and safety legislation and there are no appeals of any orders under applicable occupational health and safety legislation currently outstanding.

(k) To the Knowledge of the Parent, no employee of the Subject Jurisdiction Transferred Entities, nor any independent contractors, consultant or advisor with whom any of the Subject Jurisdiction Transferred Entities has contracted to provide personal services is in violation of any legal provision, material term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by or to provide personal services to the Subject Jurisdiction Transferred Entities; and to the Knowledge of the Parent, the continued employment by the Subject Jurisdiction Transferred Entities of its present employees and the performance of the Subject Jurisdiction Transferred Entities’ contracts with their independent contractors, consultants and advisors, in each case performing personal services to the Subject Jurisdiction Transferred Entities will not result in any such violation. None of the Subject Jurisdiction Transferred Entities has received any written notice alleging that any such violation has occurred, in each case except as would not have a Business Material Adverse Effect.

(l) Except as would not have a Business Material Adverse Effect, during the six (6) years prior to the date of this Agreement, there has been no practice concerning the Subject Jurisdiction Transferred Entities in terms of working hours, use of subcontractors, independent contractors, consultants, advisors, temporary workers or secondment of employees which could lead or which would have led employees, the URSSAF (“Body in charge of social security recovering”), the Labour Inspectorate or any court to be able to establish a situation characterizing the offence of concealed work (“délit de travail dissimulé”), offence of bargaining (“délit de marchandage”), offence of illegal lending of employees (“prêt de main d’oeuvre illicite”).

(m) Except as would not have a Business Material Adverse Effect, all consultants, advisors and independent contractors providing services to the Subject Jurisdiction Transferred Entities have been properly classified as consultants, advisors or independent contractors, respectively, for purposes of federal and applicable state and foreign Tax laws, Laws applicable to employee benefits and other Laws.

(n) Except as would not have a Business Material Adverse Effect, each of the Subject Jurisdiction Transferred Entities is in compliance in all respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors, consultants and advisors and employees as exempt or non-exempt), wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.

(o) Except as would not have a Business Material Adverse Effect, the Subject Jurisdiction Transferred Entities have paid in full to all employees, independent contractors, consultants and advisors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants (including in relation to the termination of any corresponding agreement).

Section 3.12 Real Property.

(a) Section 3.12(a) of the Parent Disclosure Schedule sets forth a list, as of the date hereof, that is complete and accurate in all material respects of the material real property owned as of the date hereof by any Transferred Entity (together with the real property set forth on Schedule II, the “Business Owned Real Property”). The Transferred Entities, as applicable, have or will have as of the Closing fee simple or comparable good and marketable title to all Business Owned Real Property, free and clear of all Liens, except Permitted Liens and are or will be the sole and beneficial owner of each of the Business Owned Real Property. Except as would not reasonably be expected to be material to the Business, taken as a whole, (i) neither Parent nor its Subsidiaries has received written notice of any, and to the Knowledge of Parent, there is no, default by any of the Transferred Entities under any restrictive covenants affecting the Business Owned Real Property, and (ii) there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default by any of the Transferred Entities under any such restrictive covenants.

(b) Section 3.12(b) of the Parent Disclosure Schedule sets forth a list, as of the date hereof, that is complete and accurate in all material respects, of the material real property leased by any Transferred Entity (together with the leased real property set forth on Schedule II, the “Business Leased Real Property”). Except as would not reasonably be expected to be material to the Business, taken as a whole, the Transferred Entities, as applicable, have or will have as of the Closing a leasehold or subleasehold interest in all Business Leased Real Property, free and clear of all Liens, except Permitted Liens. All leases and subleases for the Business Leased Real Property under which any Transferred Entity is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not have a Business Material Adverse Effect.

(c) To the Knowledge of Parent, all covenants, obligations, restrictions and conditions affecting each of the Business Owned Real Property, the Business Leased Real Property and/or the Transferred Entities as owner, lessee or licensee (as applicable) have been observed and performed and all outgoings have been duly paid and all consents (where necessary) obtained and complied with and no notice of any alleged breach of such covenants, obligations, restrictions and conditions has been received and there are no circumstances now existing which would entitle the landlord of any Business Leased Real Property to exercise any power of entry upon or take possession of any Business Leased Real Property or to draw upon any rental deposit or other security available to it, in each case except as would not have a Business Material Adverse Effect.

(d) No notice, action or proceedings affecting any of the Business Owned Real Property and/or the Business Leased Real Property has been served or commenced and there are no disputes concerning any of the Business Owned Real Property and/or the Business Leased Real Property with any person and there are no circumstances now existing which are likely to result in any such notice, action or proceedings being served or commenced or any such dispute arising, in each case except as would not have a Business Material Adverse Effect.

(e) None of the Business Leased Real Property, Business Owned Real Property or the Transferred Entities as owner, lessee or licensee of any of the Business Leased Real Property and/or Business Owned Real Property are subject to any unusual or onerous rights, reservations, covenants, obligations, restrictions, conditions or any matters referred to in or which would affect the use or continued use of any of the Business Leased Real Property and/or Business Owned Real Property for the purposes of the business carried on at that Business Leased Real Property and/or Business Owned Real Property by the Transferred Entity or the value of that Business Leased Real Property and/or Business Owned Real Property, in each case except as would not have a Business Material Adverse Effect.

(f) None of the Business Leased Real Property, Business Owned Real Property or the Transferred Entities as owner, lessee or licensee of any of the Business Leased Real Property and/or Business Owned Real Property are subject to rights, reservations, covenants, obligations, restrictions, conditions or any matters referred to in or which would affect the use or continued use of any of the Business Leased Real Property and/or Business Owned Real Property for the purposes of the business carried on at that Business Leased Real Property and/or Business Owned Real Property by the Transferred Entities or the value of that Business Leased Real Property and/or Business Owned Real Property, in each case except as would not have a Business Material Adverse Effect.

(g) None of the Transferred Entities have any estate or interest (including any leasehold interest) in land located in New Zealand that is “sensitive land” for the purposes of the Overseas Investment Act 2005 (New Zealand).

Section 3.13 Taxes. Except as would not have a Business Material Adverse Effect:

(a) all Tax Returns required to be filed by, or with respect to, any Transferred Entity for the last four (4) years have been timely filed (taking into account extensions) in the required form and all such Tax Returns are true, correct and complete;

(b) to the Knowledge of Parent, all Taxes owing in respect of the four (4) year period ending on the date hereof and all Transfer Taxes payable in respect of the Pre-Closing Restructuring, in each case by any Transferred Entity, and whether or not shown on any Tax Return, have been duly and timely paid or will be duly and timely paid by the due date thereof;

(c) all Taxes which may become due and which relate to any taxable period ending on or before the Closing Date (or with respect to any Tax period that includes but does not end on the Closing Date, the portion of such Tax period ending with the Closing Date) have been properly reserved for in the Business Financial Statements;

(d) no Tax Proceeding with respect to any Taxes of the Transferred Entities is pending or being threatened in writing by any tax authority;

(e) no extension or waiver of any statute of limitations on the assessment of any Taxes has been granted or agreed to by the Transferred Entities, which is currently in effect.

(f) each of the Transferred Entities has, for the last four (4) years, complied with all applicable Laws relating to the collection and withholding of Taxes (including any employment tax and social security deduction rules) and has remitted and paid such Taxes to the applicable Governmental Entities in accordance with applicable Laws.

(g) (i) any condition, commitment or formality required, according to the Law applicable to Taxes and any individual ruling or agreement granted by any Governmental Entity, to benefit from an advantage with respect to Tax that has been claimed by any of the Transferred Entities (included but not limited to a favorable Tax regime, whether optional or mandatory, or a Tax credit such as a research and development Tax credit or a refund or payment by any tax authority of or in respect of such Tax credit) have been duly met or made; and (ii) the Transferred Entities have complied with all material conditions set out in any ruling or favorable Tax regime applicable to them or granted by any Governmental Entity;

(h) no claim has been made by any tax authority in a jurisdiction where any of the Transferred Entities do not file Tax Returns that a Transferred Entity is or may be subject to taxation in that jurisdiction;

(i) none of the Transferred Entities is a party to or bound by any Tax Sharing Agreement or has any Liability or potential Liability to another party under any such Tax Sharing Agreement;

(j) none of the Transferred Entities has liability for the Taxes of any other Person (other than Parent or any of its Subsidiaries, including another Transferred Entity) under any Contract, agreement, applicable Law or otherwise, other than under commercial agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes;

(k) each Transferred Entity has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT;

(l) none of the Transferred Entities is classified as a domestic corporation pursuant to any provisions of the Code or the Treasury Regulations thereunder. The classification of each Transferred Entity, of the Seller, and of Carrier Fire & Security Luxembourg S.a.r.l. for United States federal Tax purposes and the ownership of the equity of each such entity is as set forth in Exhibit A hereto;

(m) there are no Liens for Taxes on any assets of the Company or any Subsidiary of the Company, other than Permitted Liens;

(n) the Transferred Entities have not participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b);

(o) no Transferred Entity has requested a Tax ruling, advance pricing agreement, or other similar document or agreement from any Governmental Entity which is currently pending;

(p) except in connection with the Pre-Closing Restructuring, no Transferred Entity has distributed the stock of another entity, or had its own stock distributed by another entity, in a transaction or distribution intended to be governed by Code Section 355 within the last two years; and

(q) the Transferred Entities have complied with all transfer pricing rules and have timely prepared all documentation required by all relevant transfer pricing Laws.

Section 3.14 Environmental Matters. Except as would not have a Business Material Adverse Effect:

(a) The Transferred Entities and the facilities and operations on the Business Owned Real Property and the Business Leased Real Property are, and have been, in compliance with applicable Environmental Laws;

(b) The Subject Jurisdiction Transferred Entities will not be responsible, wholly or in part, for any clean-up or other corrective action in relation to any Regulated Substance in any Business Owned Property or Business Leased Property and are not subject to any investigation or inquiry by any regulatory authority (whether from the Autorité de Sûreté Nucléaire (ASN), the Direction Régionale de l’Environnement, de l’Amnégaement et du Logement (DREAL), or any other authority) at any Business Owned Property or Business Leased Property;

(c) No Regulated Substance has been used, disposed of, stored, transported or emitted at, on from or under any Business Leased Property or Business Owned Property nor have the Transferred Entities or any other person or entity for which the Transferred Entities can be liable, used, disposed of, stored, transported or emitted any Regulated Substance at, on, from or under any other place, except as would not have a Business Material Adverse Effect. The Business Leased Property and Business Owned Property, including the soil, subsoil and groundwater thereunder, are free from contamination by any Regulated Substance;

(d) (i) The Transferred Entities possess or will possess as of the Closing all Business Environmental Permits required for the conduct of the Business as conducted on the date hereof and as of the Closing (ii) each such Business Environmental Permit is valid, subsisting and in full force and effect, (iii) no appeals or other proceedings are pending or, to the Knowledge of Parent, threatened with respect to the issuance, terms or conditions of any such Business Environmental Permit, and (iv) except for matters which have been fully resolved, neither Parent nor any Subsidiary of Parent has received any written notice or other written communication from any Governmental Entity or other Person regarding any revocation, withdrawal, non-renewal, suspension, cancellation or termination of any such Business Environmental Permit;

(e) Neither Parent nor any Subsidiary of Parent has received any written notice alleging any unresolved violation of any Environmental Law with respect to (i) any Business Owned Real Property, (ii) any Business Leased Real Property, (iii) any formerly owned, used or leased properties of the Business, or (iv) the operations of the Business;

(f) No Action is pending or, to the Knowledge of Parent, threatened that asserts any actual or potential Liability arising under any Environmental Law relating to the Business or any formerly owned, used or leased properties of the Business;

(g) No Environmental Condition exists on or at any (i) Business Owned Real Property, (ii) Business Leased Real Property, or (iii) properties formerly owned or leased by the Business that would reasonably be expected to impose any Liability arising under any Environmental Law on the Transferred Entities; and

(h) No Transferred Entity is a party to any contract, transaction, or any agreement or arrangement with any Governmental Entity, which gives rise to, or which could reasonably be expected to give rise to, any Liability or responsibility with respect to any Environmental Condition.

Section 3.15 Material Contracts.

(a) Section 3.15(a) of the Parent Disclosure Schedule sets forth as of the date of this Agreement a list of the following Contracts (other than purchase orders and invoices and other than Contracts relating to the Retained Businesses), Business Government Contracts, Seller Benefit Plans and Transferred Entity Benefit Plans, and other than Contracts relating to the Retained Businesses to which any of the Transferred Entities is a party or any member of the Parent Group is bound in each case with respect to the Business (the “Business Material Contracts”):

(i) any Contract for the purchase of materials, supplies, goods, services or equipment providing for either (A) payments by the Business in excess of $1,000,000 in 2021 or any year thereafter or (B) payments by the Business of $1,000,000 or more in the aggregate, and which in each case may not be canceled by a Transferred Entity without penalty or further payment or without more than 90 days’ notice (other than payments for services rendered to the date of such cancelation);

(ii) any Contract providing for the sale of materials, supplies, goods, services or equipment that provides for either (A) payments to the Business in excess of $3,000,000 in 2021 or any year thereafter in respect of a monitoring or service Contract or (B) payments to the Business of $3,000,000 or more in the aggregate in respect of an installation contract;

(iii) any Contract containing any express obligations of a Transferred Entity or a member of the Parent Group with respect to the Business (provided such Contract is required to be contributed to a Transferred Entity pursuant to the terms of this Agreement) to make future capital expenditures in excess of $1,000,000;

(iv) any joint venture or material partnership or other similar agreement involving co-investment between the Business and a third party;

(v) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which a Transferred Entity or member of the Parent Group with respect to the Business (provided such Contract is required to be contributed to a Transferred Entity pursuant to the terms of this Agreement) has a material obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(vi) any Contract that imposes exclusivity requirements, fixed pricing, fixed volume or spend, material minimum payment, most favored nations or most favored customer status, rights of first offer or last offer, in each case, that restricts or impacts the Business in any material respect;

(vii) any Contract containing covenants that restrict or limit in any material respect the ability of any of the Transferred Entities or a member of the Parent Group with respect to the Business to compete in any business or with any Person or in any geographic area or conduct any line of business, in each case that restricts or impacts the Business in any material respect;

(viii) (A) any Contract material to the Business pursuant to which any of the Transferred Entities or a member of the Parent Group with respect to the Business (provided such Contract is required to be contributed to a Transferred Entity pursuant to the terms of this Agreement) licenses or is otherwise permitted by a third party to use any material Intellectual Property (other than any “shrink wrap,” “commercially available software package” or “click through” license), (B) any Contract material to the Business pursuant to which a third party licenses any material Business Intellectual Property owned by any of the Transferred Entities or a member of the Parent Group with respect to the Business (provided such Contract is required to be contributed to a Transferred Entity pursuant to the terms of this Agreement); or (C) any Contract with a third party providing for the coexistence of material Business Intellectual Property with the intellectual property rights of such party, in each case that involved aggregate payments by or to the Transferred Entities or a member of the Parent Group with respect to the Business (provided such Contract is required to be contributed to a Transferred Entity pursuant to the terms of this Agreement) in excess of $500,000 during the twelve (12)-month period immediately preceding December 31, 2020;

(ix) any Contract relating to or evidencing indebtedness for borrowed money of the Business in excess of $5,000,000 individually (excluding, for the avoidance of doubt, leases that are classified as finance or capital leases);

(x) any Contract for the employment of an individual or engagement of a consultant, in each case earning an annual base salary of $1,000,000 or more per year (other than offer letters entered into in the ordinary course of business for employees or consultants who are terminable at-will without any material Liability to any Transferred Entity);

(xi) each Contract providing for a severance, termination, or advance notice of termination (or payments or benefits in lieu of notice), upon termination of employment for Business Employees who have a base salary more than $200,000 per year; and

(xii) any Contract that grants to any person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial portion of the assets of the Transferred Entities taken as a whole.

(b) As of the date hereof, except as would not have a Business Material Adverse Effect, (i) each Business Material Contract is a legal, valid and binding obligation of Parent or a Subsidiary thereof, as applicable, and, to the Knowledge of Parent, each counterparty, and is in full force and effect, (ii) neither Parent and its applicable Subsidiaries nor, to the Knowledge of Parent, any other party thereto, is in breach of, or in default under, nor has other party thereto given any notice to terminate, rescind or repudiate or reduce the volume or quantum of goods or services purchased under any such Business Material Contract, and (iii) no event, matter or circumstance has arisen or occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Parent or any of its applicable Subsidiaries, or, to the Knowledge of Parent, any other party thereto or give rise to any right to terminate, rescind, avoid or repudiate such Business Material Contract.

(c) Section 3.15(c) of the Parent Disclosure Schedule sets forth as of the date of this Agreement a list of the 20 largest customers of the Business, measured by the aggregate amount for which each such customer was invoiced by Parent and its Subsidiaries in connection with products and services provided by the Business during the period from January 1, 2020 to December 31, 2020 (each, a “Material Customer”). To the Knowledge of Parent, no Material Customer has since December 31, 2020, given written notice that it intends to terminate or not renew, its relationship with the Business.

(d) Section 3.15(d) of the Parent Disclosure Schedule sets forth as of the date of this Agreement a list of (i) the 10 largest suppliers of products to the Business, measured by the direct external spend (which shall mean the aggregate amount of expenditures, represented by cost of goods sold, of the Business represented by such suppliers), (ii) the 10 largest suppliers to the Business measured by the indirect external spend (which shall mean the aggregate amount of selling, general and administrative expenses of the Business represented by such suppliers) and (iii) the 10 largest suppliers of professional services to the business, in each case during the period from January 1, 2020 to December 31, 2020 (collectively, the “Material Suppliers”). To the Knowledge of Parent, no Material Supplier has, since December 31, 2020, terminated, or given written notice that it intends to terminate, its relationship with the Business.

Section 3.16 Business Government Contracts.

(a) To the extent disclosure is permitted by applicable Law or the terms of the applicable Contract, each current and active Business Government Contract providing for payments to the Business in excess of $3,000,000 in 2021 or any year thereafter, or which require Clearances (as defined below), is listed on Section 3.16(a)(i) of the Parent Disclosure Schedule, and any outstanding Business Government Bid, which if awarded would reasonably be expected to result in payments to the Business in excess of $3,000,000 in 2021 or any year thereafter, is listed on Section 3.16(b)(ii) of the Parent Disclosure Schedule.

(b) Except as would not have a Business Material Adverse Effect:

(i) With respect to each Business Government Contract and each Business Government Bid:

(A) Parent or its applicable Subsidiary is, and during the past three (3) years has been, in compliance with all terms and conditions of each of its Business Government Contracts and Business Government Bids;

(B) all representations and certifications, during the past three (3) years, including claims for payment, made by Parent or any of its Subsidiaries with respect to each Business Government Contract or Business Government Bid were complete and accurate as of their effective date and Parent and its Subsidiaries have complied with all such representations and certifications and, to the Knowledge of Parent, no Governmental Entity has notified Parent or any of its Subsidiaries, in writing, that Parent or any of its Subsidiaries has breached or violated any representation or certification with respect to, or any term of, any Business Government Contract or Business Government Bid; and

(C) no reports have been issued during the past three (3) years resulting from any audits, reviews, or other investigations conducted by any Governmental Entity of any of the Business Government Contracts that conclude that Parent or any of its Subsidiaries (with respect to the Business) are engaged in overcharging, mischarging or defective pricing practices, and there are no audits, reviews, or investigations by any Governmental Entity with respect to the Business which are either ongoing or have been completed but the report of which has not been issued (and is reasonably expected to be issued) and which Parent or any of its Subsidiaries expects will recommend cost disallowances, fines, penalties or other sanctions.

(ii) No Transferred Entity, no member of the Parent Group and no Business Employee is, or, during the past three (3) years, has been (A) under any administrative, civil or criminal investigation, audit, indictment or information by any Governmental Entity; or (B) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of any Contract with a Governmental Entity.

(iii) The Transferred Entities and members of the Parent Group have or will have as of the Closing all of the facility and personnel security clearances required to access information classified by any state or federal government, their agencies or delegated authorities, including the Ministry of Defense (or foreign equivalent) in any jurisdiction (“Clearances”) and necessary for the conduct of the Business as conducted on the date hereof. To the Knowledge of Parent, there are no facts or circumstances that would reasonably be expected to result in the suspension, invalidation, or revocation of any facility security clearance or national industrial security authorization or accreditation necessary for the conduct of the Business as conducted on the date hereof.

Section 3.17 Intellectual Property, Information Technology; Data Protection; and Privacy.

(a) Section 3.17(a) of the Parent Disclosure Schedule sets forth

(i) full details, accurate as at the date hereof, of all Patents, registered Marks, registered Designs, and Internet Properties included in the Business Intellectual Property; and

(ii) a list of all material unregistered Intellectual Property consisting of unregistered Marks or Company Software included in the Business Intellectual Property;

(b) Except as would not have a Business Material Adverse Effect, all of the Business Intellectual Property is in the sole legal and beneficial ownership of a Transferred Entity, as indicated in Section 3.17(a) of the Parent Disclosure Schedule, free from any Liens (other than Permitted Liens).

(c) The Business Intellectual Property together with the Intellectual Property used by the Transferred Entities pursuant to a valid license Contract or to which the Transferred Entities otherwise have a right constitutes all Intellectual Property sufficient to operate the Business and are used exclusively by the Transferred Entities, in each case except as would not have a Business Material Adverse Effect.

(d) (i) None of the Business Intellectual Property is subject to any Order adversely affecting the use thereof or rights thereto by or of the Transferred Entities; (ii) there is no opposition or cancellation Action pending against any of the Transferred Entities concerning the ownership, validity or enforceability of any Business Intellectual Property (except for ordinary course proceedings related to the application for any item of Business Intellectual Property) and, to the Knowledge of the Parent, all of the Business Intellectual Property is valid, subsisting and enforceable without restriction and nothing has been done, or not been done, as a result of which any such Business Intellectual Property may cease to be valid, subsisting or enforceable; (iii) there is no infringement or misappropriation, or other violation, or any written allegation made by any Transferred Entity thereof, of any Business Intellectual Property; (iv) none of the Transferred Entities has received any written notice since the date that is six (6) years prior to the date hereof alleging that any of the Business operations or the products, including Company Software, infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any other Person and, to the Knowledge of the Parent, there are no circumstances likely to give rise to any such notice in the future; and (v) all fees due in respect of any and all applications, registrations and/or renewals of any Business Intellectual Property have been paid.

(e) The Transferred Entities are the legitimate rights holder, as owner or licensee, to perform the Business operations and/or use the Business products, including Company Software, and all rights related thereto including the Intellectual Property, for the operation of the Business, in each case except as would not have a Business Material Adverse Effect,

(f) To the Knowledge of Parent, each of the Transferred Entities, as applicable, has taken reasonable steps to protect and maintain any material Trade Secrets included in the Business Intellectual Property, and to the Knowledge of Parent, there are no unauthorized uses or disclosures of any such Trade Secrets.

(g) Except as would not have a Business Material Adverse Effect, all current and former employees, consultants and independent contractors of each Transferred Entity that are or were involved in the development, creation, and modification of any material Business Intellectual Property owned by each Transferred Entity, (i) have executed and delivered to such Transferred Entity an agreement which includes (x) provisions ensuring the protection of proprietary information and Trade Secrets of each Transferred Entity and (y) a present assignment of all right, title and interest to such Business Intellectual Property to such Transferred Entity (and where applicable, include a waiver of all moral rights to the extent arising); (ii) do not have any right, ownership claim or interest in or with respect to any material Business Intellectual Property; and (iii) have no claim for any unpaid remuneration in consideration of the creation of any Business Intellectual Property. Except as would not have a Business Material Adverse Effect: (i) no employee, consultant or independent contractor of each Transferred Entity is in violation of any such agreement with any other Person; and (ii) no current or former officer, director, shareholder, employee, consultant or independent contractor of each Transferred Entity has any right, ownership claim or interest in or with respect to any material Business Intellectual Property.

(h) Except as would not have a Business Material Adverse Effect, no Company Software contains any Open Source that is used in a manner that will require any Transferred Entity to re-license or redistribute at no charge any source code for such Company Software. For purposes of this Agreement, “Open Source” means any software code that: (a) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, shareware (e.g., Linux), or similar licensing or distribution models; and (b) is subject to any agreement with terms requiring that such software code be (i) disclosed or distributed in source code or object code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable. Open Source includes, but is not limited to, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) Netscape Public License; (B) the Berkeley software design (BSD) license including Free BSD or BSD-style license; (C) an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces); and (D) any licenses listed at www.opensource.org/licenses.

(i) Except as would not have a Business Material Adverse Effect: (i) the Computer Systems perform in accordance with their specifications and user manuals and do not contain any defect which may materially affect their performance; and (ii) Computer Systems are the subject of warranty and/or maintenance agreements or arrangements which are in accordance with good industry practice.

(j) To the Knowledge of the Parent, the Computer Systems have not suffered any material failures or bugs or breakdowns at any time during the two (2) years ending on the date of this Agreement, and all Computer Systems are free of all “viruses”, “worms”, “trojan horses”, “time bombs”, “back doors”, and other infections or harmful routines designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software, or any other associated software, firmware, hardware, computer system or network. Except as would not have a Business Material Adverse Effect, each Transferred Entity exercises reasonable measures to protect and maintain the confidentiality, security and operation of the Computer Systems, websites, systems and networks (and the data and transactions transmitted thereby), including protecting the same from any unauthorized use, access or other misuse by third parties, and, to the Knowledge of the Parent, there have been no violations of same within the last two (2) years. Except as would not have a Business Material Adverse Effect, there are adequate provisions in place to back-up electronically stored records, data and information used by the Transferred Entities and adequate disaster recovery arrangements in place in relation to the Computer Systems.

(k) Except as would not have a Business Material Adverse Effect, each of the Transferred Entities has, for the past five (5) years, complied with (i) all applicable privacy policies, (ii) all applicable Data Protection Laws (including applicable regulatory filing requirements) and self-regulatory principles and guidelines, and (iii) all contractual commitments that the Transferred Entity has entered into with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Data. Except as would not have a Business Material Adverse Effect: (i) each of the Transferred Entities has provided accurate and complete disclosure with respect to its privacy policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Data Protection Laws; and (ii) such disclosures have not contained any material omissions. To the Knowledge of Parent, there is no complaint to, or any audit, proceeding, investigation (formal or informal), or claim currently pending against, any of the Transferred Entities with respect to privacy or data security.

(l) In accordance with standard industry practice, each of the Transferred Entities’ third-party service providers, outsourcers, processors, or other users of Personal Data collected, held, or controlled by the Transferred Entity or through their products and services (i) comply with applicable Data Protection Laws with respect to Personal Data, (ii) take reasonable steps to protect and secure Personal Data from unauthorized disclosure, (iii) restrict use of Personal Data to those authorized or required under the servicing, outsourcing, processing, or similar arrangement to the extent not prohibited by applicable Data Protection Laws, and (iv) certify or guarantee the return or adequate disposal or destruction of Personal Data, in each case as would not have a Business Material Adverse Effect. Each of the Transferred Entities has taken commercially reasonable measures to ensure that all such third-party service providers, outsourcers, processors, or other users of such Personal Data have complied with their obligations, in each case as would not have a Business Material Adverse Effect.

Section 3.18 Intercompany Arrangements. Except for Contracts that are not material to the Business taken as a whole, Section 3.18 of the Parent Disclosure Schedule sets forth a list of all Contracts to provide goods, services or other benefits between or among any Transferred Entity, on the one hand, and any member of the Parent Group, on the other hand, in each case other than Contracts that will be terminated prior to Closing.

Section 3.19 Sufficiency of Assets. At the Closing, taking into account and giving effect to the Pre-Closing Restructuring, this Agreement and all of the Ancillary Agreements (including the rights, benefits and services made available in the Transition Services Agreement) and assuming all consents, authorizations, assignments, amendments and Permits necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, the Transferred Entities will own or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) all of the assets, properties and rights necessary to conduct the Business in substantially the same manner in all material respects as conducted as of the date of this Agreement; provided, however, that nothing in this Section 3.19 shall be deemed to constitute a representation or warranty as to the adequacy of amounts of cash or working capital (or the availability of the same); provided, further, that the result of any action that any Parent, the Seller or Transferred Entity is required or permitted to take pursuant to this Agreement (including under Section 5.3), or Ancillary Agreements, or for which Purchaser has provided its consent (including pursuant to Section 5.3(g)), or the failure to obtain any Third Party Consents, shall not constitute a breach of this Section 3.19. None of the Carrier Assets, individually or in the aggregate, are material to the Business.

Section 3.20 Certain Business Relationships. Except as would not have a Business Material Adverse Effect, no Transferred Entity is a party to any Contract or transaction with any of its Affiliates (other than any other Transferred Entity), except (a) any contract or transaction on terms comparable to terms customary in an arms-length arrangement of such type where the termination of such contract or transaction will not adversely affect the operation of the Business, (b) any stock or asset acquisition agreement, or other similar business combination agreement, or any lease of Real Property, with any current or former employee of an Transferred Entity, in each case to the extent such contract has continuing obligations, or (c) as otherwise expressly contemplated herein.

Section 3.21 Data Protection. Except as would not have a Business Material Adverse Effect:

(a) Each Transferred Entity has in relation to its Business complied with the Data Protection Laws.

(b) Each Transferred Entity has implemented appropriate technical and organizational measures to ensure a level of security of Personal Data appropriate to the risk, taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons.

(c) If required by Data Protection Laws, the Transferred Entities have appointed a data protection officer (“DPO”), and complied with the requirements of Data Protection Laws pertaining to the appointment, the position and the tasks of the DPO.

(d) Each Transferred Entity has undertaken appropriate due diligence processes prior to the appointment of processors, to ensure that such processors provide sufficient guarantees to implement appropriate technical and organizational measures in such a manner that their processing meet the requirements of Data Protection Laws.

(e) Each Transferred Entity has put in place valid and enforceable written agreements with processors that meet the requirements of Article 28 of GDPR and all other requirements of Data Protection Laws.

(f) Each Transferred Entity as a controller, processes and has processed Personal Data in a lawful, fair and transparent manner, having always a legal basis for processing such Personal Data, and assuring the data protection principles of purpose limitation, data minimization, accuracy, storage limitation, and integrity and confidentiality, as well as data protection by design and by default.

(g) None of the Transferred Entities have received any written notice (including any enforcement notice, de-registration notice or transfer prohibition notice), letter, or complaint, or been the subject of any written enquiry from a data protection authority, or any data subject, alleging non-compliance with the Data Protection Laws.

(h) To the Knowledge of the Parent, no Person has gained unauthorized access to or made any unauthorized use of any Personal Data processed by any of the Transferred Entities in the past three (3) years.

(i) To the extent that Personal Data has been transferred and/or access to Personal Data has been given to recipients outside the European Economic Area (“International Data Transfers”) and to the extent that the GDPR applies, each Transferred Entity has ensured that such International Data Transfers meet the requirements of Chapter V of the GDPR including by implementing appropriate agreements and data transfer mechanisms.

(j) Each Transferred Entity has provided information to data subjects in particular to employees and users of its website where and as required by Data Protection Laws.

Section 3.22 Solvency. Except as would not have a Business Material Adverse Effect:

(a) No petition has been presented, no order has been made and no meeting has been convened to consider a resolution for the winding up of any Transferred Entity. No resolution has been passed for the winding up of any Transferred Entity or for the appointment of a liquidator or provisional liquidator to any Transferred Entity.

(b) No administrator has been appointed, and no petition or application has been presented or order made for the appointment of an administrator, in respect of any Transferred Entity. No notice has been given or filed with the court or any step taken or procedure commenced with a view to the appointment of an administrator in respect any Transferred Entity. No receiver, receiver and manager or administrative receiver has been appointed, and no notice has been given of the appointment of a receiver, receiver and manager or administrative receiver, in respect of any Transferred Entity or all or any of its business or assets.

(c) No moratorium of creditors under applicable Laws is in force in respect of any Transferred Entity nor has any step been taken or procedure commenced with a view to entering into such a moratorium. No composition, compromise, assignment or arrangement with creditors including a voluntary arrangement under any applicable Laws has been proposed or agreed in respect of any Transferred Entity. No compromise or arrangement has been proposed, agreed to or sanctioned under any applicable Laws in respect of any Transferred Entity nor has any application been made to, or filed with, any relevant court or Governmental Entity for permission to convene a meeting to vote on a proposal for any such compromise or arrangement.

(d) Each Transferred Entity is able to pay its debts in the ordinary course of business and there are no unsatisfied written demands that have been served on any Transferred Entity. No Transferred Entity has stopped payment of its debts as they fall due, nor has any Transferred Entity commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness. The value of the assets of each Transferred Entity is not less than its liabilities (including its contingent and prospective liabilities).

(e) No distress, execution, attachment, sequestration or other process has been levied on an asset of any Transferred Entity which remains undischarged. No action is being taken by any Governmental Entity to strike off, wind up, dissolve or de-register any Transferred Entity.

(f) No Transferred Entity has at any time during the two years ending on the date of this Agreement (i) entered into a transaction with any person at an undervalue (within the meaning of applicable Laws); or (ii) been given a preference by, or given a preference to, any person (within the meaning of applicable Laws).

Section 3.23 Brokers. No broker, finder or investment banker, other than BofA Securities, Inc., is entitled to any brokerage, finder’s or other fee or commission from Parent or any of the Transferred Entities in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.24 No Other Representations or Warranties; No Reliance. Parent acknowledges and agrees that except for the representations and warranties contained in Article IV, neither Purchaser nor any other Person or entity on behalf of Purchaser has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied at law or equity, with respect to Purchaser, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or any of its Representatives by or on behalf of Purchaser. Parent acknowledges and agrees that neither Purchaser nor any other Person or entity on behalf of Purchaser has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Purchaser or its Subsidiaries. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Except as set forth in, or qualified by any matter set forth in, the disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification. Purchaser and each Affiliate of Purchaser that is a party to any Ancillary Agreement is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Purchaser and each Affiliate of Purchaser that is a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not have a Purchaser Material Adverse Effect.

Section 4.2 Authority Relative to this Agreement. Purchaser and each Affiliate of Purchaser that is a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof. No vote or other approval of the stockholders of Purchaser is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the organizational documents of Purchaser, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Parent, the Seller and the Company, will constitute, and each Ancillary Agreement when executed and delivered by Purchaser or its applicable Subsidiaries, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by the applicable Subsidiary of Parent, will constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Subsidiaries, enforceable against Purchaser and/or such Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of its Subsidiaries for the execution, delivery and performance by Purchaser and/or its Subsidiaries, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Purchaser and/or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of any Competition and Foreign Investment Laws; (b) compliance with any Permits relating to the Business; or (c) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not have a Purchaser Material Adverse Effect. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Purchaser and/or its Subsidiaries, as applicable, nor the consummation by Purchaser and/or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Purchaser or its Subsidiaries, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries or any of their respective properties or assets are bound, or (iii) violate any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not have a Purchaser Material Adverse Effect.

Section 4.4 Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Purchaser, threatened in writing, against Purchaser or any of its Subsidiaries except as would not have a Purchaser Material Adverse Effect, and (b) neither Purchaser nor any of its Subsidiaries is subject to any outstanding Order, except as would not have a Purchaser Material Adverse Effect.

Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.6 Investment Decision. Purchaser is acquiring the Shares for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Shares may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 4.7 Independent Investigation. Purchaser acknowledges and agrees that it (a) has completed its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Business as it deemed appropriate, and based thereon, has formed an independent judgment concerning the Transferred Entities, the Chubb Assets, the Chubb Liabilities and the Business and (b) has been furnished with, or given access to, projections, forecasts, estimates, appraisals, statements, data or information about the Transferred Entities, the Chubb Assets, the Chubb Liabilities and the Business, adequate for such purposes. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of Parent, the Seller, the Transferred Entities, or their respective Representatives (except the representations and warranties of Parent expressly set forth in Article III). Purchaser hereby acknowledges and agrees that none of Parent, the Seller, the Transferred Entities, or their respective Representatives or any other Person will have or be subject to any Liability to Purchaser, or any of its Representatives or any other Person resulting from the distribution to Purchaser, or its Representatives of, or Purchaser’s, or its Representatives’ use of, any information relating to Parent, the Seller, the Transferred Entities or the Business, including any information, documents or material made available to Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or its Representatives or in any other form in connection with the transactions contemplated by this Agreement. Purchaser further acknowledges that no Representative of Parent, the Seller, or the Transferred Entities has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Transferred Entities without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement. Purchaser is not aware of (i) any inaccuracy, misstatement or breach of any representation or warranty of Parent or any of its Affiliates contained in this Agreement or of Parent or its Affiliates contained in any Ancillary Document or (ii) any fact, event or circumstance that could make any representation or warranty of Parent or any of its Affiliates contained in this Agreement or contained in any Ancillary Document untrue or misleading.

Section 4.8 Financial Ability. Purchaser has, and will have at Closing, sufficient immediately available funds and the financial ability to (a) pay the Closing Purchase Price and all other amounts required to be paid by Purchaser on the Closing Date, and (b) perform its obligations under this Agreement and the Ancillary Agreements and, in the case of clauses (a) and (b), to pay any expenses incurred by Purchaser in connection therewith.

Section 4.9 No Other Representations or Warranties; No Reliance. Purchaser acknowledges and agrees that the only representations and warranties made by Parent or any of its Affiliates, or any other Person or entity on behalf of Parent or any of its Affiliates are the ones expressly set forth in Article III, and Purchaser and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Business, Parent, the Transferred Entities or any Affiliate thereof, or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser or its Representatives by or on behalf of Parent or any Representative thereof. Purchaser acknowledges and agrees that none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Parent, the Transferred Entities or any Affiliates thereof or the Business or with respect to any future Environmental Laws. Purchaser acknowledges and agrees that none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to the Carrier Assets or the Carrier Liabilities. Purchaser acknowledges and agrees that neither Purchaser nor any of its Affiliates shall have any claim or cause of action under any theory of law (whether based in tort, contract or otherwise) against Parent or any of its Affiliates relating to any representations and warranties as to Parent, any of its Affiliates, the Business or the transactions contemplated by this Agreement other than in the case of Fraud and only with respect to the representations and warranties expressly set forth in Article III.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Access to Books and Records.

(a) After the date of this Agreement until the Closing, and subject to the requirements of applicable Laws, to the extent reasonably practicable Parent shall, and shall cause the Seller and Transferred Entities to, (i) afford to Representatives of Purchaser reasonable access, upon reasonable request and notice, to the books and records of the Business (other than with respect to any Carrier Assets or Carrier Liabilities) and to the Business Owned Real Property and the Business Leased Real Property, in each case during normal business hours, consistent with applicable Law and in accordance with the procedures established by Parent, and (ii) reasonably cooperate with Purchaser to allow Purchaser to conduct such additional due diligence (subject in all events to the last sentence of this Section 5.1(a)) of environmental matters and Environmental Conditions related to the Transferred Entities and the Business as Purchaser deems reasonably necessary to obtain additional insurance coverage with respect to breaches of the representations and warranties contained in Section 3.14; provided, that none of Parent, the Seller or Transferred Entities shall be required to make available (i) Business Employee personnel files until after the Closing Date (it being understood that any Business Employee personnel files that constitute Carrier Assets will not be transferred to the Transferred Entities) or (ii) medical records, workers’ compensation records, the results of any drug testing or other sensitive or personal information if doing so could reasonably be expected to result in a violation of applicable Law; and provided, further, that access under this Section 5.1(a) may be limited by Parent, the Seller or the Transferred Entities to the extent (A) reasonably necessary (x) for Parent, the Seller and Transferred Entities to comply with any applicable COVID-19 Measures or (y) for such access, in light of COVID-19 or COVID-19 Measures, not to jeopardize the health and safety of any of Parent’s, the Seller’s or the Transferred Entities’ respective Representatives or commercial partners (provided that, in the case of each of clauses (x) and (y), Parent shall, and shall cause the Seller and Transferred Entities to, use commercially reasonable efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures) or (B) any requested books and records of the Business are stored in an offsite archive location pursuant to the ordinary course document storage policies of Parent and its Affiliates. Purchaser shall indemnify and hold Parent and its Affiliates harmless against any Liabilities arising out of or relating to any transfer requested by or on behalf of Purchaser or its Affiliates of any such personnel files. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, Purchaser and its Representatives shall not conduct any Phase II Environmental Site Assessment or conduct any sampling or testing of soil, sediment, surface water, ground water or building material at, on, under or within any facility or property of Parent or any of its Affiliates, including the Business Owned Real Property and the Business Leased Real Property.

(b) Purchaser agrees that any access granted under Section 5.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Parent or its Affiliates. Purchaser and its Representatives shall not communicate with any of the employees of Parent or its Affiliates without the prior written consent of Parent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates shall be required to provide access to or disclose information if, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client or other applicable legal privilege or protection of such party or contravene any Laws, contracts or obligation of confidentiality.

(c) Subject to the access limitations set forth in the second proviso to Section 5.1(a), at and after the Closing, Purchaser and the Company shall, and shall cause the Company’s Subsidiaries to, afford Parent and its Representatives, during normal business hours, upon reasonable notice, access to the books, records, properties and employees of each Transferred Entity and the Business to the extent that such access may be reasonably requested for reasonable business purposes, including in connection with financial statements, Taxes, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 5.11) and SEC or other Governmental Entity reporting obligations; provided, that nothing in this Agreement shall limit any rights of discovery of Parent or its Affiliates.

(d) Except for Tax Returns and other documents governed by Section 7.3(b), each of Purchaser and the Company agrees to hold, and to cause the applicable Transferred Entities to hold, all the books and records of each Transferred Entity or the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law, and thereafter, if any of them desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Parent.

Section 5.2 Confidentiality. The parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, and that all information provided by or on behalf of Parent to Purchaser or any of its Representatives pursuant to this Agreement, including Section 5.1 and Section 5.3, shall be treated as “Evaluation Materials” under the Confidentiality Agreement; provided that the foregoing shall not restrict any disclosure of Evaluation Materials (a) required by law or legal process or to comply with any regulatory or public financial disclosure requirements of applicable securities Laws or any filing requirements pursuant to the rules of any securities exchange or other self-regulatory body, as the case may be or (b) to prospective lenders and/or equity investors in connection with the Financings (but subject to customary confidentiality and use restrictions for the benefit of the Company).

Section 5.3 Required Actions.

(a) Purchaser and Parent shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Pre-Closing Restructuring, the Sale and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Pre-Closing Restructuring, the Closing and the other transactions contemplated by this Agreement, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information required under any Competition and Foreign Investment Laws or with respect to any other Required Approval) required to be obtained or made by Purchaser or Parent or any of their respective Subsidiaries in connection with the Pre-Closing Restructuring, the Sale and the other transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the Pre-Closing Restructuring, the Closing and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Additionally, each of Parent and Purchaser shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement and shall not take any action after the date of this Agreement that would reasonably be expected to delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity necessary to be obtained at or prior to the consummation of the Pre-Closing Restructuring or the Closing.

(b) Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser shall keep Parent apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement and work cooperatively with Parent in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity. To the extent not prohibited by applicable Law, Purchaser shall promptly inform Parent, and if in writing, furnish Parent with copies of (or, in the case of oral communications, advise Parent of) any communication from any Governmental Entity regarding the Sale or the other transactions contemplated by this Agreement, and permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any proposed written or oral communication or submission with or to any such Governmental Entity. If Purchaser or any of its Affiliates or any of its or their Representatives receives a request for additional information or documentary material from any Governmental Entity with respect to the Sale or the other transactions contemplated by this Agreement, then Purchaser will make, or cause to be made, promptly and after consultation with Parent, an appropriate response in compliance with such request. Purchaser shall not participate in any meeting with any Governmental Entity in connection with this Agreement, the Sale or the other transactions contemplated by this Agreement, or with any other Person in connection with any proceeding or

Action by a private party relating to any Competition and Foreign Investment Laws or Required Approvals in connection with this Agreement, the Sale or the other transactions contemplated by this Agreement, or make oral submissions at meetings or in telephone or other conversations, unless it consults with Parent in advance and, to the extent not prohibited by such Governmental Entity, gives Parent the opportunity to attend and participate thereat.

(c) To the extent not prohibited by applicable Law, each party shall furnish the other party with copies of all correspondence, filings, submissions and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity or other such Person with respect to this Agreement, the Sale or the other transactions contemplated by this Agreement, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity or other such Person. Purchaser and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel/corporate in-house antitrust counsel only.” Such designated materials and any materials provided by Purchaser to Parent or by Parent to Purchaser pursuant to this Section 5.3, and the information contained therein, shall be given only to the outside legal counsel and corporate in-house antitrust counsel of the recipient and shall not be disclosed by such outside counsel and corporate in-house antitrust counsel to employees (other than corporate in-house antitrust counsel), officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Parent, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(d) Purchaser and Parent shall file or cause to be filed, as promptly as practicable and within fifteen (15) Business Days from the date of the Agreement (unless the parties otherwise agree, and which fifteen (15) Business Day period shall be automatically extended five (5) Business Days if the parties are working in good faith to make such filing but such filing has not been made by the end of such fifteen (15) Business Day period) any filings and/or notifications under applicable Competition and Foreign Investment Laws. In the event that the parties receive a request for additional information or documentary materials after an initial notification pursuant to any Competition and Foreign Investment Laws, the parties shall use their respective best efforts to comply with such requests, as applicable, as promptly as possible and produce documents, responses to interrogatories, or other information on a rolling basis, and, to the extent not prohibited by applicable Law, counsel for both parties will closely cooperate during the entirety of any such investigatory or review process.

(e) Purchaser and Parent shall use their respective best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Pre-Closing Restructuring, the Sale and the other transactions contemplated by this Agreement under any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade and all non-U.S. applicable Laws with respect to foreign investment (collectively, “Competition and Foreign Investment Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging the Pre-Closing Restructuring, the Sale or the other transactions contemplated by this Agreement as violative of any Competition and Foreign Investment Laws, Purchaser and Parent shall jointly (to the extent practicable) use their best efforts to initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any Action by any Governmental Entity to prevent or enjoin the consummation of the Pre-Closing Restructuring, the Closing or the other transactions contemplated by this Agreement and/or (ii) take such action as necessary to overturn any regulatory Action by any Governmental Entity to block consummation of the Pre-Closing Restructuring, the Closing or the other transactions contemplated by this Agreement, including by defending any such Action brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the Pre-Closing Restructuring, the Closing or the other transactions contemplated by this Agreement resulting from any such Action.

(f) In furtherance of the undertakings in Section 5.3(a), (b), (c), (d) and (e), Purchaser and Parent shall take all actions necessary to avoid or eliminate each and every impediment under any Competition and Foreign Investment Laws so as to enable the Pre-Closing Restructuring and the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate Order, or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of the Transferred Entities, Purchaser, and their respective Subsidiaries, and (ii) otherwise taking or committing to take actions that after the Closing would limit Purchaser’s, the Transferred Entities or their respective Subsidiaries’ freedom of action with respect to, or its or their ability to retain, any businesses, product lines or assets of the Transferred Entities, Purchaser, and their respective Subsidiaries; provided that, notwithstanding anything to the contrary in this Agreement, (i) no party will be required to take or agree or commit to take any action that is not conditioned upon the Closing, and (ii) Parent shall not be obligated to take or agree or commit to take any action that relates to the Retained Business or Carrier Assets. No actions taken pursuant to this Section 5.3(f) shall be considered for purposes of determining whether a Business Material Adverse Effect has occurred or may occur.

(g) Between the date of this Agreement and the Closing, the Seller and Parent shall cooperate fully with the Purchaser and its advisors in respect of, the process of notifying, negotiating and seeking agreement on funding with the trustees of each of the Chubb Pension Plan and Chubb Security Pension Fund, and no agreement with the trustees of either such schemes shall be made without the prior written agreement of the Purchaser (such agreement not to be unreasonably withheld). The Seller and Parent shall provide to the Purchaser all relevant information and documentation reasonably requested for the Purchaser to perform any related calculations in connection with the matters set forth in this Section 5.3(g). The Seller and Parent shall procure that the Purchaser and its advisors are kept informed of, and consulted with in respect of, discussions with the trustees of either of the Chubb Pension Plan and Chubb Security Pension Fund and that the Purchaser and its advisors are given access to those trustees as soon as reasonably practicable in relation to the matters contemplated under this Agreement. The Purchaser will procure that Parent and its advisors are kept informed of, and consulted with in respect of, discussions with the trustees of either of the Chubb Pension Plan and the Chubb Security Pension Fund in circumstances where Parent or its representatives are not in attendance.

Section 5.4 Conduct of Business.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise required or contemplated by this Agreement (including any actions, elections or transactions undertaken pursuant to the Pre-Closing Restructuring or Section 5.7), (ii) as required by Law, Contract, or any COVID-19 Measures, (iii) to the extent relating solely to any Retained Businesses, (iv) as would apply to Parent or its Subsidiaries generally, and not disproportionately to the Transferred Entities or the Business, (v) as disclosed in Section 5.4 of the Parent Disclosure Schedule or (vi) as otherwise consented to by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall cause its Subsidiaries (including the Transferred Entities) to, in each case only with respect to the Business and not with respect to any other assets or liabilities, including the Retained Business:

(A) use commercially reasonable efforts to conduct the Business in the ordinary course of business in all material respects;

(B) not (1) amend or propose to amend the certificates of incorporation or by-laws or equivalent organizational documents of any Transferred Entity in any manner adverse to Purchaser, (2) split, combine or reclassify the outstanding capital stock of any Transferred Entity, or (3) with respect to any Transferred Entity, declare, set aside or pay any non-cash dividend or non-cash distribution to any Person other than a Transferred Entity (except, in the case of clauses (2) and (3), as may facilitate the elimination of intercompany accounts contemplated by Section 5.7 or Section 5.8);

(C) other than to a Transferred Entity, not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, a Transferred Entity’s capital stock of any class or any debt or equity securities which are convertible into or exchangeable for such capital stock;

(D) except for transactions in the ordinary course, not (1) incur in excess of $5,000,000 of indebtedness for borrowed money outstanding at any time (other than indebtedness outstanding as of the date of this Agreement, intercompany indebtedness and indebtedness for which the Transferred Entities will not have any liability at and after the Closing), (2) make any material acquisition of any assets or businesses in excess of $5,000,000 other than acquisitions in the ordinary course of business, or (3) sell, pledge, dispose of or encumber any material assets or businesses other than in the ordinary course of business or as may be required by applicable Law and the abandonment, lapse or other disposition of any Intellectual Property rights in the ordinary course of business;

(E) except (1) as may be required by applicable Law or any Seller Benefit Plan or Transferred Entity Benefit Plan, (2) in the ordinary course of business, (3) in connection with any action that applies uniformly to Business Employees and other similarly situated employees of the Parent Group, or (4) for any grant or award for which the Parent Group shall be solely obligated to pay, not grant to any Business Employee any material increase in compensation or benefits, including severance or termination pay or adopt, enter into or materially amend any material Transferred Entity Benefit Plan or hire or fire (other than for cause) any officer or any employee whose annual base compensation is in excess of $200,000; provided that Parent or its Affiliate may enter into an employment agreement with a new hire to replace an employee whose employment has terminated;

(F) not make any material change to its methods of financial accounting, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;

(G) except as set forth in the capital budget of the Transferred Entities made available to Purchaser prior to the date hereof, not commit or authorize any commitment to make any capital expenditures in excess of $5,000,000 in the aggregate;

(H) not dissolve, merge or consolidate any Transferred Entity with any other Person (except with respect to entities that are dormant as of the date hereof);

(I) not (1) make, change or revoke any material Tax election, (2) change any annual accounting period, (3) change any material method of accounting for Tax purposes or (4) settle any claim or assessment in respect of a material amount of Taxes, in each case except for any action that would not reasonably be expected to result in a material increase in the Tax Liability of any Transferred Entity in any post-Closing period;

(J) not (1) materially amend, voluntarily terminate (other than in accordance with its terms) or cancel any Business Material Contract or Business Government Contract or (2) enter into any Contract that if in effect on the date hereof would be a Business Material Contract or Business Government Contract, other than, in the case of each of clause (1) and clause (2), in the ordinary course of business;

(K) timely conduct, carry on, prosecute and/or defend all Actions by or against any Transferred Entity, in each case in a diligent and competent manner, and seek final settlement and/or resolution of all such Actions as expeditiously as practicable, provided that no Transferred Entity shall settle or compromise(or cause to be settled or compromised on its behalf) any Action, or enter into (or cause to be entered into) any consent decree or settlement agreement with any Governmental Entity, against or affecting the Business other than settlements or compromises of any Action in the ordinary course of business or where the amount paid in settlement or compromise does not exceed $5,000,000 individually or $20,000,000 in the aggregate and provided that the settlement amount is paid in full prior to Closing (it being agreed and understood that this clause (K) shall not apply with respect to Tax matters, which shall be governed by clause Section 5.4(a)(I));

(L) not take any action that would reasonably be expected to cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied or prevent, delay or impede the consummation of the Closing or any other transaction contemplated by this Agreement;

(M) not sell, assign, convey, transfer, abandon, allow to lapse, fail to maintain or dispose of any material Business Intellectual Property, except as required by applicable Law;

(N) not (i) become a guarantor with respect to any material obligation of any other Person (other than any other Transferred Entity), other than (x) in the ordinary course of business or (y) as a result of a renewal of a guarantee existing as of the date of this Agreement, or (ii) assume any material obligation of any such Person for borrowed money; and

(O) not agree or commit to do or take any action described in this Section 5.4(a).

(b) Purchaser covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise contemplated by this Agreement, (ii) as required by Law, (iii) as disclosed in Section 5.4 of the Purchaser Disclosure Schedule, or (iv) as otherwise consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries not to, directly or indirectly, do any of the following:

(A) take any action that would reasonably be expected to cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied or prevent, delay or impede the consummation of the Closing or any other transaction contemplated by this Agreement; or

(B) agree or commit to do or take any action described in this Section 5.4(b).

(c) Notwithstanding the foregoing, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Parent shall keep the Purchaser apprised of the negotiations in respect of the negotiation of any collective bargaining Contract. In particular, the Transferred Entities and Parent shall (i) provide the Purchaser with timely notice of the demands being made by the relevant union; and (ii) except as required by applicable Law, not enter into any settlement agreement without the Purchaser’s prior written consent.

(d) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Parent’s or any of its Affiliates’ (including the Transferred Entities’) businesses or operations prior to the Closing. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Purchaser’s or any of its Affiliates’ businesses or operations.

Section 5.5 Consents.

(a) Subject to Section 5.5(d), Parent and Purchaser shall, and shall cause their respective Subsidiaries to, reasonably cooperate to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement (including the Pre-Closing Restructuring) under Business Material Contracts (the consents referred to in this Section 5.5(a), collectively, the “Third Party Consents”).

(b) At or prior to the Closing, Purchaser, the Company and Parent (or their applicable Affiliates) shall use commercially reasonable efforts to enter into a lease, sublease or other occupancy agreement governing each piece of real property set forth on Section 5.5(b) of the Parent Disclosure Schedule (each, a “Shared Location”), upon mutually acceptable terms; provided, however, that neither Parent nor any of its Affiliates shall be required to compensate any third party or offer or grant any accommodation (financially or otherwise, including any arrangement to remain secondarily liable or provide any other credit support) to any third party in order to obtain such lease, sublease or occupancy agreement. If such a lease, sublease or occupancy agreement has not been entered into with respect to any Shared Location as of the Closing, then promptly following the Closing Purchaser, Parent and their respective applicable Affiliates shall (to the extent (x) permitted pursuant to the underlying lease on such Shared Location or (y) the applicable landlord’s consent has been obtained) enter into a sublease or other occupancy agreement for such Shared Location at then-prevailing market terms and rates.

(c) Notwithstanding anything to the contrary contained herein, including Section 5.3, to the extent that transfers of Company Permits issued by any Governmental Entity are required to be made to or from a Transferred Entity in connection with the consummation of the transactions contemplated by this Agreement, the parties hereto shall use commercially reasonable efforts to effect such transfers at or prior to the Closing.

(d) Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Affiliates shall have any obligation to make any payments or incur any Liability in order to obtain any consents of third parties or effect the transfers or arrangements contemplated by this Section 5.5, and the failure to receive any such consents or to effect any such transfers or arrangements, any Action (commenced or threatened by or on behalf of any Person arising out of or relating to the failure to receive such consent), shall not be taken into account with respect to whether any condition to the Closing set forth in Article VIII shall have been satisfied.

Section 5.6 Public Announcements. No party to this Agreement nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or relevant securities exchange rules, in which case the party required to publish such press release or public announcement shall use reasonable efforts to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication or (b) to the extent the contents of such release or announcement have previously been released publicly by a party hereto or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 5.6. Notwithstanding anything herein to the contrary, each of Purchaser, Parent and their respective Affiliates may, at any time without the consent of any other party hereto, (a) respond to questions or provide a summary or update relating to, or discuss the benefits of, the transactions contemplated by this Agreement in calls or meetings with Parent or its Affiliates’ analysts, investors or attendees of any industry conference, (b) make any public announcement or statement and issue any press release that provides a summary or update relating to the transactions contemplated by this Agreement; provided that in the case of (a) and (b), such responses, summaries, announcements, statement and communications substantially reiterate (and are not inconsistent with) previous responses, summaries, announcements, statements and communications approved in advance by the other party, and (c) engage in communications required by Law or stock exchange rules, or engage in confidential conversations with the stock exchange on which it is listed and (d) subject to Section 5.2, engage in communications and negotiations with prospective debt and/or equity financing sources in respect of the Financings, in each case with respect to the transactions contemplated by this Agreement. The parties hereto agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Parent and Purchaser.

Section 5.7 Intercompany Accounts; Cash. At or prior to the Closing, (a) all intercompany accounts, except for those accounts listed on Section 5.7 of the Parent Disclosure Schedule, between any member of the Parent Group, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated and (b) any and all cash or cash equivalents of the Transferred Entities may be extracted from the Transferred Entities by the Seller or other Affiliates of Parent (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations, and the settling of intercompany loans accounts), in the case of each of clause (a) and (b), in such a manner as Parent shall determine in its sole discretion. For the avoidance of doubt, (x) intercompany accounts between and among any of the Transferred Entities shall not be required to have been eliminated at the Closing and (y) trade accounts payable and receivable between any Transferred Entity, on the one hand, and any member of the Parent Group, on the other hand, created in the ordinary course of business (including for product sales), shall not be required to have been eliminated at the Closing.

Section 5.8 Termination of Intercompany Arrangements. Effective at the Closing, other than any intercompany accounts which survive pursuant to Section 5.7, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any member of the Parent Group, on the one hand, and any Transferred Entity on the other hand, shall be terminated without any party having any continuing obligations or Liability to the other, except for (a) this Agreement and the Ancillary Agreements and (b) the other arrangements, understandings or Contracts listed in Section 5.8 of the Parent Disclosure Schedule.

Section 5.9 Guarantees; Commitments.

(a) On or prior to the Closing, Parent shall use its reasonable best efforts, and Purchaser shall reasonably cooperate with Parent, to cause the Company and the other Transferred Entities to replace any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation issued by or under which Parent or any of its Affiliates have any Liabilities relating to the Business or the Transferred Entities (including, for the avoidance of doubt, those set forth on Section 5.9(a)(i) of the Parent Disclosure Schedule, and, collectively, the “Parent Guarantees” ); provided, however, that Parent shall not be required to take any such action prior to the Closing with respect to the Parent Guarantees set forth on Section 5.9(a)(ii) of the Parent Disclosure Schedule (the “Performance Guarantees” ); and provided, further, that neither Parent nor any of its Affiliates (other than the Transferred Entities) shall be required to compensate any third party or offer or grant any accommodation (financially or otherwise, including any arrangement to remain secondarily liable or provide any other credit support) to any third party in order to obtain such replacement. If any Parent Guarantee is not replaced effective as of the Closing, (i) Purchaser shall, and shall cause the Company to, use its reasonable best efforts, at their sole expense, to cause Parent and its Affiliates to be released from such Parent Guarantee, (ii) with respect to the Performance Guarantees, Purchaser shall cause the Company to, and the Company shall, or shall cause the applicable Transferred Entity to, use its reasonable best efforts to satisfy all performance obligations with respect to such Performance Guarantees, (iii) in furtherance of, and without limiting any of the obligations pursuant to Section 5.9(a)(ii), Purchaser shall cause the Company to, and the Company shall, indemnify and hold harmless Parent and any of its Affiliates against any Liabilities that Parent or any of its Affiliates suffer, incur or are liable for by reason of or arising out of or in consequence of, the Parent Guarantees, any claim or demand for payment made on Parent or any of its Affiliates with respect to any Parent Guarantees, and any Action by any Person who is or claims to be entitled to the benefit of, or claims to be entitled to payment, reimbursement or indemnity with respect to any Parent Guarantee and (iv) at the request of Parent, the Company shall provide Parent and its Affiliates with a letter of credit or bond in an amount directed by Parent equal to Parent’s and its Affiliates’ aggregate potential Liability in respect of such Parent Guarantees that are not so replaced.

(b) On or prior to the Closing, Parent shall use its reasonable best efforts to replace any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation issued by or under which any of the Transferred Entities have any Liabilities relating to the Retained Business (collectively, the “Transferred Entity Indemnified Guarantees” ); provided, however, that neither Parent nor any of its Affiliates shall be required to compensate any third party or offer or grant any accommodation (financially or otherwise, including any arrangement to remain secondarily liable or provide any other credit support) to any third party in order to obtain such replacement. If any Transferred Entity Indemnified Guarantee is not replaced effective as of the Closing, Parent shall indemnify and hold harmless the Transferred Entities against any Liabilities that the Transferred Entities suffer, incur or are liable for by reason of or arising out of or in consequence of, the Transferred Entity Indemnified Guarantees, any claim or demand for payment made on any Transferred Entity with respect to any Transferred Entity Indemnified Guarantees, or any Action by any Person who is or claims to be entitled to the benefit of, or claims to be entitled to payment, reimbursement or indemnity with respect to any Transferred Entity Indemnified Guarantees.

(c) None of Parent, Purchaser or their respective Affiliates shall dissolve any of the Australian entities prior to January 22, 2022.

Section 5.10 Insurance.

(a) From and after the Closing, the Transferred Entities shall cease to be insured by the Parent Group’s insurance policies or programs or self-insured programs, and neither the Transferred Entities nor Purchaser nor its other Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any Chubb Assets, any Chubb Liability or any other Liability of the Transferred Entities or of or arising from the operation of the Business, in each case including with respect to all known and incurred but not reported claims above the historical self-insured retention level under such insurance policies and/or programs (such claims, the “Pre-Closing IBNR Claims” ). The members of the Parent Group may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 5.10(a). From and after the Closing, Purchaser and the Company shall be responsible for securing all insurance they consider appropriate for the Transferred Entities and the Business. At and after the Closing, the Company agrees to, and Purchaser agrees to cause the Company to, take over and assume all known and incurred but not reported claims of the Transferred Entities and the Business (whether known by Parent, the Company or any of their Affiliates or by any of the Transferred Entities) and the Company agrees to, and Purchaser agrees to cause the Company to, be responsible to pay such claims until they are finally settled and closed. Subject to Section 5.10(a), each of Purchaser and the Company further covenants and agrees that it will not, and will cause the Transferred Entities to not, seek to assert or exercise any rights or claims of any Transferred Entity or the Business under or in respect of any insurance policy, program or self-insurance program of any member of the Parent Group under which, at any time prior to or at the Closing, any Transferred Entity or Affiliate thereof or the Business has been a named insured.

(b) At or prior to the Closing, Parent shall purchase and fully pay the premium for a tail insurance policy (the “D&O Tail”) covering all current and former directors and officers of the Transferred Entities with respect to matters occurring at or before the Closing (whether known or unknown as of the effective time of the D&O Tail by Parent, Purchaser, the Company, any Transferred Entity or any of their respective Affiliates, directors or officers), provided, that the policy is at least equal to the coverage provided under the Transferred Entities’ current directors’ and officers’ liability insurance policies and Parent shall maintain such policy in effect, without any lapse or gaps in coverage, until the earlier of (A) six (6) years following the Closing Date and (B) the consummation following the Closing Date of a change in control or sale of all or substantially all of the assets of the Company. Neither Purchaser nor any of the Transferred Entities shall take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the directors and officers referred to in this Section 5.10(b). If Purchaser or any Transferred Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of their properties and assets as an entity in one (1) or a series of related transactions to any Person, then, in each such case, proper provisions shall be made so that the successors and/or assigns of Purchaser or the Transferred Entity, as the case may be, shall assume all of the obligations set forth in this Section 5.10(b); provided, that neither Purchaser nor any Transferred Entity shall be relieved from such obligation. In addition, none of Purchaser or any Transferred Entity shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Purchaser or the Transferred Entities unable to satisfy its obligations under this Section 5.10(b). This Section 5.10(b) shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Purchaser and the Transferred Entities. Without limiting the foregoing, during the period commencing at the Closing and ending on the sixth (6th) anniversary of the Closing, all rights to indemnification and exculpation from liabilities for and/or advancement expenses, in each case, in respect of acts or omissions occurring prior to the Closing, existing in favor of present and former directors and officers of the Transferred Entities (the “D&O Indemnified Persons”), as provided in the organizational documents of the Transferred Entities, as applicable, shall continue to be binding on the Transferred Entities, and Parent shall indemnify and hold harmless each D&O Indemnified Person against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Closing, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the D&O Indemnified Person is or was a director or officer of the Transferred Entities or is or was serving at the request of the Transferred Entities as a director or officer of another Person, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law. In the event of any such Action, (x) each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such Action from the Company and (y) the Company and its Subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter.

Section 5.11 Litigation Support. In the event and for so long as (a) Parent or any of its Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an action brought against or by any other party hereto or any Affiliate of such party) (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Retained Business, the Carrier Assets or the Carrier Liabilities, or (b) Purchaser, any Transferred Entity or any of their respective Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an action brought against or by any other party hereto or any Affiliate of such party) (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Transferred Entities, the Chubb Assets or the Chubb Liabilities, the other party shall, and shall cause its other Subsidiaries (including, in the case of Purchaser, the Transferred Entities) and Affiliates (and its and their officers and employees, and shall use its reasonable best efforts to cause its and their other Representatives) to, cooperate with the prosecuting, contesting or defending party and its Affiliates and its and their counsel in such prosecution, contest or defense, including making its personnel reasonably available, participating in meetings, providing such testimony and reasonable access to and preserving their books and records and taking such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense, at the sole cost and expense of the prosecuting, contesting or defending party.

Section 5.12 Misallocated Assets and Misdirected Payments.

(a) If, following the Closing, any Carrier Asset is found to have been transferred to or retained by the Transferred Entities or their Affiliates, Purchaser shall cause the Company to, and the Company shall, use reasonable best efforts to transfer, or cause its applicable Affiliate to transfer such right, property or asset to the applicable member of the Parent Group as soon as practicable for no consideration. If, following the Closing, any Chubb Asset is found to have been transferred to or retained by a member of the Parent Group, either directly or indirectly, Parent shall use reasonable best efforts to transfer, or cause the applicable member of the Parent Group to transfer, such Chubb Asset to the Company or its applicable Affiliate as soon as practicable for no consideration.

(b) Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing, (i) if any payments due with respect to the Chubb Assets, or any rights, properties or assets transferred to any Transferred Entity or its Affiliates following the Closing pursuant to Section 5.12(a), are paid to any member of the Parent Group, Parent shall, or shall cause the applicable member of the Parent Group to, promptly (and in any case within three (3) Business Days) remit by wire or draft such payment to an account designated in writing by the Company and (ii) if any payments due with respect to the Carrier Assets are paid to Purchaser, the Transferred Entities or their Affiliates, Purchaser shall cause the Company to, and the Company shall, transfer, or cause its Affiliates to promptly (and in any case within three (3) Business Days) remit by wire or draft such payment to an account designated in writing by Parent; provided, however, that if any such amount is in the nature of a Tax refund, Tax credit or similar item, and such item is subsequently disallowed by a Governmental Entity, the Parent or Purchaser, as the case may be, shall promptly reimburse the payer for the amount so disallowed together with any interest and penalties relating to such item.

Section 5.13 Use of Marks.

(a) Except as expressly provided in this Section 5.13, the Ancillary Agreements or in any intercompany agreements listed on Section 5.8 of the Parent Disclosure Schedule, neither Purchaser nor any of its Affiliates or any Transferred Entity shall use, or have or acquire the right to use or any other rights in, any marks of Parent or any of its Affiliates, including “Carrier,” “Carrier Transicold,” “Kidde,” “Kidde-Fenwal,” “GST Fenwal,” “Aritech,” “Marioff,” “Edwards,” “Lenel,” “LenelS2,” “ALC,” “Automated Logic,” “EcoEnergy,” “OEMCtrl,” “Autronica,” “Badger,” “Chemtron,” “Det-Tronics,” “Fenwal,” “Fireye,” “Gulf Security Technology,” “GST,” “Interlogix,” “Noresco,” “Onity,” “Sensitech,” “Supra,” “Quell,” “Gloria,” or “Thomas Glover” or any variations or derivatives thereof or any names, trademarks, service marks or logos of Parent or any of its Affiliates, or any name, trademark, service mark or logo that, in the reasonable judgment of Parent, is similar to any of the foregoing (the “Parent Names”). As promptly as practicable after the Closing, but in any event within 90 Business Days after the Closing, Purchaser shall make all legal filings and take all other actions reasonably necessary to change the name of each of the Transferred Entities to a name that does not include any Parent Name.

(b) The Transferred Entities may continue temporarily to use the Parent Names following the Closing, to the extent used immediately prior to the Closing, so long as Purchaser and the Company shall, and shall cause its Affiliates to (i) immediately after the Closing, cease to hold itself out as having any affiliation with Parent or any of its Affiliates (other than Parent’s indirect ownership interest in the Company) and (ii) use commercially reasonable efforts to minimize and eliminate use of the Parent Names by the Transferred Entities. In any event, as soon as practicable after the Closing Date (and in any event within ninety (90) days thereafter) the Company shall and shall cause each of the Transferred Entities to (i) cease and discontinue use of all Parent Names and (ii) complete the removal of the Parent Names from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets.

Section 5.14 Non-Solicitation; Non-Compete.

(a) For a period of three (3) years from the Closing Date, Parent and its Subsidiaries shall not directly or indirectly solicit for employment (whether as an employee, consultant or otherwise), (i) the President of the Business, any Business Employee who is a direct report of the President of the Business or any direct report of any such Business Employee and (ii) any branch manager (or any Business Employee having a similar title) of any Transferred Entity; provided, that the foregoing shall not restrict any general or public solicitations not specifically targeted at employees of the Business (including searches by any bona fide search firm that is not directed to solicit such employees) or any solicitations, hiring or other actions with respect to any such Person whose employment is terminated due to such Person’s voluntary resignation more than three (3) months prior to the commencement of employment discussions between such Person and Parent and its Subsidiaries.

(b) From and after the Closing Date until the date that is three (3) years after the date that the initial service period of the Transition Services Agreement ends pursuant to the terms thereof, without the prior written consent of Purchaser, Parent and its Subsidiaries agree not to engage, in any Business Territory, in the installation, servicing and maintenance in buildings of (i) electronic business and home monitoring, security and access systems which predominantly address and are predominantly comprised of one or more of the following elements: intrusion detection, monitoring and video surveillance; and (ii) fire and gas safety systems which predominantly address and are predominantly comprised of one or more of the following elements: fire suppression systems, fire and gas detection, monitoring and alarm systems, firefighting equipment, smoke hatches and emergency exit lights (such business, a “Competing Business” ); provided, that, for the avoidance of doubt, the manufacture or sale of any of the devices or systems described in clauses (i) and (ii) shall be deemed not to constitute a Competing Business; and provided, further, that nothing in this Agreement shall restrict Parent or its Subsidiaries at any time from:

(i) any activity of or investment in any Person in which Parent and its Subsidiaries collectively own twenty five percent (25%) or less of the outstanding voting stock or other voting securities of such Person to the extent such Equity Interests or aggregate investment do not give Parent and its Subsidiaries the right to designate a majority, or such higher amount constituting a controlling number, of the members of the board of directors (or similar governing body) of such Person;

(ii) investing in any fund in which Parent and its Subsidiaries have no discretion with respect to the investment strategy of such fund;

(iii) acquiring or investing in, and, after such acquisition or investment, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated less than twenty percent (20%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(iv) acquiring and, after such acquisition, owning any interest in a Person that is engaged in a Competing Business and operating such Competing Business if (A) such Competing Business generated more than thirty percent (30%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Parent or its applicable Subsidiary, within eighteen (18) months after the consummation of such acquisition, enters into a definitive agreement to cause the divestiture of a sufficient portion of the Competing Business of such Person such that the restrictions set forth in this Section 5.14(b) would not have operated to prevent such ownership assuming the completion of such divestiture had occurred prior to such acquisition, and thereafter uses commercially reasonable efforts to complete such divestiture as soon as reasonably practicable; (v) exercising its rights or complying with its obligations under this Agreement or any of the Ancillary Agreements; or

(vi) owning and operating the Carrier Assets and engaging in the Retained Businesses (including, for the avoidance of doubt, the businesses of Parent and its Affiliates conducted under the Lenel, S2, Aritech, Marioff, Edwards, Det-Tronics, Kidde, Kidde-Fenwal, UTEC, Fireye, GST, Fenwal, Autronica, Automated Logic, Interlogix, Supra, and Onity brands and their respective distribution networks) as conducted as of the date hereof and as of the Closing Date, and reasonable extensions thereof, including, for the avoidance of doubt, the activities set forth on Section 5.14(b) of the Parent Disclosure Schedule.

(c) The Purchaser, the Parent and the Seller agree that the conditions set forth in subsection 56.4(7) of the Income Tax Act (Canada) have been met such that subsection 56.4(5) of the Income Tax Act (Canada) applies to any restrictive covenant contained in this Agreement. For greater certainty, the Purchaser, the Parent and the Seller agree that no proceeds or other amount shall be received or receivable by the Seller or the Parent for granting the restrictive covenant and that the restrictive covenant is being granted to maintain or preserve the fair market value of the Shares.

The parties understand and acknowledge that immaterial, de minimis or inadvertent violations of this Section 5.14 by Parent and its Subsidiaries shall not be deemed a breach of this Section 5.14.

Notwithstanding the foregoing, this Section 5.14 shall not restrain or prohibit any activities, actions or conduct of any Person that is not directly or indirectly controlled by Parent, including any joint ventures, partnerships or co-investment vehicles that neither Parent nor any of its direct or indirect Subsidiaries controls.

Section 5.15 Pre-Closing Restructuring.

(a) Prior to the Closing, (i) Parent agrees to contribute, convey, transfer, assign and deliver, or to cause to be contributed, conveyed, transferred, assigned and delivered, to the Company or its Subsidiaries, and the Company agrees to, or agrees to cause its Subsidiaries to, accept, free and clear of all Liens, other than Permitted Liens, all of Parent’s and its Subsidiaries’ right, title and interest in, to and under (A) the issued and outstanding Equity Interests of the Transferred Entities (other than the Company) and (B) the Chubb Assets, which the parties expressly understand and agree shall exclude the Carrier Assets, which shall be retained by the Parent Group, shall be excluded from the Chubb Assets or shall be transferred out of the Transferred Entities (if held by a Transferred Entity) prior to the Closing notwithstanding any other provision of this Agreement, and (ii) the Company agrees to, or agrees to cause its Subsidiaries to, accept and assume all Chubb Liabilities and to thereafter timely pay, discharge and perform in accordance with their terms, which the parties expressly understand and agree shall not include the Carrier Liabilities.

(b) Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that (i) nothing in this Agreement shall prohibit or restrict (A) the transfer of Carrier Assets or Carrier Liabilities prior to, at or after the Closing to any member of the Parent Group, (B) the transfer (by distribution or otherwise) of any cash or cash equivalents prior to the Closing or (C) the making of an entity classification election to treat the Company as an association taxable as a corporation for United States federal income tax purposes or an entity classification election to treat Chubb China Holdings Limited (Hong Kong) as a pass-through entity for United States federal income tax purposes, and (ii) prior to the Closing, subject to the receipt of necessary Third Party Consents and receipt of any necessary approvals from any Governmental Entity, Parent and its Subsidiaries will take actions to implement the structure set forth on Section 5.15 of the Parent Disclosure Schedule (the “Closing Structure” and, such actions, the “Pre-Closing Restructuring”). Parent shall be entitled to modify or amend the steps taken in the Pre-Closing Restructuring to effect the Closing Structure from time to time and shall notify Purchaser of any such modification or amendment as promptly as reasonably practicable and consider Purchaser’s comments in good faith.

(c)

(i) All transfers pursuant to the Pre-Closing Restructuring shall be on an “as-is,” “where-is” basis, without representation or warranty of any kind or nature, and, for the avoidance of doubt, any agreements (the “Pre-Closing Restructuring Agreements” ) to effect the Pre-Closing Restructuring shall not have any effect on the value being given or received by Parent, the Seller or Purchaser, including the allocation of assets and Liabilities as between the Parent Group and the Transferred Entities, all of which shall be determined solely in accordance with this Agreement.

(ii) Without limiting the generality of Section 5.15(c)(i), to the extent that the provisions of a Pre-Closing Restructuring Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement: (A) the provisions of this Agreement shall prevail; and (B) so far as permissible under applicable Law of the relevant jurisdiction, the Parent Group, the Company, and Purchaser shall cause the provisions of the relevant Pre-Closing Restructuring Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(iii) All claims (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the transactions contemplated by this Agreement) against the other party or any of its Affiliates in respect of or based upon any of the Pre-Closing Restructuring Agreements, shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any Pre-Closing Restructuring Agreements (but without prejudice to the establishment of the existence of the claim hereunder) to the extent inconsistent with this Agreement.

(d) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Chubb Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Government Entity), would constitute a breach or other contravention thereof or a violation of Law. If, on the Closing Date, any such consent has not been obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law, the Parent Group and the Company will, subject to Section 5.3, cooperate in a mutually agreeable arrangement (i) under which the Company would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Chubb Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to a Transferred Entity or (ii) under which the Parent Group would enforce for the benefit (and at the expense) of the Company any and all of the Parent Groups’ rights against a third party associated with such Chubb Asset, claim, right or benefit (collectively, “Third Party Rights”), and the Parent Group would promptly pay to the Company when received all monies received by them under any such Chubb Asset, claim, right or benefit (net of the Parent Group’s expenses incurred in connection with any assignment contemplated by this Section 5.15(d)), and the Transferred Entities would assume the obligations and bear the economic burdens associated therewith.

Section 5.16 R&W Insurance Policy. If Purchaser obtains a representations and warranties insurance policy with respect to the representations and warranties of Parent contained herein (a “R&W Insurance Policy” ), such policy shall include an express subrogation waiver of rights of or via subrogation, contribution or otherwise against Parent and the other members of the Parent Group, and each of their respective past, present or future directors, officers, employees, advisors, agents, managers, attorneys, partners, and managers, except and only to the extent of fraud committed by such Person, with foregoing Persons being express third party beneficiaries of such anti-subrogation provision. For the avoidance of doubt, all costs and expenses of any R&W Insurance Policy shall be borne solely by Purchaser.

Section 5.17 Resignations. Parent shall use its best efforts to deliver any resignations (effective as of the Closing) of, or documentation reasonably satisfactory to Purchaser evidencing the removal of, the directors, managers and officers of the Transferred Entities that are requested by Purchaser no less than twenty (20) Business Days prior to the Closing Date.

Section 5.18 Business Owned Real Property. From and after the date of this Agreement until the Closing Date, Parent and Seller shall (and shall cause their respective Affiliates and/or Subsidiaries) to undertake commercially reasonable efforts to (a) cause the prospective acquiror of any Business Owned Real Property that is marketed for sale during such period to assume all Liabilities with respect to Environmental Conditions arising at the premises of such Business Owned Real Property in connection with such prospective acquiror’s acquisition of such Business Owned Real Property and (b) obtain a full release and/or waiver from the prospective acquiror, releasing the applicable Transferred Entity that is the seller of such Business Owned Real Property (together with such Transferred Entity’s Affiliates, including all past, current and future equityholders) of all Liability with respect to Environmental Conditions arising at the premises of such Business Owned Real Property. For purposes of this Section 5.18, “commercially reasonable efforts” shall mean efforts consistent with commercial and good business practice and comparable with efforts customarily used by Persons seeking to divest real property assets, including, without limitation, reducing the purchase price with respect to such real property assets to the extent necessary to account for the assignment and assumption of Liabilities with respect to Environmental Conditions. Notwithstanding anything to the contrary herein, any breach by Parent or the Transferred Entities of their obligations under this section shall not constitute a breach of this Agreement for purposes of Article IX or a breach of the conditions precedent set forth in Article VIII.

Section 5.19 Pre-Closing Cost and Revenue Improvement Plan. During the period from the date hereof until the Closing or earlier termination of this Agreement, the parties shall cooperate in good faith with respect to, and shall meet periodically to discuss, the actions and initiatives which comprise, and Parent’s progress with respect to, the Cost Transformation and Digital Transformation as described more fully in the report titled “Project Juno: Vendor Due Diligence; Vol 3: Transformation Initiatives” dated as of June 1, 2021, prepared by Ernst & Young for Parent (“CR Improvement Plan”), including modifications to such plan and any incremental restructuring charges with respect thereto. The parties shall agree upon the respective treatment of any such incremental charges, including with respect to Closing Purchase Price. Parent shall provide Purchaser with reasonable prior opportunity to review and consider, and provide Purchaser’s views to Parent’s management in respect of, the proposed budget for the CR Improvement Plan in respect of the financial year commencing January 1, 2022, prior to the approval of such budget by Parent. Notwithstanding anything to the contrary herein, any breach by Parent or the Transferred Entities of their obligations under this section shall not constitute a breach of this Agreement for purposes of Article IX or a breach of the conditions precedent set forth in Article VIII.

Section 5.20 Transition Services Agreement. Promptly following the execution of this Agreement (and in any event within forty-five (45) days after the date hereof), Parent and Purchaser shall prepare and agree in good faith upon the definitive Schedules (as defined in Exhibit B) to the Transition Services Agreement consistent with the principles set forth in the footnotes included in the form Transition Services Agreement attached as Exhibit B.

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

Section 6.1 Continuation of Employment. As of the Closing Date, Purchaser shall cause the Company to, and the Company shall, (a) cause each of the Transferred Entities to continue to employ on the Closing Date its respective Transferred Entity Employees, and (b) with respect to each other Business Employee, either (i) continue to employ such other Business Employee, to the extent employment continues by operation of Law, or (ii) offer, or cause its applicable Affiliate to offer, employment to such other Business Employee, to the extent employment does not continue by operation of Law, in all cases, on terms consistent with this Article VI. Each Transferred Entity Employee, each other Business Employee whose employment continues by operation of Law, and each Business Employee who accepts the Company’s or its Affiliate’s offer of employment pursuant to this Section 6.1, shall be referred to herein as a “Transferred Business Employee”. From and after the date hereof until 5:00 p.m., New York time, on the date that is two (2) Business Days prior to the anticipated Closing Date, Purchaser will consider in good faith any proposal by Parent to add additional individuals to the list of individuals in Section 1.1(a)(i) of the Parent Disclosure Schedule or Section 1.1(a)(ii) of the Parent Disclosure Schedule, subject in each case to Purchaser’s and Parent’s mutual agreement.

Section 6.2 Terms and Conditions of Employment.

(a) With respect to each Transferred Business Employee, Purchaser shall cause the Company to, and the Company shall, provide or cause to be provided, for the one (1)-year period commencing on the Closing Date, (i) at least the same wage rate or cash salary level in effect for such Transferred Business Employee immediately prior to the Closing, (ii) employee benefits that are the same or substantially similar in the aggregate (to the Transferred Business Employee) as those in effect with respect to such Transferred Business Employee immediately prior to the Closing, and (iii) equity and non-equity incentive compensation and fringe benefits that are of the same or substantially the same value, in the aggregate, as those in effect with respect to such Transferred Business Employee immediately prior to the Closing save that the Company may choose to make changes to any of the benefits referred to in this Section 6.2(a)(i), (ii) or (iii) so long as the terms provided to any Transferred Business Employee are no worse in aggregate than those to which they were entitled prior to the Closing. Notwithstanding the foregoing, the Company shall not be prohibited by this Section 6.2 or Section 6.1 from terminating the employment of any Transferred Business Employee following the Closing Date. Purchaser shall cause the Company and its Affiliates to, and the Company and its Affiliates shall, in addition to meeting the applicable requirements of this Article VI, comply with any additional obligations or standards arising under applicable Laws or Contracts governing the terms and conditions of employment or termination of employment of the Transferred Business Employees.

(b) In addition, and without limiting the application of Section 6.2(a), in the event that the Company and its Affiliates fail to provide to any Transferred Business Employee the terms and conditions of employment required under applicable Law or Contracts, and such failure results in any obligation, contingent or otherwise, of any member of the Parent Group to pay any severance or other compensation payments or benefits to any Transferred Business Employee, or any additional Liability incurred by any member of the Parent Group in connection therewith, Purchaser shall cause the Company to, and the Company shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless any member of the Parent Group for all such severance and other compensation and benefits and additional Liabilities. Notwithstanding the foregoing, for the one (1)-year period commencing on the Closing Date, Purchaser shall, or shall cause the Company or their respective Affiliates to, provide each Transferred Business Employee who suffers a termination of employment under circumstances that would have given the Transferred Business Employee a right to severance payments and benefits under Parent’s or an Affiliate’s severance policy in effect immediately prior to the Closing Date (the “Parent Severance Policy”) with severance payments and benefits no less favorable than those that would have been provided to such Transferred Business Employee under the Parent Severance Policy.

(c) With respect to each outstanding annual restricted stock unit award and other annual equity award relating to common stock of Parent and any other cash-based award that is outstanding as of the date hereof and held by a Transferred Business Employee as of immediately prior to the Closing (each, a “Parent LTIP Award”), Parent shall take such actions as are necessary so that upon the Closing, (i) a pro-rated portion of each such Parent LTIP Award shall vest (at target for any performance based equity award) and such vested pro-rated portion of the Parent LTIP Award shall be settled in common stock of Parent or cash and (ii) the remaining portion of each such Parent LTIP Award (each, an “Unvested Parent LTIP Award”) shall be cancelled for no consideration. The pro-ration of any time-based vesting Parent LTIP Award shall to be determined by dividing the number of days in the applicable vesting period elapsed through the Closing Date by the total number of days in such vesting period. The pro-ration of any performance-based vesting Parent LTIP Award shall be determined by dividing the number of days in the applicable performance period elapsed through the Closing Date by the total number of days in such performance period (a “Pro-rated Performance Award”). Purchaser agrees to grant to each Transferred Business Employee who holds an Unvested Parent LTIP Award a similar award to the corresponding Unvested Parent LTIP Awards (a “New LTIP Award”), with the number of underlying equity-based awards subject to a New LTIP Award calculated by multiplying the number of shares of common stock of Parent that were subject to the corresponding Unvested Parent LTIP Award by a fraction, the numerator of which is the closing price per share of common stock of Parent as of the last Business Day before the Closing Date and the denominator of which is the closing price per share of common stock of Purchaser as of the last Business Day before the Closing Date. The New LTIP Awards shall be subject to vesting and other terms and conditions that are substantially similar to the corresponding Unvested Parent LTIP Awards.

Section 6.3 Service Credit. As of and after the Closing, Purchaser shall cause the Company to, and the Company shall, or shall cause the applicable Transferred Entity to, give each Transferred Business Employee full credit for all purposes under (i) any Transferred Entity Benefit Plans, (ii) each other employee benefit plan, policy or arrangement, and (iii) any other service-based or seniority-based entitlement, in each case maintained or made available for the benefit of Transferred Business Employees as of and after the Closing by the Company or any of its Affiliates, for such Transferred Business Employee’s service prior to the Closing with Parent and its applicable Affiliates (including the Transferred Entities) and their respective predecessors, to the same extent such service is recognized by Parent and its applicable Affiliates (including the Transferred Entities) immediately prior to the Closing; provided, that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service.

Section 6.4 Health Coverages. Purchaser shall cause the Company to, and the Company shall, cause each Transferred Business Employee (and his or her eligible dependents) to be covered by a group health plan or plans that (a) comply with the provisions of Section 6.2(a), (b) do not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the corresponding group health Seller Benefit Plan or Transferred Entity Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Seller Benefit Plan or Transferred Entity Benefit Plan, and (c) to the extent that such plans are the Company group health plans in which such Transferred Business Employee becomes eligible to participate for the first time following the Closing, provide such Transferred Business Employee full credit, for the first year of eligibility, for any deductible, co-payment or out-of-pocket expenses already incurred by the Transferred Business Employee under the applicable group health Seller Benefit Plan or Transferred Entity Benefit Plan during such year for purposes of any deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such Company group health plans.

Section 6.5 Accrued Vacation, Sick Leave and Personal Time. Purchaser will cause the Company to, and the Company will, recognize and assume all Liabilities with respect to accrued but unused vacation time for all Transferred Business Employees (including, without limitation, any Liabilities to Transferred Business Employees for payments in respect of earned but unused vacation time that arise as a result of the transfer of employment contemplated by this Article VI). Purchaser shall cause the Company to, and the Company shall, promptly (and, in any event, within ten (10) Business Days following the later of the Closing Date and the date of the applicable payment) reimburse Parent or its applicable Affiliates for any payments made by them to any Transferred Business Employees in respect of earned but unused vacation time that become due as a result of the transfer of employment contemplated by this Article VI. Purchaser shall cause the Company to, and the Company shall, allow Transferred Business Employees to use the vacation, sick leave and personal time recognized or established in accordance with the first sentence of this Section 6.5 in accordance with the terms of the Parent Group programs in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of the Company or its Affiliates on or following the Closing).

Section 6.6 Cash Incentive Compensation. Purchaser shall cause the Company to, and the Company shall, assume all Liability for any cash incentive compensation (including sales commissions) payable under any Benefit Plan in respect of the calendar year in which the Closing occurs (or any portion thereof) to Transferred Business Employees in connection with their services to the Business (the “Cash Incentive Compensation”) and the Parent Group shall not have any Liability for the Cash Incentive Compensation. All Cash Incentive Compensation shall be governed by plans, programs or arrangements maintained by the Company and its

Affiliates (including the Transferred Entities) in their discretion, subject to the Company’s obligations under Section 6.2(a); provided that the amount of Cash Incentive Compensation actually paid by the Company and its Affiliates (including the Transferred Entities) to Business Employees shall be not less than the accrued amount of Cash Incentive Compensation included in the Working Capital. If the Closing occurs prior to the date on which the Company pays Cash Incentive Compensation for any open performance period, then Purchaser shall cause the Company to, and the Company shall, pay the applicable Cash Incentive Compensation to each Transferred Business Employee who is otherwise eligible to receive it for such open performance period; provided that Cash Incentive Compensation payments shall be (a) based on the Cash Incentive Compensation plan and targets in effect as of immediately prior to the Closing and consistent with the accruals set forth on the Closing Statement, (b) determined reasonably and in good faith by the Company in the ordinary course of business and (c) paid by the Company at the same time that such Cash Incentive Compensation is typically paid in the ordinary course of business.

Section 6.7 Collective Bargaining Agreements. Except as set forth in Section 6.7 of the Parent Disclosure Schedule, each of Purchaser and the Company agrees that as of and following the Closing Date, the Company shall recognize the unions and works councils that are signatories to the collective bargaining or other labor Contracts covering Transferred Business Employees as the representatives of the Transferred Business Employees of the bargaining units described therein.

Section 6.8 Labor Consultations. Following the date of this Agreement, Parent shall (and shall cause its Affiliates to), Purchaser shall (and shall cause its Affiliates to), and the Company shall (and shall cause its Affiliates to), cooperate and use good faith efforts in carrying out applicable notifications to, and consultations, discussions or negotiations with, applicable unions, works councils or other employee representative groups in connection with the transactions contemplated by this Agreement. In particular, Purchaser agrees (a) to provide all information and assistance that the applicable consultation body may reasonably request (which may be provided subject to confidentiality obligations and/or constraints), (b) to answer all questions raised by the applicable consultation body relating to the transactions envisaged by this Agreement, and (c) attend meetings with all applicable consultation body if requested to do so by Parent.

Section 6.9 Seller Benefit Plans; Transferred Entity Benefit Plans. Except as otherwise expressly provided in this Article VI, the Company shall not assume any obligations under, or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts, or related obligations pertaining to, any Seller Benefit Plan. For the avoidance of doubt, as of the Closing, the Company and its Affiliates shall assume, or shall cause the Transferred Entities to assume or retain, as the case may be, sponsorship of, and all Liabilities and other obligations with respect to, the Transferred Entity Benefit Plans. Without prejudice to the generality of the preceding sentences of this Section 6.9, following the Closing the Parent and the Seller shall co-operate with and assist the Company in complying with all obligations of the Company to operate tax withholding in a timely manner in relation to awards under the Seller Benefit Plans after the Closing, including but not limited to (i) operating any ‘net issuance’ or ‘sell-to-cover’ arrangements which the Parent might operate in relation to such awards and (ii) providing the Company with all information required to enable to the Company to comply with any tax withholding obligations it may have in relation to such awards. Parent shall remain liable for any amounts of employer social security contributions (including but not limited to secondary Class 1 National Insurance contributions) arising in relation to awards under Seller Benefit Plans which were granted before Closing but where settlement of such awards occurs after Closing, and shall reimburse the Company for the amounts of any such employer social security contributions for which the Company is obliged to account to any revenue or similar authority in any jurisdiction.

Section 6.10 No Third Party Beneficiaries. Without limiting the generality of Section 11.5, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Seller Benefit Plan, Transferred Entity Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by the Seller, any Transferred Entity, the Company or any of their respective Affiliates, (b) prevent the Company or its Affiliates from terminating any Transferred Entity Benefit Plan or any other benefit plan in accordance with its terms, subject to Section 6.2(a) above, (c) prevent the Company or its Affiliates, on or after the Closing Date, from terminating the employment of any Business Employee, or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of the Seller, any Transferred Entity or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

Section 6.11 Privacy Matters

(a) Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the parties shall proceed with the transactions contemplated herein, and that the disclosure of Transferred Information relates solely to the carrying on of the Business and the completion of the transactions contemplated herein.

(b) Each Disclosing Party covenants and agrees to, upon request, use reasonable efforts to advise the Recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by Laws, obtained the consent of such individual to such use or disclosure.

(c) In addition to its other obligations hereunder, Recipient covenants and agrees to: (i) prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions; (ii) after the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (A) the Disclosing Party or Recipient have first notified such individual of such additional purpose, and where required by Laws, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by Laws, without notice to, or consent from, such individual; (iii) where required by Laws, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to Recipient; (iv) return or destroy the Transferred Information, at the option of the Disclosing Party, should the transactions contemplated herein not be completed; and (v) notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to Recipient requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until the Disclosing Party has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Laws, obtained the individual’s consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by Laws.

(d) Recipient shall at all times keep strictly confidential all Transferred Information provided to it, and shall instruct those employees or advisors responsible for processing such Transferred Information to protect the confidentiality of such information in a manner consistent with the Recipient’s obligations hereunder and according to applicable Laws.

(e) Recipient shall ensure that access to the Transferred Information shall be restricted to those employees or advisors of the respective Recipient who have a bona fide need to access such information in order to complete the transactions contemplated herein.

Section 6.12 Subject Jurisdiction Put Option.

(a) Purchaser hereby irrevocably offers to purchase, and grants Seller the right to sell to Purchaser, the Subject Jurisdiction Business on the terms set forth in this Section 6.12 (the “Subject Jurisdiction Put Option”). Notwithstanding any other provision of this Agreement, to the extent necessary to comply with applicable Law, this Agreement shall not constitute a binding agreement with respect to the Subject Jurisdiction Business until the Subject Jurisdiction Put Option with respect to such Subject Jurisdiction Business is exercised.

(b) In the event that the Subject Jurisdiction Put Option is exercised with respect to any Subject Jurisdiction Business on or prior to Closing, this Section 6.12 shall terminate and shall cease to have effect with respect to such Subject Jurisdiction Business.

(c) In the event that the Subject Jurisdiction Put Option is not exercised on or prior to Closing and on or prior to Closing the condition referred to in Section 8.3(d) with respect to any Subject Jurisdiction Business has been waived:

(i) Section 5.15(a) shall not apply to such Subject Jurisdiction Business, and without limiting the foregoing, the term “Chubb Assets” shall be deemed to exclude the applicable Subject Jurisdiction Chubb Assets, the term “Chubb Liabilities” shall be deemed to exclude the applicable Subject Jurisdiction Chubb Liabilities, and the term “Transferred Business Employees” shall be deemed to exclude the applicable Subject Jurisdiction Employees, and the Subject Jurisdiction Chubb Assets shall not be transferred to the Company (or any of its Subsidiaries) and the Subject Jurisdiction Chubb Liabilities shall not be assumed by the Company (or any of its Subsidiaries) and the Subject Jurisdiction Transferred Entities shall not be Subsidiaries of the Company; and

(ii) the Base Purchase Price shall be reduced by an amount equal to the Subject Jurisdiction Purchase Price (as defined below) in respect of each Subject Jurisdiction Business, in each case as set forth on Section 6.12(d)(i) of the Parent Disclosure Schedule.

(d) Subject Jurisdiction Put Option Terms.

(i) Upon exercise by Parent of any Subject Jurisdiction Put Option, the Company hereby promises and undertakes to accept (or cause its Subsidiaries to accept) from Parent or its Affiliates all (and not a portion) of the Subject Jurisdiction Chubb Assets and Subject Jurisdiction Chubb Liabilities in accordance with and subject to the terms and conditions specified in this Agreement, it being understood that, for the sake of clarity, if a Subject Jurisdiction Put Option is exercised prior to Closing, the applicable Subject Jurisdiction Chubb Assets and Subject Jurisdiction Chubb Liabilities shall be included in the Chubb Assets and Chubb Liabilities, and the Subject Jurisdiction Transferred Entities shall be Subsidiaries of the Company immediately prior to Closing, and the purchase price for the applicable Subject Jurisdiction Chubb Assets and Subject Jurisdiction Chubb Liabilities shall be included in the computation of the Closing Purchase Price. Notwithstanding anything to the contrary in this Agreement, unless and until Parent has exercised the Subject Jurisdiction Put Option in respect of any Subject Jurisdiction Business, the Subject Jurisdiction Transferred Entities, the Subject Jurisdiction Chubb Assets, and the Subject Jurisdiction Chubb Liabilities with respect to such Subject Jurisdiction Business will not be considered Transferred Entities, Chubb Assets, or Chubb Liabilities, respectively, and, if no such Subject Jurisdiction Put Option is exercised prior to the Closing, the Base Purchase Price shall be reduced by an amount to be agreed in good faith between the parties with respect to such Subject Jurisdiction Business (all such amounts, collectively, the “Subject Jurisdiction Purchase Price”). Subject to Parent’s exercise of the Subject Jurisdiction Put Option with respect to any Subject Jurisdiction Business, following the completion of the consultation process described in this Section 6.12, and upon delivery to Purchaser of executed Subject Jurisdiction Transfer Agreements with respect to such Subject Jurisdiction Business, this Agreement shall apply to the Subject Jurisdiction Transferred Entities, the Subject Jurisdiction Chubb Assets, and the Subject Jurisdiction Chubb Liabilities which relate to such Subject Jurisdiction Business, and such Subject Jurisdiction Transferred Entities, Subject Jurisdiction Chubb Assets, and Subject Jurisdiction Chubb Liabilities shall be included in the Transferred Entities, Chubb Assets, and Chubb Liabilities, respectively, at the Closing. If the consummation of the transfer of any Subject Jurisdiction Transferred Entities and/or Subject Jurisdiction Chubb Assets and the assumption of any Subject Jurisdiction Chubb Liabilities with respect to any Subject Jurisdiction Business (each, a “Subject Jurisdiction Closing”) occurs after the Closing, at the Subject Jurisdiction Closing, Purchaser shall deliver, or cause to be delivered, the Subject Jurisdiction Purchase Price with respect to such transferred Subject Jurisdiction Business, in each case as set forth on Section 6.12(d)(i) of the Parent Disclosure Schedule, to Seller or its designee(s) by wire transfer of immediately available funds to an account designated in writing by Seller and the Subject Jurisdiction Transfer Agreements relating to such transferred Subject Jurisdiction Transferred Entities, Subject Jurisdiction Chubb Assets and Subject Jurisdiction Chubb Liabilities.

(ii) Parent hereby accepts the benefit of the Subject Jurisdiction Put Option and may, at its own discretion and option, elect to exercise the Subject Jurisdiction Put Option in accordance with the procedures set forth herein, without having Parent being committed to transfer to the Company any Subject Jurisdiction Business. Parent shall only be entitled to exercise the Subject Jurisdiction Put Option for all (and not a portion) of the Subject Jurisdiction Chubb Assets and Subject Jurisdiction Chubb Liabilities relating to a particular Subject Jurisdiction Business.

(iii) The Subject Jurisdiction Put Option will enter into force at the date hereof.

(iv) The Subject Jurisdiction Put Option may be exercised by Parent with respect to any particular Subject Jurisdiction Business at any time after the date upon which all of the information and consultation processes of the applicable Works Councils with respect to such Subject Jurisdiction Business have been completed in accordance with the applicable Laws, until the Expiry Date, by sending to the Company a notice.

(v) If Parent has not exercised the Subject Jurisdiction Put Option with respect to any Subject Jurisdiction Business on or before the Expiry Date, then the Subject Jurisdiction Put Option with respect to such Subject Jurisdiction Business shall automatically lapse, without any action on the part of either party.

(vi) In furtherance of, and without limiting any of the obligations of any of the parties pursuant to Section 6.8, Parent will cause its Affiliates, and Purchaser will cooperate with Parent and its Affiliates, to, as soon as reasonably practicable, and to the extent necessary to comply with applicable Law, (A) initiate the information and consultation processes of the relevant employee representative bodies required under applicable Laws in the Subject Jurisdictions (collectively, the “Works Councils”) in connection with the Subject Jurisdiction Businesses and (B) use their reasonable best efforts to pursue diligently such procedures in accordance with applicable Laws and to obtain the delivery of the Works Councils’ opinions as soon as possible.

(vii) The parties shall keep each other promptly and regularly informed of the status of each these processes and provide to the other party a copy of the opinions of the Works Councils (to the extent available) as soon as possible after obtaining such opinions.

(viii) The Subject Jurisdiction Put Option with respect to any Subject Jurisdiction Business shall automatically terminate on the earlier of (A) the Outside Date and (B) the date that is sixty (60) Business Days either (i) after the date of the meeting during which, following its information and consultation in accordance with applicable Law, the last applicable Works Council will have delivered its express final opinion in connection with the Sale and any other transactions contemplated by this Agreement, as the case may be, or, (ii) in the absence of any express final opinion, the date upon which the last applicable Works Council is deemed to have issued a negative opinion under applicable Law (the “Expiry Date”), unless the Subject Jurisdiction Put Option is exercised with respect to such Subject Jurisdiction Business on or prior to such date.

(ix) Within three (3) Business Days following the end of the last applicable consultation procedure described above, the Parent shall notify the Purchaser of the end of the said procedure, such notice being accompanied, where appropriate, by a copy of the final opinion(s) issued by the relevant Works Council(s).

(x) The parties further acknowledge and agree that (A) all actions and documents relating to the transfer of the Subject Jurisdiction Transferred Entities, the Subject Jurisdiction Chubb Assets, and the Subject Jurisdiction Chubb Liabilities with respect to any Subject Jurisdiction Business (including, for the avoidance of doubt, any Subject Jurisdiction Transfer Agreements relating thereto) shall not be required to be taken or delivered at the Closing but only at the applicable Subject Jurisdiction Closing and (B) all items taken into account in the Target Working Capital Amount, Cash and Indebtedness (collectively, the “Closing Date Inputs”) in accordance with this Agreement shall not be adjusted to reflect the exclusion of any Subject Jurisdiction Transferred Entities, Subject Jurisdiction Chubb Assets, and Subject Jurisdiction Chubb Liabilities with respect to a particular Subject Jurisdiction Business at the Closing but shall be reflected as if the Subject Jurisdiction Closing shall have occurred at the Closing; provided, that if no Subject Jurisdiction Put Option is exercised prior to the Expiry Date, the Closing Date Inputs shall be adjusted to reflect the exclusion of all Subject Jurisdiction Transferred Entities, Subject Jurisdiction Chubb Assets, and Subject Jurisdiction Chubb Liabilities.

(e) To the extent Subject Jurisdiction Law requires observance of specified formalities or procedures to legally effect a transfer of the Subject Jurisdiction Transferred Entities or the Subject Jurisdiction Chubb Assets, or the assumption of the applicable Subject Jurisdiction Chubb Liabilities, such transfer or assumption shall be effected pursuant to customary, short-form acquisition agreements and/or stock transfer instruments (collectively, the “Subject Jurisdiction Transfer Agreements”) or such other acquisition agreements and/or stock transfer instruments as Parent and Purchaser may mutually agree. Each Subject Jurisdiction Transfer Agreement shall be consistent with the terms of this Agreement, except to the extent modifications to such Subject Jurisdiction Transfer Agreement are required by applicable Law of the Subject Jurisdiction (including all employment Laws applicable to the transactions contemplated hereby) in order to consummate the transactions contemplated by this Agreement. Where such modifications are required, the parties hereto covenant and agree to give effect to the intent and terms hereof to the fullest extent permissible by Law (and that any claims for breach under any Subject Jurisdiction Transfer Agreement shall be brought under Article X of this Agreement and each party hereto agrees not to, and to cause its Subsidiaries and their respective successors and assigns not to, bring any claims or other Action under, arising out of or relating to such Subject Jurisdiction Transfer Agreement against the other parties to such Subject Jurisdiction Transfer Agreement). The parties covenant and agree to ensure that any Subject Jurisdiction Transfer Agreements are notarized and any relevant signatures to the Subject Jurisdiction Transfer Agreements are notarized and/or apostilled where required, pursuant to applicable Law in the Subject Jurisdiction, to effect the legal transfer of the applicable Subject Jurisdiction Transferred Entities or Subject Jurisdiction Chubb Assets or the assumption of the applicable Subject Jurisdiction Chubb Liabilities. Each Subject Jurisdiction Transfer Agreement shall (a) shall serve purely to effect the legal transfer of the applicable Subject Jurisdiction Transferred Entities or the Subject Jurisdiction Chubb Assets or the assumption of the applicable Subject Jurisdiction Chubb Liabilities and (b) shall not have any effect on the value being given or received by Purchaser and Seller, or the terms and conditions of the transactions contemplated hereby, including the allocation of assets and Liabilities as among them, all of which shall be determined by this Agreement, or in any way modify, amend, or constitute a waiver of, any provision of this Agreement or any other Ancillary Agreement. For the avoidance of doubt, no Subject Jurisdiction Transfer Agreement shall contain any representations, warranties or covenants other than those either (i) required by Law in the Subject Jurisdiction to transfer the applicable Subject Jurisdiction Transferred Entities or Subject Jurisdiction Chubb Assets or the assumption of the applicable Subject Jurisdiction Chubb Assets Liabilities or (ii) mutually agreed upon by the Parent and Purchaser in their sole discretion. Without prejudice to the preceding sentence, each of the parties hereto agrees that if, as a result of the applicable employee information and/or consultation processes in respect of the Subject Jurisdiction Businesses, changes to the Subject Jurisdiction Transfer Agreements are considered reasonably necessary by the parties, the parties shall negotiate in good faith on such amendments (if any) as are reasonably appropriate.

Section 6.13 Financing Cooperation. Prior to the Closing, Parent shall use reasonable best efforts to provide to Purchaser all reasonable cooperation reasonably requested by Purchaser that is necessary in connection with any debt or equity financing sought by Purchaser in connection with the transactions contemplated by this Agreement (the “Financing”), including (x) using reasonable best efforts to (a) participate, at reasonable times and upon reasonable notice, in a reasonable number of meetings (including customary meetings with the parties acting as lead arrangers or agents for, and prospective lenders and/or purchasers of debt or equity securities), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (b) assist Purchaser and its Financing Sources in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the Financing, (c) cooperate with the marketing efforts of Purchaser and its Financing Sources for all or any portion of the Financing, (d) provide and execute documents as may be reasonably requested by Purchaser or its Financing Sources, (e) execute and deliver any pledge and security documents and otherwise facilitate the pledging of collateral, and (f) provide such information about powers of attorney executed on behalf of the Transferred Entities as may be reasonably requested by Purchaser or its Financing Sources, and (y) using commercially reasonable efforts to assist in obtaining accountant’s comfort letters and legal opinions reasonably requested by Purchaser and customary for financings similar to any Financing; provided, however, that, (i) irrespective of the above, no obligation of Parent, Seller or any of their respective Affiliates under any certificate, document or instrument shall be effective until the Closing and none of Parent, Seller or any of their respective Affiliates shall be required to take or commit to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing, (ii) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Parent, Seller or their respective Affiliates (including, without limitation, the Transferred Entities) or encumber any assets of such Persons, (iii) none of Parent, Seller or their respective Affiliates shall be required to issue any offering or information document, (iv) none of Parent, Seller or any of their respective Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.13 that would (A) cause any director, officer, employee or stockholder of Parent or any of its Affiliates to incur any personal liability, (B) conflict with the organizational documents of Parent or any of its Affiliates or any Laws, or

(C) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which Parent or any of its Affiliates is a party, (v) none of Parent, Seller or any of their respective Affiliates shall be required to provide access to or disclose information that Parent or any of its Affiliates determines would jeopardize any attorney-client privilege of Parent or any of its Affiliates, and (vi) none of Parent, Seller or any of their respective Affiliates shall be required to provide or prepare any financial statements or information that constitute Excluded Information or that are not available to it and prepared in the ordinary course of its financial reporting practice. Nothing contained in Section 6.13 or otherwise shall require Parent or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Financing. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in Section 6.13 represent the sole obligation of Parent and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Purchaser with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Ancillary Agreements shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Purchaser or any of its Affiliates or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement. Notwithstanding anything to the contrary herein, any breach by Parent or the Transferred Entities of their obligations under Section 6.13 shall not constitute a breach of this Agreement for purposes of Article IX or a breach of the conditions precedent set forth in Article VIII. None of Parent, Seller or any of their respective Affiliates shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (unless such payment is promptly reimbursed by Purchaser) or incur any other liability in connection with the Financing or any of the foregoing prior to the Closing. Purchaser shall indemnify and hold harmless Parent, Seller and their respective Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.13) and any information utilized in connection therewith (other than historical information relating to Parent, Seller or their respective Subsidiaries provided by Parent in writing specifically for use in the Financing offering documents). Purchaser shall, promptly upon request by Parent, reimburse Parent for all documented and reasonable out-of-pocket costs (including reasonable fees and expenses of outside counsel and other advisors) incurred by Parent or its Affiliates in connection with this Section 6.13 including, for the avoidance of doubt, all out-of-pocket fees incurred by Parent and its Subsidiaries in connection with the preparation and delivery of any financial information provided pursuant to this section that is not readily available to Parent in the ordinary course of business. Parent hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos shall be used solely in a manner customary for such financing transactions and in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Parent, Seller or any of their respective Subsidiaries.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Returns.

(a) Parent shall prepare or shall cause to be prepared and timely file or cause to be timely filed in the required form any combined, consolidated or unitary Tax Return that includes any member of the Parent Group, on the one hand, and any of the Transferred Entities, on the other hand (a “Combined Tax Return”). Purchaser shall not amend or revoke, and shall not cause or permit to be amended or revoked, any Combined Tax Return (or any notification or election relating thereto) without the prior consent of Parent.

(b) Notwithstanding anything to the contrary in this Agreement, no member of the Parent Group shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Parent or any other member of the Parent Group or (ii) a consolidated, combined, affiliated or unitary group that includes any member of the Parent Group (including any Combined Tax Return).

Section 7.2 Tax Contests.

(a) If any taxing authority asserts a Tax Claim for which the non-recipient is liable, then the party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties to this Agreement. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.

(b) In the case of a Tax Proceeding of or with respect to any Transferred Entity for any taxable period ending on or before the Closing Date, Purchaser shall have the exclusive right to control such Tax Proceeding; provided, however, that (i) Parent shall have the right to participate in such Tax Proceedings and attend any meetings or conferences with the relevant taxing authority at its own expense and (ii) Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) if such Tax Proceeding is reasonably expected to result in an indemnification obligation for Pre-Closing Restructuring Taxes or to have a material impact on the Tax Returns of (x) Parent or any other member of the Parent Group or (y) a consolidated, combined or unitary group that includes any member of the Parent Group (including any Combined Tax Return).

(c) Notwithstanding anything to the contrary in this Agreement, Parent shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of Parent or a member of the Parent Group; and (ii) any Tax Return of a consolidated, combined or unitary group that includes any member of the Parent Group (including any Combined Tax Return).

Section 7.3 Cooperation and Exchange of Information.

(a) Each party to this Agreement agrees that not more than sixty (60) days after the receipt of a request from another party hereto, such party shall, and shall cause its Affiliates to, provide to the requesting party a package of Tax information materials, including schedules and work papers, requested by the requesting party to enable the requesting party to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Transferred Entities. The party providing such information shall prepare such package completely and accurately, in good faith and in a manner consistent with Parent’s past practice.

(b) Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes, (iii) conducting any Tax Proceeding, or (iv) engaging in Tax planning or structuring after the Closing in connection with the Transferred Entities, the Business or the transactions contemplated by this Agreement, including planning, structuring or other actions intended to minimize Taxes relating to the Pre-Closing Restructuring. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns or Combined Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(c) Each party shall retain all Tax Returns (including but not limited to Combined Tax Returns), schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate.

Section 7.4 Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of the Transferred Entities pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Transferred Entities, on the one hand, and any member of the Parent Group, on the other hand, are parties, shall terminate, and neither any member of the Parent Group, on the one hand, nor any of the Transferred Entities, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

Section 7.5 Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Parent, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under this Article VII, Section 2.7, or Section 6.2(b), or under any indemnity, compensation or reimbursement provision, as an adjustment to the purchase price for U.S. Tax purposes and, to the extent permitted by applicable Law, non-U.S. Tax purposes.

Section 7.6 Certain Tax Elections. Purchaser shall make, and shall cause its Affiliates (including the other Transferred Entities) to make an election under Section 338 of the Code (or any comparable election under state, local or foreign Law) (“Section 338(g) Elections”) with respect to the acquisition of a Transferred Entity in respect of which Purchaser shall have given Parent prior written notice within ninety (90) days after the Closing. Purchaser shall not make, and shall cause its Affiliates (including the other Transferred Entities) not to make (i) any Section 338(g) Elections other than Section 338(g) Elections pursuant to the preceding sentence or (ii) any election with respect to any Transferred Entity (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Date. Subject to the 338(g) Elections, at the request of Parent, Purchaser agrees to make the election under Treasury Regulations Section 1.245A-5(e)(3)(i) to close the taxable years of the Transferred Entities with respect to which an extraordinary reduction occurs as a result of the transactions as of the end of the day on the Closing Date. This Section 7.6 is intended to satisfy the requirement for a binding agreement under Treasury Regulations Section 1.245A-5(e)(3)(i)(C)(2) with respect to each such Transferred Entity.

Section 7.7 Additional Post-Closing Tax Covenant. With respect to any of the Transferred Entities that is characterized as a foreign corporation for U.S. federal income Tax purposes, from the date of the Closing through the end of the taxable period of such entity that includes the Closing Date, Purchaser shall not, and shall cause its Affiliates (including the Transferred Entities) not to (a) take any action outside the ordinary course of business that could reasonably be expected to increase Parent’s (or any Affiliate of Parent’s) pro rata share of amounts determined under Section 951(a)(1) or 951A(a) of the Code or (b)enter into any extraordinary transaction with respect to such Transferred Entities or otherwise take any action or enter into any transaction that would be considered under the Code to constitute the payment of an actual or deemed dividend by such Transferred Entity, including pursuant to Section 304 of the Code, or that would otherwise result in a diminution of foreign tax credits that, absent such transaction, may be claimed by Parent or any of its Affiliates.

Section 7.8 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, except for Transfer Taxes relating to or with respect to the Pre-Closing Restructuring, Purchaser shall pay, when due, and be responsible for, any Transfer Taxes. All Transfer Taxes relating or with respect to the Pre-Closing Restructuring shall be borne and paid only by Parent. The party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Parent and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes; Purchaser shall pay to Parent or any of Parent’s Affiliates an amount equal to any losses suffered by Parent or any of its Affiliates as a result of Purchaser failing to comply with its obligations under this Section 7.8.

Section 7.9 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Purchaser and any other Person making any payment pursuant to this Agreement, as applicable, shall be entitled to deduct and withhold from such payment, such amounts as payer, as applicable, is required to deduct and withhold with respect to the making of such payment under any applicable Law, as reasonably determined by the payer in good faith. If the payer determines that any amounts are required to be withheld, the payer shall cooperate with the payee in good faith to reduce or mitigate such withholding; To the extent that amounts are so deducted or withheld by the payer, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and the payer shall remit such deducted or withheld amounts to the applicable Governmental Entity.

Section 7.10 VAT. Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part. If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient shall provide to the payer a valid VAT invoice, and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay to the recipient any VAT due.

Section 7.11 Tax Treatment of Transactions. The parties agree that if the Company is treated as a pass-through entity for United States federal income Tax purposes on the Closing Date, the transactions contemplated hereby shall be treated for United States federal Tax purposes as the purchase of assets held by the Transferred Entities that are classified as disregarded entities for such Tax purposes (other than disregarded entities directly or indirectly owned by Transferred Entities that are classified as corporations for such Tax purposes), and the purchase of stock of the Transferred Entities that are treated as corporations for such Tax purposes, subject to the application of rules relating to Code Section 338 with respect to Transferred Entities for which Section 338(g) Elections are made. If the entity classification election referenced in Section 5.4(a)(I)(1) shall have been made with respect to the Company, the parties agree that the transactions contemplated hereby shall be treated for United States federal income Tax purposes as the purchase of stock of the Company, including for purposes of Section 7.12 and subject to the application of rules relating to Code Section 338, if a Section 338(g) Election is made with respect to the Company.

Section 7.12 Allocation of Purchase Price. Within one hundred twenty (120) days after final determination of the Post-Closing Adjustment and the Final Purchase Price, Purchaser shall provide to Parent a schedule allocating the Final Purchase Price (and any relevant liabilities and other relevant items) among the assets of the Transferred Entities in accordance with Code Sections 1060 and 338 and Treasury Regulations thereunder (the “Allocation Schedule”). If within thirty (30) days after receiving the Allocation Schedule, the Parent has not objected, the Allocation Schedule shall be final and binding. If within thirty (30) days the Parent objects to the Allocation Schedule, Parent and Purchaser shall cooperate in good faith to resolve their differences. Purchaser, Parent and Seller agree for all Tax reporting purposes to report the transactions contemplated by this Agreement in accordance with the agreements in this Section 7.12 and the Allocation Schedule if and as finally determined pursuant to this Section 7.12, and to not take any position during the course of any audit or other legal proceeding inconsistent with the agreements in this Section 7.12 as to Tax treatment or with such Allocation Schedule unless required by a good faith resolution of a Tax Proceeding. If and to the extent the parties fail to agree on Tax treatment or the Allocation Schedule, Parent and Seller, on the one hand, and Purchaser, on the other hand, shall each prepare its Tax Returns as it determines appropriate.

Section 7.13 Straddle Periods. To the extent permissible under applicable Laws, the parties agree to elect (and have the Transferred Entities elect) to have each Tax year of each Transferred Entity end on the Closing Date and, if such election is not permitted or required in a jurisdiction with respect to a specific Tax such that the Transferred Entity is required to file a Tax Return for a Straddle Period, to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, value-added Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Transferred Entity (and to the extent relevant, any other entity in which a Transferred Entity owns an equity interest) filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.”

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to consummate the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. The consents, authorizations and approvals required to be obtained in connection with the consummation of the Closing from any Governmental Entities set forth on Section 8.1 of the Parent Disclosure Schedule (each a “Required Approval”) shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated).

(b) No Injunctions. No Governmental Entity of competent authority shall have issued an Order or enacted a Law that remains in effect and makes illegal or prohibits the consummation of the Closing (collectively, the “Legal Restraints”).

Section 8.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. In the case of (i) and (iii), disregarding all “materiality,” “Business Material Adverse Effect” and similar qualifications contained in such representations and warranties, (i) the representations and warranties of Parent set forth in the first sentence of Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Transferred Entities) and Section 3.3 (Authority Relative to this Agreement) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, (ii) the representations and warranties of Parent set forth in clause (b) of the first sentence of Section 3.6 (Absence of Certain Changes or Events) shall be true and correct as of the Closing Date as if made on and as of the Closing Date and (iii) each of the other representations and warranties of Parent contained in Article III shall be true and correct as of the Closing Date as if made on and as of the Closing Date except (A) in each case of clauses (i), (ii) and (iii), representations and warranties that are made as of a specific date shall be true and correct (subject to the standards set forth herein) only on and as of such date and (B) in the case of clause (iii), where the failure of such representations and warranties to be true and correct would not have a Business Material Adverse Effect.

(b) Covenants and Agreements. The material covenants and agreements of Parent (including the covenants relating to the Pre-Closing Restructuring set forth in Section 5.15) to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3 Conditions to Parent’s, the Seller’s and the Company’s Obligation to Close. The obligations of Parent, the Seller and the Company to consummate the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. In each case, disregarding all “materiality,” “Purchaser Material Adverse Effect” and similar qualifications contained in such representations and warranties, the representations and warranties of Purchaser set forth in Article IV shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date.

(b) Covenants and Agreements. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Subject Jurisdiction Put Option. If the proposed Closing Date is prior to the Expiry Date, Parent shall have exercised each Subject Jurisdiction Put Option with respect to the Subject Jurisdiction Businesses in accordance with their terms.

Section 8.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and Purchaser;

(b) by either Parent or by Purchaser, if:

(i) the Closing shall not have occurred on or before the date that is twelve (12) months after the date of this Agreement (the “Outside Date”); provided, that if all of the conditions to the Closing, other than the conditions set forth in Section 8.1(a) or Section 8.1(b) (to the extent that the Legal Restraint is in respect of a consent, authorization or approval required under Section 8.1(a)), shall have been satisfied or waived or shall be capable of being satisfied on such date, the Outside Date may be extended on one or more occasions by Parent and/or Purchaser, each time for a period of thirty (30) days, and in no event beyond the date that is fifteen (15) months after the date of this Agreement, which date shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement under this clause (i) shall not be available to any party to this Agreement whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(ii) Parent (in the case of a termination by Purchaser) or Purchaser (in the case of a termination by Parent) shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a), Section 8.2(b), Section 8.3(a), or Section 8.3(b), as applicable, and (B) (1) is incapable of being cured prior to the Outside Date or (2) has not been cured prior to the date that is sixty (60) days from the date that the breaching or non-performing party is notified in writing by the other party of such breach or failure to perform; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party to this Agreement if such party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; and provided, further, that the right to terminate this Agreement under this Section 9.1(b)(ii), if not exercised, shall expire ninety (90) days following delivery of written notice of such breach or failure to perform; or

(iii) any Legal Restraint permanently preventing or prohibiting consummation of the Closing shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have complied with its obligations under this Agreement, including Section 5.3, with respect to any such Legal Restraint;

(c) by Parent, if (i) all of the conditions in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied at the Closing and that would be satisfied if there were a Closing) have been satisfied or waived, (ii) Parent has notified Purchaser in writing at least three (3) Business Days prior to such termination that Parent is ready, willing and able to consummate the Closing (subject to the satisfaction or waiver of all of the conditions set forth in Section 8.3), and (iii) Purchaser has failed to consummate the Closing by the earlier of (A) three (3) Business Days after the date by which the Closing is supposed to have occurred pursuant to Section 2.3 and (B) the Outside Date; provided, that notwithstanding anything in this Section 9.1 to the contrary, no party shall be permitted to terminate this Agreement during any such three (3) Business Day period.

Section 9.2 Notice of Termination. In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating party to the other.

Section 9.3 Effect of Termination. In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement, except as set forth in the Confidentiality Agreement, Section 5.2 (Confidentiality), Section 5.6 (Public Announcements), Article XI (General Provisions), and the second to last sentence of Section 5.1(a) (Access Indemnity); provided, that termination of this Agreement shall not relieve any party hereto from Liability for Willful Breach of this Agreement. Nothing herein shall limit or prevent any party from exercising any rights or remedies it may have under Section 11.11. Notwithstanding anything to the contrary contained herein, the provisions of Section 5.2 (Confidentiality), Section 5.6 (Public Announcements), Article XI (General Provisions), the second to last sentence of Section 5.1(a) (Access Indemnity), and this Section 9.3 shall survive any termination of this Agreement.

Section 9.4 Extension; Waiver. At any time prior to the Closing, either Parent, on the one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival of Representations, Warranties, Covenants and Agreements. This Article X and those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing in accordance with their respective terms. All representations and warranties, and all other covenants and agreements in this Agreement shall terminate at and not survive the Closing, and there shall be no liability after the Closing in respect thereof, except in the case of Fraud. Without limiting the generality of the foregoing or anything else in this Agreement, from and after the Closing (other than in the case of Fraud): (a) Purchaser, on behalf of itself, its Affiliates, and its and their respective Representatives, hereby fully, unconditionally and irrevocably waives

(and discharges and releases Parent, its Affiliates and its and their respective Representatives, and its and their respective successors and assignees for) any and all claims, demands, torts, liens, suits, Actions, causes of action, debts, damages, obligations, liabilities and rights whatsoever, at law or in equity, whether known or unknown, suspected or unsuspected, now existing or which may hereafter accrue (each, a “Claim”), directly or indirectly, arising out of or related to the transactions contemplated by this Agreement, other than with respect to any covenants or agreements that expressly survive the Closing pursuant to this Section 10.1 and the express rights to indemnification pursuant to Section 10.2; and (b) each of Parent and Seller, on behalf of itself, its Affiliates, and its and their respective Representatives, hereby fully, unconditionally and irrevocably waives (and discharges and releases Purchaser, the Transferred Entities, their respective Affiliates and its and their respective Representatives, and its and their respective successors and assignees for) any and all Claims, directly or indirectly, arising out of or related to the transactions contemplated by this Agreement, other than with respect to any covenants or agreements that expressly survive the Closing pursuant to this Section 10.1 and the express rights to indemnification pursuant to Section 10.3. None of Parent, Seller or Purchaser shall, and each shall cause its Affiliates to not, make any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any Person with respect to any Liabilities expressly released pursuant to this Section 10.1.

Section 10.2 Indemnification by the Parent. Effective as of and after the Closing, Parent shall indemnify and hold harmless Purchaser, its Affiliates, the Company, its and their respective successors and assigns, and its and their respective directors, officers and employees (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred or suffered by any of the Purchaser Indemnified Parties, in each case, to the extent arising out of or resulting from (a) any breach of any covenant or agreement of Parent contained in this Agreement that by its terms contemplate performance in whole or in part after the Closing, (b) any Carrier Asset or Carrier Liability whether any such Liability arises before or after the Closing, is known or unknown or contingent or accrued and (c) all Pre-Closing Restructuring Taxes. Notwithstanding any other provisions of this Agreement, the obligation of Parent to indemnify the Purchaser Indemnified Parties in respect of all Pre-Closing Restructuring Taxes pursuant to clause (c) above shall survive until the date that is ninety (90) days after expiration of the applicable statute of limitations to which any such Pre-Closing Restructuring Tax relates; provided, however, that such obligation shall continue to survive with respect to any Tax Claim made by a Governmental Entity prior to the expiration of the foregoing survival period until such Tax Claim is resolved or settled in full and the applicable Purchaser Indemnified Party has been fully indemnified and reimbursed in full in accordance with Section 10.2(c).

Section 10.3 Indemnification by Purchaser and the Company. Effective as of and after the Closing, Purchaser shall, and shall cause the Company to, indemnify and hold harmless Parent, its Affiliates, its and their respective successors and assigns, and its and their respective directors, officers and employees (collectively, the “Parent Indemnified Parties”), from and against any and all Losses actually incurred or suffered by any of the Parent Indemnified Parties, to the extent arising out of or resulting from (i) any breach of any covenant or agreement of Purchaser, the Company or any other Transferred Entity contained in this Agreement that by its terms contemplate performance in whole or in part after the Closing; and (ii) any Chubb Liability, whether any such Liability arises before or after Closing, is known or unknown, or contingent or accrued.

Section 10.4 Indemnification Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand asserted, or any other matter or circumstance that arises, that has given or could reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except if the Indemnifying Party is prejudiced by such failure, it being agreed that any such notice must describe in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand, matter or circumstance, the provisions of this Agreement pursuant to which indemnification may be sought and an estimate of the Indemnified Party’s Losses.

(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 10.2, or Section 10.3, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within sixty (60) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party). If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 10.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third Party Claim, the Indemnifying Party shall be entitled to select counsel, contractors and consultants. Purchaser, the Company or Parent, as the case may be, shall, and shall cause each of their Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing and preserving books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or judgment does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party and the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party in its sole and absolute discretion.

(c) If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 10.2, or Section 10.3, and the Indemnified Party has a basis to seek recovery of all or a part of such Losses from a third party (a “Potential Contributor”) based on facts, events and circumstances giving rise to the right of indemnification, the Indemnified Party shall assign its rights to proceed against the Potential Contributor as necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment or, where such assignment is not permitted, use commercially reasonable efforts to recover in respect of such claim on behalf of the Indemnifying Party.

Section 10.5 Exclusive Remedy. Except with respect to the matters covered by Section 2.5 through 2.7, Section 5.9 and except for the parties’ right to seek and obtain any equitable relief pursuant to Section 11.11, the parties acknowledge and agree that, following the Closing, the indemnification provisions of this Article X shall be the sole and exclusive remedies of Parent and Purchaser for any Liabilities or Losses (including any Liabilities or Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each party may at any time suffer or incur, or become subject to, as a result of, or in connection with, the Sale or the other transactions contemplated hereby, including any breach of any representation or warranty in this Agreement by any party, or any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and the Pre-Closing Restructuring Agreements (but excluding, for the avoidance of doubt, the Ancillary Agreements and the Confidentiality Agreement). Without limiting the generality of the foregoing, Purchaser hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

Section 10.6 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Losses shall be reduced by the amount of any third-party insurance or self-insurance (including under any R&W Insurance Policy), representation and warranty or other indemnity or reimbursement proceeds that have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if such proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent such reduction of the Losses would have reduced the Indemnifying Party’s indemnification obligations), and the Indemnified Party shall use, and cause its Affiliates to use, reasonable best efforts to seek full recovery under all third-party insurance (including under any R&W Insurance Policy), representation and warranty and other indemnity and reimbursement provisions covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party.

Section 10.7 Limitation of Liability. In no event shall any Indemnifying Party have Liability to any Indemnified Party for, and Losses shall not be deemed to include, any consequential, special, incidental, exemplary, indirect, punitive or similar damages, or for any loss of future revenue, profits or income, or for any diminution in value damages measured as a multiple of earnings, revenue or any other performance metric, except for any such damages to the extent actually awarded and paid to a third party. No Indemnified Party shall have any right to assert any claim against any Indemnifying Party with respect to any Loss to the extent such alleged Loss is a possible or potential Loss the Indemnified Party believes may be asserted rather than an actual Loss that has, in fact, been actually paid or incurred by such Indemnified Party. Neither the Purchaser Indemnified Parties, on the one hand, nor the Parent Indemnified Parties, on the other hand, shall be entitled to recover more than once in respect of any Loss. Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article X to the extent any Losses were attributable to such Indemnified Party’s own fraud, gross negligence or willful misconduct.

Section 10.8 Mitigation. Each of the parties agrees to use, and to cause its Affiliates to use, its reasonable best efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder, and no Indemnifying Party shall be liable for any Losses to the extent they arise out of or result from the Indemnified Party’s failure to use commercially reasonable efforts to mitigate such Losses.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Interpretation; Absence of Presumption.

(a) It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Parent Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would have a Business Material Adverse Effect or Purchaser Material Adverse Effect, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Parent Disclosure Schedule or Purchaser Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Parent Disclosure Schedule or Purchaser Disclosure Schedule is or is not material or would have a Business Material Adverse Effect or Purchaser Material Adverse Effect for the purposes of this Agreement.

(b) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (iv) any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement; (v) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (vi) references to “$” shall mean U.S. dollars; (vii) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (viii) the word “or” shall not be exclusive; (ix) references to “written” or “in writing” include in electronic form; (x) provisions shall apply, when appropriate, to successive events and transactions; (xi) Parent and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (xii) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (xiii) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xiv) a reference to any Person includes such Person’s successors and permitted assigns; (xv) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xvi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xvii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively, and (xviii) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number. In the event of any conflict or inconsistency between the terms of this Agreement and any Ancillary Agreement, this Agreement will control.

(c) Any disclosure with respect to a Section or schedule of this Agreement, including any Section of the Parent Disclosure Schedule or the Purchaser Disclosure Schedule, shall be deemed to be disclosed for other Sections and schedules of this Agreement, including any Section of the Parent Disclosure Schedule or Purchaser Disclosure Schedule, to the extent that the relevance of such disclosure is reasonably apparent.

Section 11.2 Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 11.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 11.7.

(b) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree (A) that any Action, whether in law or in equity, whether in contract or tort or otherwise, involving the Financing Sources arising out of or related to the transactions contemplated hereby, the Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto (w) submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such courts, (x) waives any objection to laying venue in any such action or proceeding in such courts, (y) waives any objection that such courts are brought in an inconvenient forum or do not have jurisdiction over any party hereto and (z) agrees not to seek a transfer of venue on the basis that another forum is more convenient, and (B) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

(c) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN (INCLUDING WITH RESPECT TO THE FINANCING SOURCES), WHETHER SUCH CLAIMS ARE BASED IN TORT, CONTRACT OR OTHERWISE. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS (INCLUDING WITH RESPECT TO THE FINANCING SOURCES). NO PARTY WILL SEEK TO CONSOLIDATE

ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 11.5 No Third Party Beneficiaries. Except for (a) the Purchaser Indemnified Parties, the Parent Indemnified Parties and the Company Indemnified Parties pursuant to Article X, (b) the current and former directors and officers of the Transferred Entities indemnified pursuant to Section 5.10(b) and (c) the right of each of the Financing Sources under Section 11.3(b), Section 11.3(c), this Section 11.5(c), the last sentence of Section 11.9 and Section 11.16, in each case which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 11.7 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or by electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a) If to Parent:

c/o Carrier Global Corporation

13995 Pasteur Boulevard

Palm Beach Gardens, Florida 33418

Attention: Jennifer Anderson

                  Francesca Campbell

E-mail: Jennifer.Anderson1@carrier.com

              Francesca.Campbell@carrier.com

              (with a copy to legaldepartment@carrier.com)

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Scott A. Barshay

                  Laura C. Turano

E-mail: sbarshay@paulweiss.com

      lturano@paulweiss.com

(b) If to Purchaser:

c/o APi Group, Inc.

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, MN 55112

Attention: General Counsel

E-mail: Andrea.Fike@apigroupinc.us

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33301

Attention: Donn A. Beloff

                  Fiona Adams

E-mail: beloffd@gtlaw.com

              adamsf@gtlaw.com

Section 11.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided, that, subject to the last sentence of this Section 11.8, no party to this Agreement may directly or indirectly assign (whether by operation of Law or otherwise) any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement. Notwithstanding the foregoing, without relieving Purchaser of any of its obligations under this Agreement, Purchaser may assign this Agreement to a creditworthy Subsidiary of Purchaser and may collaterally assign its rights hereunder to any financial institution providing financing in connection with transactions contemplated hereby.

Section 11.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary in this Agreement, the provisions in Section 11.3(b), Section 11.3(c), Section 11.5(c), the last sentence of this Section 11.9 and Section 11.16 may not be amended, modified or waived in a manner that is adverse to any Financing Source without the prior written consent of such Financing Source.

Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. If, prior to the Outside Date, any party brings any Action in accordance with Section 11.3 to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.

Section 11.12 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Purchaser and the Company each waives and will not assert, and agrees to cause its Subsidiaries, including the Transferred Entities, to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Parent, any of its Affiliates or any shareholder, officer, employee or director of Parent or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing Parent or any of its Affiliates in connection with this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby or thereby, including Paul, Weiss, Rifkind, Wharton & Garrison LLP (the “Current Representation”).

(b) Purchaser and the Company each waives and will not assert, and agrees to cause its Subsidiaries, including the Transferred Entities, to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or its Subsidiaries, and following the Closing, with any Transferred Entity (including in respect of any claim for indemnification by Purchaser), it being the intention of the parties hereto that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Parent and that Parent, and not Purchaser, its Subsidiaries or the Transferred Entities, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after the Closing, none of Purchaser, its Subsidiaries or the Transferred Entities shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Parent and not of Purchaser, its Subsidiaries or the Transferred Entities, or to internal counsel relating to such engagement, and none of Purchaser, its Subsidiaries, the Transferred Entities or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Parent.

Section 11.13 No Admission. Nothing herein shall be deemed an admission by Purchaser, Parent or any of their respective Affiliates, in any Action or proceeding by or on behalf of a third party, that Purchaser, Parent or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 11.14 Release.

(a) Effective as of the Closing, Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), and each of their respective successors and assigns (such Persons, the “Purchaser Releasors”), hereby irrevocably, unconditionally and completely waives and releases and forever discharges Parent and its Representatives and their respective successors and assigns (such released Persons, the “Parent Releasees”), in each case from all Claims, Contracts, Losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Parent Releasees (including the Transferred Entities) occurring or failing to occur, in each case, at or prior to the Closing. Purchaser shall not make, and Purchaser shall not permit any Purchaser Releasor to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Parent Releasees with respect to any Claims, Contracts, Losses and Liabilities released pursuant to this Section 11.14(a). Notwithstanding the foregoing, Section 11.14(a) shall not constitute a release from, waiver of, or otherwise affect (i) any rights of Purchaser or its Affiliates, or the Transferred Entities or their respective Affiliates under this Agreement or any Ancillary Agreement or any Liability or Contract expressly contemplated by this Agreement or any Ancillary Agreement or any other agreement to be in effect between any of Parent, Seller, the Transferred Entities or Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) claims for Fraud, or (iii) any right of any Purchaser Indemnified Party under Article X.

(b) Effective as of the Closing, each of Parent and Seller, on behalf of itself and each of its Affiliates (including the Transferred Entities prior to the Closing), and each of their respective successors and assigns (such Persons, the “Parent Releasors”), hereby irrevocably, unconditionally and completely waives and releases and forever discharges Purchaser, the Transferred Entities and their respective Representatives and their respective successors and assigns (such released Persons, the “Purchaser Releasees”), in each case from all Claims, Contracts, Losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Purchaser Releasees occurring or failing to occur, in each case, at or prior to the Closing. Neither Parent nor Seller shall make, neither Parent nor Seller shall permit any Parent Releasor to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Purchaser Releasees with respect to any Claims, Contracts, Losses and Liabilities released pursuant to this Section 11.14(b). Notwithstanding the foregoing, Section 11.14(a) shall not constitute a release from, waiver of, or otherwise affect (i) any rights of Parent, Seller or their respective Affiliates under this Agreement or any Ancillary Agreement or any Liability or Contract expressly contemplated by this Agreement or any Ancillary Agreement or any other agreement to be in effect between any of Parent, Seller, the Transferred Entities or Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) claims for Fraud, or (iii) any right of any Parent Indemnified Party under Article X.

Section 11.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.16 Waiver of Claims against Financing Sources. Notwithstanding anything herein to the contrary, each of Parent, Seller, the Company and Purchaser (and each of their respective Representatives (in their capacity as such)) hereby waives any rights or claims against any of the Financing Sources and their respective Representatives (in their capacity as such), in any way relating to this Agreement or any agreement entered into in connection with the Financing or the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof, whether in law or in equity, whether in contract or tort or otherwise. and agrees that in no event shall any of the Financing Sources or their respective Representatives (in their capacity as such) have any Liability or obligations to any of Parent, Seller, the Company or Purchaser or their respective Representatives, in each case, relating to, arising out of or in connection with this Agreement or any agreement entered into in connection with the Financing or the transactions contemplated hereby or thereby, including any Financing. Notwithstanding the foregoing, nothing in this Section 11.16 shall in any way limit or modify Purchaser’s rights under this Agreement or any Financing Source’s obligations to Purchaser under any agreement entered into by and between such Financing Source and Purchaser.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

CARRIER GLOBAL CORPORATION

By:	/S/ David L. Gitlin
Name: David L. Gitlin
Title: Chairman & Chief Executive Officer

CARRIER INVESTMENTS UK LIMITED

By:	/S/ Christian Idzak
Name: Christian Idzak
Title: Director

CHUBB LIMITED

By:	/S/ Robert Sloss
Name: Robert Sloss
Title: Director

[Signature Page to Stock Purchase Agreement]

API GROUP CORPORATION

By:	/S/ Russell Becker
Name: Russell Becker
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]